UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Chevron Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2009

Annual Meeting and the

2009 Proxy Statement

Notice of the 2009

Annual Meeting of Stockholders

Meeting Date:	May 27, 2009

Meeting Time:	8:00 a.m., PDT

Location:	Chevron Park Auditorium 6001 Bollinger Canyon Road San Ramon, California 94583-2324

Record Date:	April 1, 2009

Agenda

•	Elect 14 Directors;

•	Ratify the appointment of the independent registered public accounting firm;

•	Approve the material terms of performance goals for performance-based awards under the Chevron Incentive Plan and the Long-Term Incentive Plan of Chevron Corporation;

•	Take action on six stockholder proposals; and

•	Transact any other business that may be properly brought before the Annual Meeting.

Admission

All stockholders are invited to attend the Annual Meeting. To be admitted, you will need a form of photo identification and either an admission ticket or other proof of ownership of Chevron common stock. Please refer to pages 6 and 7 of this Proxy Statement for information about attending the Annual Meeting. Seating at the Annual Meeting will be available on a first-come basis.

Voting

Stockholders owning Chevron common stock at the close of business on April 1, 2009, or their legal proxy holders are entitled to vote at the Annual Meeting. Please refer to page 3 of this Proxy Statement for information about our confidential voting procedures.

On or about April 13, 2009, we will mail to our stockholders either (1) a copy of our Proxy Statement, a proxy card and our Annual Report or (2) a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet.

By Order of the Board of Directors,

Lydia I. Beebe

Corporate Secretary and

Chief Governance Officer

General Information	1
Items of Business to Be Considered at the Annual Meeting	1
Appointment of Proxy Holders	1
Record Date and Voting	1
Quorum, Vote Required and Method of Counting	3
Method and Cost of Soliciting and Tabulating Votes	4
Householding Information	4
Electronic Access to Proxy Statement and Annual Report	5
Stockholder of Record Account Maintenance	5
Attending the Annual Meeting	6
Election of Directors (Item 1 on the proxy card)	8
Nominees for Directors	8
Board Operations	13
Board Committee Membership and Functions	13
Meetings and Attendance	14
Independent Lead Director	14
Independence of Directors	14
Business Conduct and Ethics Code	16
Transactions With Related Persons	16
Audit Committee Report	17
Board Nominating and Governance Committee Report	18
Management Compensation Committee Report	20
Executive Compensation	21
Compensation Discussion and Analysis	21
Summary Compensation Table	34
Grants of Plan-Based Awards in Fiscal Year 2008	38
Outstanding Equity Awards at 2008 Fiscal Year-End	39
Option Exercises and Stock Vested in Fiscal Year 2008	40
Pension Benefits Table	42
Nonqualified Deferred Compensation Table	44
Potential Payments Upon Termination or Change-in-Control	46
Equity Compensation Plan Information	52
Director Compensation	53
Stock Ownership Information	57
Security Ownership of Certain Beneficial Owners and Management	57
Section 16(a) Beneficial Ownership Reporting Compliance	58
Proposal to Ratify the Independent Registered Public Accounting Firm (Item 2 on the proxy card)	59
Proposal to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Chevron Incentive Plan (Item 3 on the proxy card)	62
Proposal to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Long-Term Incentive Plan of Chevron Corporation (Item 4 on the proxy card)	65
Stockholder Proposals	71
2009 Qualifying Stockholder Proposals	71
Submission of Future Stockholder Proposals	71
Stockholder Proposals (Items 5 through 10 on the proxy card)	72
Notice Concerning Documents Incorporated by Reference Into This Proxy Statement	84

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, California 94583-2324

April 13, 2009

2009 Proxy Statement

General Information

Your Board of Directors is providing you with these proxy materials in connection with the solicitation of proxies to be voted at our 2009 Annual Meeting of Stockholders and at any postponement or adjournment of the Annual Meeting. In this Proxy Statement, Chevron may also be referred to as “we,” “our,” “the Company” or “the Corporation.”

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

Your Board is asking you to vote on the following items at the Annual Meeting:

•	Elect 14 Directors named in this Proxy Statement;

•	Ratify the appointment of the independent registered public accounting firm;

•	Approve the material terms of performance goals for performance-based awards under the Chevron Incentive Plan;

•	Approve the material terms of performance goals for performance-based awards under the Long-Term Incentive Plan of Chevron Corporation; and

•	Six stockholder proposals.

APPOINTMENT OF PROXY HOLDERS

Your Board asks you to appoint David J. O’Reilly, Charles A. James and Lydia I. Beebe as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the proxy card provided to you and using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board.

Unless you indicate otherwise on the proxy card or through the telephone or Internet voting procedures, you also authorize your proxy holders to vote your shares on any matters that are not known by your Board as of the date of this Proxy Statement and that may be properly presented for action at the Annual Meeting.

RECORD DATE AND VOTING

Stockholders owning Chevron common stock at the close of business on April 1, 2009, the Record Date, or their legal proxy holders are entitled to vote at the Annual Meeting.

Your Board strongly encourages you to exercise your right to vote. Your vote is important. Voting early helps ensure that we receive a quorum of shares necessary to hold the Annual Meeting. Many stockholders do not vote, so the stockholders who do vote influence the outcome of the election in greater proportion than their percentage ownership of Chevron.

General Information (Continued)

Stockholders of record (i.e., stockholders who own their shares in their own name on the books of the corporation) can vote by telephone, on the Internet or by mail as described below. Street name stockholders (i.e. stockholders who own their shares through a bank, broker or other holder of record) can vote by the method explained on the proxy card, voting instruction card or other information you receive from the bank, broker or other holder of record. We encourage you to vote on the Internet. It is convenient, and it saves us significant postage and processing costs. In addition, when you vote on the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

The telephone and Internet voting procedures are designed to verify that you are a stockholder of record by use of a control number and to allow you to confirm that your voting instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. EDT on May 26, 2009.

Voting by Telephone. You may vote by proxy by using the toll-free number listed on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Voting on the Internet. You may vote by proxy on the Internet. The Web site for Internet voting is www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

Voting by Mail. You may vote by proxy by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided.

Voting in Person at the Annual Meeting. You may vote by proxy by completing, signing, dating and returning your proxy card in person at the Annual Meeting. Your Board recommends that you vote using one of the other voting methods since it is not practical for most stockholders to attend the Annual Meeting. However, the method by which you vote your proxy card will not limit your right to vote at the Annual Meeting if you decide to attend in person. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record to be able to vote in person at the Annual Meeting.

Revoking Your Voting Instructions to Your Proxy Holders. If you are a stockholder of record and you vote by proxy using any method, you may later revoke your proxy instructions by:

—sending a written statement to that effect to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, California, 94583-2324;

—submitting a proxy card with a later date and signed as your name appears on the stock account;

—voting at a later time by telephone or the Internet; or

—voting in person at the Annual Meeting.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the bank, broker or other holder of record in accordance with that entity’s procedures.

General Information (Continued)

Confidential Voting. Chevron has a confidential voting policy to protect the privacy of our stockholders’ votes. Under this policy, ballots, proxy cards and voting instructions returned to banks, brokers and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions. Anyone who processes or inspects the ballots, proxy cards and voting instructions signs a pledge to treat them as confidential. None of these persons is a Chevron Director, officer or employee. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy cards and voting instructions only in the event of a proxy contest or as otherwise required by law.

QUORUM, VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the Record Date, there were 2,004,671,797 shares of Chevron common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote.

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented at the meeting, either by the stockholders attending in person or by the proxy holders. If you indicate an abstention as your voting preference in all matters, your shares will be counted toward a quorum but will not be voted on any matter.

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion on any of the matters scheduled to come before the meeting other than on Items 3 through 10 on the proxy card. If you do not give your bank, broker or other holder of record instructions on how to vote your shares on the stockholder proposals, your shares will not be voted on these matters.

If you have shares in an employee benefits plan and do not vote those shares, your trustee may vote your shares in accordance with the terms of the plan.

The required vote and method of calculation for the various business matters to be considered at the Annual Meeting are as follows:

Item 1—Election of Directors

Each outstanding share of Chevron common stock is entitled to one vote for each of the Director nominees named in this Proxy Statement. Each Director nominee who receives a majority of the votes cast (number of shares voted “for” a Director nominee must exceed the number of shares voted “against” that Director nominee, excluding abstentions) will be elected a Director, provided that if the number of Director nominees exceeds the number of Directors to be elected, the Directors shall be elected by a plurality of the shares present in person or by proxy at the Annual Meeting or any adjournment thereof and entitled to vote on the election of Directors. If you do not wish your shares to be voted with respect to a particular Director nominee, you may “abstain” by so indicating in the space provided on the proxy form or abstain as prompted during the telephone or Internet voting instructions.

Under Chevron’s By-Laws, in an uncontested election any current Director who receives more “against” votes than “for” votes must submit an offer of resignation to the Board Nominating and Governance Committee. The Committee must then consider all relevant facts, including the Director’s qualifications and past and expected future contributions, the overall composition of the Board, and whether Chevron would meet regulatory or similar requirements without the Director, and make a recommendation to the Board on what action to take with respect to the offer of resignation.

General Information (Continued)

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion on the election of Directors.

Item 2—Proposal to Ratify the Independent Registered Public Accounting Firm is approved if the number of shares voted in favor exceeds the number of shares voted against.

Items 3 and 4—Proposals to Approve Material Terms of Performance Goals for Performance-Based Awards Under the Chevron Incentive Plan and Long-Term Incentive Plan of Chevron Corporation are approved if the number of shares voted in favor exceeds the number of shares voted against.

Items 5 through 10—Stockholder Proposals are each approved if the number of shares voted in favor exceeds the number of shares voted against.

Any shares not voted on Items 3 through 10 (whether by abstention, broker nonvote or otherwise) will have no impact on that particular item.

METHOD AND COST OF SOLICITING AND TABULATING VOTES

Chevron will bear the costs of soliciting and tabulating your votes. Chevron has retained Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. Georgeson Inc. will act as our proxy solicitor in soliciting votes, at an estimated cost of $25,000 plus its reasonable out-of-pocket expenses. Chevron employees, personally, by telephone, by email or otherwise, may solicit your votes without additional compensation.

Chevron will reimburse banks, brokers and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. We estimate that this reimbursement will cost Chevron less than $2 million. The actual amount will depend on variables such as the number of proxy packages mailed, the number of stockholders receiving electronic delivery and postage costs. See “Electronic Access to Proxy Statement and Annual Report” below for information on how you can help reduce printing and mailing costs.

Broadridge Financial Solutions, Inc., will be the proxy tabulator and IVS Associates, Inc., will act as the Inspector of Election.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials. This procedure will reduce our printing costs and postage fees.

If you or another stockholder of record with whom you share an address are receiving multiple copies of the Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials, you can request to receive a single copy of these materials in the future by calling Broadridge Financial Solutions, Inc., toll-free at 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you or another stockholder of record with whom you share an address wish to receive a separate Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials, we will promptly deliver it to you if you request it by contacting Broadridge Financial Solutions, Inc., in the same manner described above.

General Information (Continued)

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

If you are a street name stockholder, you can request householding by contacting your bank, broker or other holder of record.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to your home or business. If you choose to receive future proxy materials by email, you will receive an email with instructions containing a link to the Web site where those materials are available as well as a link to the proxy voting Web site.

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If you are a stockholder of record, you may enroll in the electronic delivery service by going directly to www.icsdelivery.com/cvx. You may revoke your electronic delivery election at this site at any time and request a paper copy of the Proxy Statement and Annual Report.

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If you are a street name stockholder, you may also have the opportunity to receive copies of the Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other holder of record concerning the availability of this service.

This year, we are again furnishing proxy materials over the Internet to a number of our stockholders under a new Securities and Exchange Commission rule. Under this new rule, many of our stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2008 Annual Report. The Notice contains instructions on how to access those documents over the Internet and how stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2008 Annual Report and a proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this new process will conserve natural resources and reduce the costs of printing and distributing our proxy materials. We remind stockholders who receive a Notice that the Notice is not itself a proxy card.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to Be Held on May 27, 2009

The Notice of Annual Meeting, Proxy Statement and

2008 Annual Report are available at www.proxyvote.com.

At www.proxyvote.com, stockholders can view these materials, cast their vote and request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

STOCKHOLDER OF RECORD ACCOUNT MAINTENANCE

Our transfer agent is BNY Mellon Shareowner Services. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries about the requirements to transfer shares and similar issues can be handled by calling Chevron Stockholder Services’ toll-free number, 1-800-368-8357, or by contacting BNY Mellon Shareowner Services through its Web site at www.melloninvestor.com.

General Information (Continued)

In addition, you can access your account through BNY Mellon Shareowner Services’ Web site. You can view your current balance, access your account history, sell shares held in the Chevron Investor Services Program, and obtain current and historical stock prices. To access your account on the Internet, visit www.melloninvestor.com/isd and enter your Investor ID and your PIN. The Investor ID can be found on your account statement or dividend check stub.

If you are a street name stockholder, you may contact your bank, broker or other holder of record with questions concerning your account.

ATTENDING THE ANNUAL MEETING

Only stockholders or their legal proxy holders are invited to attend the Annual Meeting. The meeting will be held at the Chevron Park Auditorium, 6001 Bollinger Canyon Road, San Ramon, California 94583-2324. To be admitted, you will need a form of photo identification and either an admission ticket or other proof of ownership of Chevron common stock.

If you are a stockholder of record, an admission ticket is attached to your proxy card. If you plan to attend the Annual Meeting, please vote your proxy, but keep your admission ticket and bring it with you to the Annual Meeting. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a stockholder.

If you are a street name stockholder, you must present proof of your ownership of Chevron common stock, such as a recent bank or brokerage account statement to receive an admission ticket and be admitted to the Annual Meeting. You can also obtain an admission ticket in advance by mailing a written request, along with proof of your ownership of Chevron common stock, to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

If you are not a stockholder, you will be admitted only if you have a valid legal proxy and form of photo identification.

General Information (Concluded)

No cameras; recording equipment; electronic devices, including cell phones; large bags; briefcases; or packages will be permitted in the Annual Meeting.

Election of Directors

(Item 1 on the proxy card)

Your Board is nominating 14 individuals named in this Proxy Statement for election as Directors. A report by the Board Nominating and Governance Committee in the “Board Operations” section of this Proxy Statement and Chevron’s Corporate Governance Guidelines (available at www.chevron.com and available in print upon request) describe the processes used to determine the qualifications and independence of each nominee and the effectiveness of the Board and its committees.

The persons named as proxy holders on the proxy card will vote your shares FOR the 14 nominees unless you vote against or abstain in the spaces provided on the proxy card or as prompted during the telephone or Internet voting instructions. Directors are elected annually and serve for a one-year term and until their successors are elected. If any nominee is unable to serve as a Director, which we do not anticipate, the Board by resolution may reduce the number of Directors or choose a substitute.

NOMINEES FOR DIRECTORS

Your Board unanimously recommends a vote FOR each of these nominees.

SAMUEL H. ARMACOST

Lead Director;

Director since 1982

Mr. Armacost, age 70, has been Chairman of SRI International, formerly Stanford Research Institute, an independent research, technology development and commercialization organization, since 1998.

Prior Positions Held: Mr. Armacost was a Managing Director of Weiss, Peck & Greer LLC from 1990 until 1998. He was Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986.

Public Company Directorships: Callaway Golf Company; Del Monte Foods Company; Exponent, Inc.; Franklin Resources Inc.

Other Directorships and Memberships: Bay Area Council; Bay Area Scientific Infrastructure Consortium.

LINNET F. DEILY Director since 2006 Ms. Deily, age 63, was a Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005.

Prior Positions Held: Ms. Deily was Vice Chairman of Charles Schwab Corporation from 2000 until 2001. She was previously President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional Services for Investment Managers from 1996 until 1998. Prior to joining Schwab, she was Chairman, President and Chief Executive Officer from 1990 until 1996 and President and Chief Operating Officer from 1988 until 1990 of the First Interstate Bank of Texas.

Public Company Directorships: Honeywell International Inc.

Other Directorships and Memberships: Greater Houston Partnership; Museum of Fine Arts, Houston; Houston Zoo; St. Luke’s Hospital, Houston; Houston Endowment.

Election of Directors (Continued)

ROBERT E. DENHAM Director since 2004 Mr. Denham, age 63, has been a Partner of Munger, Tolles & Olson LLP, a law firm, since 1998 and from 1973 until 1991.

Prior Positions Held: Mr. Denham was Chairman and Chief Executive Officer of Salomon Inc. from 1992 until 1997. In 1991, he was General Counsel of Salomon and its subsidiary, Salomon Brothers.

Public Company Directorships: The New York Times Company; Wesco Financial Corporation; Fomento Económico Mexicano, S.A. de C.V.

Other Directorships and Memberships: John D. and Catherine T. MacArthur Foundation.

ROBERT J. EATON Director since 2000 Mr. Eaton, age 69, is the retired Chairman of the Board of Management of DaimlerChrysler AG, a manufacturer of automobiles.

Prior Positions Held: Mr. Eaton was the Chairman of the Board of Management of DaimlerChrysler AG from 1998 until 2000. He was Chairman of the Board and Chief Executive Officer of Chrysler Corporation from 1993 until 1998. He was Vice Chairman and Chief Operating Officer of Chrysler Corporation from 1992 until 1993.

Other Memberships: Fellow, Society of Automotive Engineers; Fellow, Engineering Society of Detroit; National Academy of Engineering.

ENRIQUE HERNANDEZ, JR. Director since 2008 Mr. Hernandez, age 53, has been President and Chief Executive Officer of Inter-Con Security Systems, Inc., a global security services provider, since 1986.

Prior Positions Held: Mr. Hernandez was an associate in the law firm of Brobeck, Phleger & Harrison from 1981 until 1985.

Public Company Directorships: McDonald’s Corporation; Nordstrom, Inc.; Wells Fargo & Company.

Other Directorships and Memberships: Harvard College Visiting Committee; Harvard University Resources Committee; University of Notre Dame Board of Trustees.

Election of Directors (Continued)

DR. FRANKLYN G. JENIFER Director since 1993 Dr. Jenifer, age 70, is President Emeritus of the University of Texas at Dallas, a doctoral-level institution.

Prior Positions Held: Dr. Jenifer was President of the University of Texas at Dallas from 1994 until 2005. He was President of Howard University from 1990 until 1994. Prior to that, he was Chancellor of the Massachusetts Board of Regents of Higher Education from 1986 until 1990.

Other Directorships and Memberships: Mountainside Hospital Merit Health Systems, Inc.

SENATOR SAM NUNN Director since 1997 Senator Nunn, age 70, has been Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative, a charitable organization, since 2001.

Prior Positions Held: Senator Nunn was a Partner of King & Spalding, a law firm, from 1997 until 2003. He served as U.S. Senator from Georgia from 1972 until 1996. During his tenure in the U.S. Senate, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business committees.

Public Company Directorships: The Coca-Cola Company; Dell Inc.; General Electric Company.

Other Directorships and Memberships: Distinguished Professor, Sam Nunn School of International Affairs at the Georgia Institute of Technology; Chairman, Center for Strategic and International Studies.

DAVID J. O’REILLY Director since 1998 Mr. O’Reilly, age 62, has been Chairman of the Board and Chief Executive Officer of Chevron since January 2000.

Prior Positions Held: Mr. O’Reilly was Vice Chairman of the Board of Chevron from 1998 through 1999. He was a Vice President of Chevron from 1991 until 1998. He was President of Chevron Products Company from 1994 until 1998. He was a Senior Vice President and Chief Operating Officer of Chevron Chemical Company from 1989 until 1991.

Other Directorships and Memberships: American Petroleum Institute; Peterson Institute for International Economics; Business Council; Business Roundtable; JPMorgan International Council; World Economic Forum’s International Business Council; National Petroleum Council; American Society of Corporate Executives; King Fahd University of Petroleum and Minerals International Advisory Board.

Election of Directors (Continued)

DR. DONALD B. RICE

Director since 2005

Dr. Rice, age 69, served from 2002 through 2007 as Chairman of the Board and, since 1996, as President and Chief Executive Officer of Agensys, Inc., a private biotechnology company (since December 2007, an operating subsidiary of Astellas Pharma, Inc.).

Prior Positions Held: Dr. Rice was President and Chief Operating Officer of Teledyne, Inc., from 1993 until 1996. He was Secretary of the Air Force from 1989 until 1993. He was President and Chief Executive Officer of the RAND Corporation from 1972 until 1989.

Public Company Directorships: Vulcan Materials Co.; Wells Fargo & Company.

Other Directorships and Memberships: RAND Corporation Board of Trustees; Chairman, Pardee RAND Graduate School Board of Governors.

KEVIN W. SHARER

Director since 2007

Mr. Sharer, age 61, has been, since January 2001, Chairman of the Board and, since May 2000, Chief Executive Officer and President of Amgen Inc., a biotechnology company.

Prior Positions Held: From 1992 until 2000, Mr. Sharer served as President and Chief Operating Officer of Amgen. From 1989 until 1992, Mr. Sharer was President of the Business Markets Division of MCI Communications Corporation. From 1984 until 1989, Mr. Sharer served in numerous executive capacities at General Electric Company.

Public Company Directorships: Amgen Inc.; Northrop Grumman Corporation.

Other Directorships and Memberships: Los Angeles County Museum of Natural History; U.S. Naval Academy Foundation.

CHARLES R. SHOEMATE Director since 1998 Mr. Shoemate, age 69, is the retired Chairman, President and Chief Executive Officer of Bestfoods, a manufacturer of food products.

Prior Positions Held: Mr. Shoemate was Chairman of the Board and Chief Executive Officer of Bestfoods, formerly CPC International, from 1990 until 2000. He was elected President and a member of the Board of Directors of Bestfoods in 1988.

Election of Directors (Concluded)

DR. RONALD D. SUGAR

Director since 2005

Dr. Sugar, age 60, has been Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global defense and technology company, since 2003.

Prior Positions Held: Dr. Sugar was President and Chief Operating Officer of Northrop Grumman Corporation from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc., from 2000 until 2001.

Public Company Directorships: Northrop Grumman Corporation.

Other Directorships and Memberships: Aerospace Industries Association; Boys & Girls Clubs of America; Los Angeles Philharmonic Association; National Academy of Engineering; Pearl Harbor Memorial Fund; Royal Aeronautical Society; University of Southern California Board of Trustees.

CARL WARE Director since 2001 Mr. Ware, age 65, is a retired Executive Vice President of The Coca-Cola Company, a manufacturer of beverages.

Prior Positions Held: Mr. Ware was a Senior Advisor to the CEO of The Coca-Cola Company from 2003 until 2005 and was an Executive Vice President, Global Public Affairs and Administration, from 2000 until 2003. He was President of The Coca-Cola Company’s Africa Group, with operational responsibility for 50 countries in sub-Saharan Africa from 1991 until 2000.

Public Company Directorships: Coca-Cola Bottling Co. Consolidated; Cummins Inc.

Other Directorships and Memberships: Atlanta Falcons; Clark Atlanta University Board of Trustees; PGA TOUR Golf Course Properties, Inc.

JOHN S. WATSON Director since 2009 Mr. Watson, age 52, has been Vice Chairman of Chevron since 2009.

Prior Positions Held: Mr. Watson was previously Chevron’s Executive Vice President of Strategy and Development since 2008. From 2005 until 2007, he was President of Chevron International Exploration and Production, and from 2001 until 2005, he was Chief Financial Officer. He was named Vice President responsible for strategic planning in 1998. Mr. Watson joined Chevron Corporation in 1980.

Other Directorships and Memberships: Animal Rescue Foundation.

Board Operations

BOARD COMMITTEE MEMBERSHIP AND FUNCTIONS

Chevron’s Board of Directors has four standing committees: Audit, Board Nominating and Governance, Management Compensation, and Public Policy. The Audit, Board Nominating and Governance, and Management Compensation Committees are each constituted and operated according to the requirements of the Securities Exchange Act of 1934 and related rules and the New York Stock Exchange (NYSE) Corporate Governance Standards. Each Committee is governed by a written charter that can be viewed on the Chevron Web site at www.chevron.com and is available in print upon request. In addition, each member of the Audit Committee is independent and financially literate, as such terms are defined under the Securities Exchange Act of 1934 and related rules and the NYSE Corporate Governance Standards.

Committees and Membership		Committee Functions
AUDIT Charles R. Shoemate, Chairman† Linnet F. Deily† Robert E. Denham† Enrique Hernandez, Jr.† Franklyn G. Jenifer*	—	Selects the independent registered public accounting firm for endorsement by the Board and ratification by the stockholders;
	—	Reviews reports of independent and internal auditors;
	—	Reviews and approves the scope and cost of all services (including nonaudit services) provided by the independent registered public accounting firm;
	—	Monitors the effectiveness of the audit process and financial reporting;
	—	Reviews the adequacy of financial and operating controls;
	—	Monitors Chevron’s compliance programs; and
	—	Evaluates the effectiveness of the Committee.
BOARD NOMINATING AND GOVERNANCE Samuel H. Armacost, Chairman Sam Ginn** Sam Nunn Donald B. Rice Kevin W. Sharer Carl Ware	—	Evaluates the effectiveness of the Board and its Committees and recommends changes to improve Board, Board Committee and individual Director effectiveness;
	—	Assesses the size and composition of the Board;
	—	Recommends prospective Director nominees;
	—	Reviews and approves nonemployee Director compensation; and
	—	Periodically reviews and recommends changes as appropriate in Chevron’s Corporate Governance Guidelines, Restated Certificate of Incorporation, By-Laws and other Board-adopted governance provisions.
MANAGEMENT COMPENSATION Robert J. Eaton, Chairman Donald B. Rice Kevin W. Sharer Ronald D. Sugar Carl Ware	—	Reviews and recommends to the independent Directors the salary and other compensation matters for the CEO;
	—	Reviews and approves salaries and other compensation matters for executive officers other than the CEO;
	—	Administers Chevron’s incentive compensation and equity-based plans, including the Employee Savings Investment Plan Restoration Plan, the Chevron Incentive Plan, the Long-Term Incentive Plan and the Deferred Compensation Plan for Management Employees;
	—	Reviews Chevron’s strategies and supporting processes for management succession planning, leadership development, executive retention and diversity; and
	—	Evaluates the effectiveness of the Committee.
PUBLIC POLICY Sam Nunn, Chairman Samuel H. Armacost Robert J. Eaton Sam Ginn** Ronald D. Sugar	—	Identifies, monitors and evaluates domestic and international social, political and environmental trends and issues that affect Chevron’s activities and performance; and
	—	Recommends to the Board policies, programs and strategies concerning such issues.
	—	Evaluates the effectiveness of the Committee.

† “Audit Committee Financial Expert” as determined by the Board under the rules of the Securities Exchange Act of 1934.

*   Effective as of the 2009 Annual Meeting, Dr. Jenifer will serve on the Board Nominating and Governance Committee and the Public Policy Committee.

** Mr. Ginn will retire from the Board just prior to the 2009 Annual Meeting, in accordance with Chevron’s Director Retirement Policy contained in our Corporate Governance Guidelines.

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MEETINGS AND ATTENDANCE

In 2008, your Board held eight regularly scheduled Board meetings, all of which included executive sessions of independent directors, and 25 Board committee meetings, which included 10 Audit Committee, five Board Nominating and Governance Committee, seven Management Compensation Committee, and three Public Policy Committee meetings.

All Directors attended 85% or more of the Board meetings and their Board committee meetings during 2008. Chevron’s policy regarding Directors’ attendance at the Annual Meeting, as described in the “Board Agenda and Meetings” section of Chevron’s Corporate Governance Guidelines (available at www.chevron.com), is that all Directors are expected to attend, absent extenuating circumstances. Last year, all Directors attended the 2008 Annual Meeting.

INDEPENDENT LEAD DIRECTOR

The Board has a Lead Director who is also an independent Director. Currently, Mr. Armacost is the Lead Director. The Lead Director is elected annually by the independent Directors. As described in the “Lead Director” section of Chevron’s Corporate Governance Guidelines, the Lead Director’s responsibilities are to:

•	Chair all meetings of the independent Directors, including executive sessions;

•	Serve as liaison between the Board Chairman and the independent Directors;

•	Consult with the Board Chairman on and approve agendas and schedules for Board meetings;

•	Consult with the Board Chairman on other matters pertinent to Chevron and the Board;

•	Call meetings of the independent Directors; and

•	Communicate with major stockholders.

Any stockholder can communicate with the Lead Director or any of the other Directors in the manner described in the Board Nominating and Governance Committee Report in this Proxy Statement.

INDEPENDENCE OF DIRECTORS

The Board has affirmatively determined that each nonemployee Director (Mr. Armacost, Ms. Deily, Mr. Denham, Mr. Eaton, Mr. Hernandez, Dr. Jenifer, Sen. Nunn, Dr. Rice, Mr. Sharer, Mr. Shoemate, Dr. Sugar and Mr. Ware) is independent in accordance with the NYSE Corporate Governance Standards and that no material relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. During 2008, the Board also affirmatively determined that General James L. Jones, who resigned from the Board in December 2008 due to his appointment as National Security Advisor, and Mr. Sam Ginn, who will retire from the Board just prior to the 2009 Annual Meeting in accordance with Chevron’s Director Retirement Policy, were independent.

For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with Chevron. In making its determination, the Board adheres to the specific tests for independence included in the NYSE Corporate Governance

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Standards. In addition, the Board has determined that the following relationships of Chevron Directors are categorically immaterial if any transaction was conducted in the ordinary course of business:

•	director of another entity if business transactions between Chevron and that entity do not exceed $5 million or 5% of the receiving entity’s consolidated gross revenues, whichever is greater;

•

director of another entity if Chevron’s discretionary charitable contributions to that entity do not exceed $1 million or 2% of that entity’s gross revenues, whichever is less, and if the charitable contributions are consistent with Chevron’s philanthropic practices; and

•

relationship arising solely from a Director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Chevron as long as the Director’s ownership interest does not exceed 2% of the total equity or partnership interest in that other party.

These independence standards are contained in our Corporate Governance Guidelines, which are available on our Web site at www.chevron.com and are available in print upon request.

During 2008, Mr. Armacost, Ms. Deily, Mr. Denham, Mr. Hernandez, Gen. Jones, Sen. Nunn, Dr. Rice, Mr. Sharer, Dr. Sugar and Mr. Ware were directors of for-profit entities with which Chevron conducts business in the ordinary course. They and Mr. Ginn were also directors of, trustees of or similar advisors to not-for-profit entities to which Chevron contributed funds in 2008. The Board determined that all of these transactions and contributions were within the first and second categorical standards described above (except as noted below) and are therefore immaterial.

The Board reviewed the following relationships and transactions that existed or occurred in 2008 that are not covered by the categorical standards described above:

•

For Mr. Armacost, the Board considered that in 2008, Chevron made contributions to the Bay Area Council (a not-for profit advocate of the San Francisco Bay Area and communities) amounting to less than 3.3% of the Council’s most recently reported annual gross revenues. Chevron has made contributions to the Council each year since 1996. Mr. Armacost has been a member of the Council’s board of directors, which consists of over 140 members, since 1999 and is not compensated for his services. The Board, noting Chevron’s significant presence in the Bay Area and the fact that Chevron’s practice of contributing to the Council predates Mr. Armacost’s service as a director of the Council, concluded that the 2008 contributions were made in the ordinary course of business, were not related to Mr. Armacost’s position as a director of the Council and would not impair Mr. Armacost’s independence.

•

For Ms. Deily, the Board considered that in 2008, Chevron made contributions to the Greater Houston Partnership (a not-for-profit advocate of Houston’s business community) amounting to less than 3.6% of the Partnership’s most recently reported annual gross revenues. Chevron has made contributions to the Partnership each year since 1997, and a Houston-based Chevron executive serves on the Partnership’s board. Ms. Deily has been a member of the Partnership’s board of directors, which consists of over 130 members, since May 2006 and is not compensated for her services. The Board, noting Chevron’s significant presence in Houston and the fact that Chevron’s practice of contributing to the Partnership predates Ms. Deily’s service as a director of the Partnership and as a Chevron Director, concluded that the 2008 contributions were made in the ordinary course of business, were not related to Ms. Deily’s position as a director of the Partnership and would not impair Ms. Deily’s independence.

•

For Gen. Jones (who resigned from the Board in December 2008 due to his appointment as National Security Advisor), the Board considered that in 2008, Chevron made contributions to the U.S. Chamber of Commerce amounting to less than 0.55% of the Chamber’s most recently

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reported annual gross revenues. Gen. Jones was not a director or executive officer of the Chamber, although he was the President and Chief Executive Officer of the Chamber’s Institute for 21st Century Energy. The Board concluded that, given Chevron’s interest in the Chamber’s various initiatives and the fact that most of the 2008 contributions related to the Chamber’s Business Civic Leadership Center, these contributions were made in the ordinary course of business, were not related to Gen. Jones’ position at the Institute and would not impair Gen. Jones’ independence.

•

For Dr. Sugar, the Board considered that in 2008, Chevron purchased products from and sold products to Northrop Grumman Corporation, in the ordinary course of business, amounting to less than .02% of Northrop Grumman’s and less than .001% of Chevron’s most recently reported annual consolidated gross revenues. Dr. Sugar is the Chairman and Chief Executive Officer of Northrop Grumman. The Board concluded that these transactions would not impair Dr. Sugar’s independence.

BUSINESS CONDUCT AND ETHICS CODE

We have adopted a code of business conduct and ethics for Directors, officers (including the Company’s Chief Executive Officer, Chief Financial Officer and Comptroller) and employees, known as the Business Conduct and Ethics Code. The code is available on our Web site at www.chevron.com and is available in print upon request. We will post any amendments to the code on our Web site.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

It is our policy that all employees and Directors as well as their family members must avoid any activity that is in conflict with or has the appearance of conflicting with Chevron’s business interests. This policy is included in our Business Conduct and Ethics Code. Directors and executive officers must inform the Chairman and Corporate Secretary and Chief Governance Officer when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each Director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

The Board has charged the Board Nominating and Governance Committee to review related person transactions as defined by the Securities and Exchange Commission (SEC) rules. The Committee has adopted guidelines to assist it with this review. Under these guidelines, all executive officers, directors and director nominees must promptly advise the Corporate Secretary and Chief Governance Officer of any proposed or actual business and financial affiliations involving themselves or their immediate family members that, to the best of their knowledge after reasonable inquiry, could reasonably be expected to give rise to a reportable related person transaction. The Corporate Secretary and Chief Governance Officer will prepare a report summarizing any potentially reportable transactions, and the Committee will review these reports and determine whether to approve or ratify the identified transaction. The Committee has identified the following categories of transactions that shall be deemed to be preapproved by the Committee, even if the aggregate amount involved exceeds $120,000, the reporting threshold identified in the SEC rules:

•

compensation paid to an executive officer if that executive officer’s compensation is otherwise reported in our Proxy Statement or if the executive officer is not an immediate family member of another Chevron executive officer or director;

•	compensation paid to a Director for service as a Director if that compensation is otherwise reportable in our Proxy Statement;

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•	transactions in which the related person’s interest arises solely as a stockholder and all stockholders receive the same benefit on a pro rata basis;

•

transactions involving competitive bids (unless the bid is awarded to a related person who was not the lowest bidder or unless the bidding process did not involve the use of formal procedures normally associated with our bidding procedures);

•	transactions including services as a common or contract carrier or public utility in which rates or charges are fixed by law;

•	transactions involving certain banking related services under terms comparable with similarly situated transactions;

•

transactions conducted in the ordinary course of business in which our Director’s interest arises solely because he or she is a director of another entity and the transaction does not exceed $5 million or 5% (whichever is greater) of the receiving entity’s consolidated gross revenues for that year;

•

charitable contributions by Chevron to an entity in which our Directors’ interest arises solely because he or she is a director, trustee or similar advisor to the entity and the contributions do not exceed, in the aggregate, $1 million or 2% (whichever is less) of that entity’s gross revenues for that year; and

•

transactions conducted in the ordinary course of business and our Director’s interest arises solely because he or she owns an equity or limited partnership interest in the entity and the transaction does not exceed 2% of the total equity or partnership interests of the entity.

The Committee reviews all relevant information, including the amount of all business transactions involving Chevron and the entity with which the Director or executive officer is associated, and determines whether to approve or ratify the transaction. A Committee member will abstain from decisions regarding transactions involving that director or his or her family members.

Related Person Transactions

A son-in-law of Mr. Peter J. Robertson, our Vice Chairman until April 2009, is employed by the Company with annual compensation, including a starting bonus, of approximately $130,000 plus employee benefits.

The stepmother of Vice Chairman John S. Watson and Mr. Watson’s late father’s estate (of which Mr. Watson, his stepmother and several of his immediate family members are beneficiaries) are receiving payments from a law firm in connection with the firm’s buyout in January 2008 of Mr. Watson’s father’s partnership and real property interests. In late 2008, subsequent to Mr. Watson’s father’s withdrawal from this law firm and death, Chevron retained the firm and expects to pay it approximately $180,000 in fees in 2009.

The Board Nominating and Governance Committee has reviewed and approved or ratified these transactions under the standards described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists your Board in fulfilling its responsibility to oversee management’s implementation of Chevron’s financial reporting process. The Audit Committee Charter can be viewed on the Chevron Web site at www.chevron.com and is available in print upon request. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2008 Annual Report on Form 10-K with Chevron’s management and its independent registered public accounting firm. Management is responsible for the financial statements and the reporting

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process, including the system of disclosure controls and procedures and internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Chevron’s financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, including those required by Statements on Auditing Standards No. 61 and No. 90 (Audit Committee Communications), as amended. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Chevron and its management; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and considered whether the provision of nonaudit services was compatible with maintaining the accounting firm’s independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended to your Board that the audited financial statements be included in Chevron’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Respectfully submitted on February 25, 2009, by the members of the Audit Committee of your Board:

Charles R. Shoemate, Chairman

Linnet F. Deily

Robert E. Denham

Enrique Hernandez, Jr.

Franklyn G. Jenifer

BOARD NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Board Nominating and Governance Committee is responsible for defining and assessing qualifications for Board membership, identifying qualified Director candidates, assisting the Board in organizing itself to discharge its duties and responsibilities, and providing oversight on Chevron’s corporate governance practices and policies, including an effective process for stockholders to communicate with the Board. The Committee is composed entirely of independent Directors as defined by the NYSE Corporate Governance Standards and operates under a written charter. The Committee’s charter is available on the Chevron Web site at www.chevron.com and is available in print upon request. The Committee submits this report to stockholders to report on its role.

When making recommendations to the Board about individuals to be nominated for election to the Board by the stockholders, the Committee follows the Board membership qualifications and nomination procedures identified in Chevron’s Corporate Governance Guidelines. Generally, the membership qualifications are that an individual have:

•

the highest professional and personal ethics and values, consistent with The Chevron Way and our Business Conduct and Ethics Code, both of which are available on the Chevron Web site at www.chevron.com;

•	broad experience at the policy-making level in business, government, education, technology or public interest;

•	the ability to provide insights and practical wisdom based on the individual’s experience and expertise;

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•	a commitment to enhancing stockholder value;

•	sufficient time to effectively carry out duties as a Director (service on boards of public companies should be limited to no more than five); and

•	independence (at least a majority of the Board must consist of independent Directors, as defined by the NYSE Corporate Governance Standards).

The Committee uses a skills and qualifications matrix to ensure that the overall Board maintains a balance of knowledge and experience. The Committee carefully reviews all Director candidates, including current Directors, in light of these qualifications based on the context of the current and anticipated composition of the Board, the current and anticipated operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, education, experience, length of service and such other factors as it deems appropriate given the current and anticipated needs of the Board and the Company to maintain a balance of knowledge, experience and capability.

Under our Corporate Governance Guidelines, the Committee considers all candidates recommended by our stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary and Chief Governance Officer at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, stating the recommended candidate’s name and qualifications for Board membership. When considering candidates recommended by stockholders, the Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above.

In addition to stockholder recommendations, the Committee receives Director candidates for consideration for nomination to the Board from other sources. Board members periodically suggest possible candidates, and from time to time, the Committee may engage a third party to assist in identifying potential candidates.

Since the 2008 Annual Meeting, the Board has added two new members, Enrique Hernandez, Jr., and John S. Watson. General James L. Jones resigned from the Board in December 2008 due to his appointment as National Security Advisor. Mr. Sam Ginn will retire from the Board just prior to the 2009 Annual Meeting, in accordance with Chevron’s Director Retirement Policy contained in our Corporate Governance Guidelines. Mr. Watson replaced Mr. Robertson, who retired as Chevron’s Vice Chairman in April 2009. In connection with the 2009 Annual Meeting, the Committee evaluated current and anticipated operating requirements and the Board’s current profile and recommended a Board size of 14 members. All nominees for election as Directors are current Directors. The Committee recommended and the Board determined that all nonemployee Director nominees met the Board’s definition of independence, none having a material relationship with Chevron. In making its independence determination, the Board adhered to all of the specific tests for independence included in the NYSE Corporate Governance Standards. In addition, the Committee made recommendations to the Board on the Board Committee assignments, Committee chairman positions, Audit Committee “financial experts” and the financial literacy of Audit Committee members.

The Committee regularly reviews trends and recommended corporate best practices, initiates improvements and plays a leadership role in maintaining Chevron’s strong corporate governance. Among the practices the Committee believes demonstrate the Company’s commitment to strong corporate governance are:

•	annual assessment of Board performance, its Committees and Directors;

•	annual election of all Directors;

•	annual election of the Chairman of the Board by the Directors;

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•	annual election of an independent Lead Director;

•	right of stockholders to call for a special meeting;

•	majority vote standard for the election of Directors in uncontested elections coupled with a director resignation policy;

•	no supermajority voting provisions in Chevron’s Restated Certificate of Incorporation;

•	minimum stockholding requirements for Directors and officers; and

•	review and approval or ratification of “related person transactions” as defined by SEC rules.

The Corporate Governance Guidelines, the By-Laws and the Restated Certificate of Incorporation are available on Chevron’s Web site at www.chevron.com and are available in print upon request.

The Committee reviews interested-party communications, including stockholder inquiries directed to nonemployee Directors. The Corporate Secretary and Chief Governance Officer compiles the communications, summarizes lengthy or repetitive communications, and regularly summarizes the communications received, the responses sent and further disposition, if any. All communications are available to the Directors. Interested parties wishing to communicate their concerns or questions about Chevron to the Chairman of the Committee or any other nonemployee Directors may do so by U.S. mail addressed to Nonemployee Directors, c/o Office of the Corporate Secretary, at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

The Committee’s assessment is that Chevron has strong fundamental corporate governance. The Committee acknowledges that good corporate governance requires ongoing self-assessment, and the Committee is committed to periodically reviewing and continually updating the corporate governance practices to ensure Chevron maintains its position at the forefront of corporate governance best practices.

Respectfully submitted on March 24, 2009, by members of the Board Nominating and Governance Committee of your Board:

Samuel H. Armacost, Chairman

Sam Ginn

Sam Nunn

Donald B. Rice

Kevin W. Sharer

Carl Ware

MANAGEMENT COMPENSATION COMMITTEE REPORT

The Management Compensation Committee of Chevron has reviewed and discussed with management the Compensation Discussion and Analysis beginning on the following page, and based on such review and discussion the Committee recommended to the Board of Directors of the Corporation that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K.

Respectfully submitted on March 24, 2009, by members of the Management Compensation Committee of your Board:

Robert J. Eaton, Chairman

Donald B. Rice

Kevin W. Sharer

Ronald D. Sugar

Carl Ware

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This section explains how we compensate our named executive officers, or “NEOs”:

NEO	Position
David J. O’Reilly	Chairman and Chief Executive Officer
Stephen J. Crowe	Chief Financial Officer
Peter J. Robertson	Vice Chairman
George L. Kirkland	Executive Vice President
John S. Watson	Vice Chairman

Mr. Crowe resigned as Chevron’s Chief Financial Officer, effective January 1, 2009. Mr. Robertson resigned as Chevron’s Vice Chairman, effective April 1, 2009, at which time Mr. Watson became Vice Chairman.

We have divided this section into three parts:

•

Part I—The Principles and Processes That Underlie How We Compensate Our NEOs. In this section we discuss the important principles, processes, participants and tools that help us make compensation decisions for our NEOs.

•

Part II—The Different Ways We Compensate Our NEOs. In this section we discuss the four components of NEO compensation—base salary, short-term cash incentives, long-term equity incentives and benefits—and actual compensation paid to our NEOs in 2008.

•	Part III—Other Matters That Affect How We Compensate Our NEOs. In this section we discuss how other internal and external compensation policies or regulations can affect how we compensate our NEOs.

PART I—THE PRINCIPLES AND PROCESSES THAT UNDERLIE HOW WE COMPENSATE OUR NEOS.

Our Core Principles for NEO Compensation

The core principles that underlie our approach to compensation are that NEO compensation should:

•	reward creation of long-term stockholder value through increased stockholder returns;

•	reflect long-term corporate and individual performance;

•	maintain an appropriate balance between base salary and short-term and long-term incentive opportunities, with a distinct emphasis on compensation that is “at risk”;

•	be externally competitive and internally equitable;

•	give us the flexibility to attract and retain talented senior leaders in a very competitive industry, even through the cyclical nature of our business;

•	reinforce the values we express in The Chevron Way (www.chevron.com/about/chevronway/) and our Operational Excellence Management System (www.chevron.com/about/operationalexcellence/).

Executive Compensation (Continued)

How we compensate our NEOs also reflects the industry in which we compete. Chevron is a Fortune 10 company and one of the world’s largest integrated energy companies. We operate complex oil, gas, petroleum and chemical businesses. We compete globally with large independent and national energy companies. We closely monitor the business performance and compensation practices of our top competitors, particularly Exxon Mobil, BP, Royal Dutch Shell and ConocoPhillips. Like these companies, our business is largely commodity based and can be highly cyclical, for a variety of reasons. Our business can be adversely affected at any time by external factors, including domestic and international economic trends, natural disasters, and political instability. The lead times and project life spans in our business are generally very long term. Often, the life cycle of a particular project is longer than an NEO’s tenure in a particular position. To manage this business and the associated risks successfully, our NEOs must, among other things, be able to manage costs, control risks, execute business plans and leverage those employees whom they supervise in order to optimize profits and increase long-term stockholder value and return. These skills are vital to Chevron’s continued success and must be supported by our compensation programs.

The Role of Our Management Compensation Committee and Its Compensation Planning Tools

Our Management Compensation Committee is responsible for NEO compensation. The Committee is composed entirely of “independent outside directors,” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under the NYSE Corporate Governance Standards. The Committee annually reviews and, as necessary, adjusts NEO compensation. For our CEO’s compensation, the Committee makes recommendations to the nonemployee Directors of the Board. A complete description of the Committee’s authority and responsibility is set forth in its charter, which is available on our Web site at www.chevron.com and is available in print upon request.

The Committee utilizes a variety of tools to assist it with fulfilling its responsibility for NEO compensation and making compensation decisions consistent with the core principles discussed above, including:

Compensation Consultants.

During most of 2008, the Committee retained an independent compensation consultant—Hewitt Associates—to assist it with its duties. Under the terms of the retention, the Committee had the exclusive right to select, retain and terminate Hewitt Associates as well as to approve any fees, terms or other conditions of Hewitt Associates’ service. Hewitt Associates and its lead consultant reported directly to the Committee, but, when directed to do so by the Committee, worked cooperatively with Chevron’s management to develop analyses or proposals for presentations to the Committee.

Hewitt Associates provided the Committee with a review of general industry trends and the broad executive compensation climate as well as specific advice concerning Chevron’s NEO compensation practices, including analysis of our base salary, short-term and long-term incentive, and benefit practices against those of our peers (discussed below). More particularly, during 2008, Hewitt Associates:

•	managed an annual executive pay analysis covering base salary, short-term incentives, and long-term incentives for our CEO and other NEOs;

•

attended selected Committee meetings (including executive sessions) and presented results of their analysis and any key recommendations for Committee action, including, specifically, recommendations for CEO pay;

Executive Compensation (Continued)

•	discussed emerging trends and technical issues at designated Committee meetings during the year and reviewed and commented on management proposals, as appropriate; and

•	responded to miscellaneous Committee requests, including requests for analysis and trends in incentive pay design, executive benefits and disclosure requirements.

The Committee reviewed information provided by Hewitt Associates to determine the appropriate level and mix of compensation for each of the NEOs in light of Chevron’s compensation philosophy and objectives.

In late 2008, the Committee retained ExeQuity LLP as its independent compensation consultant going forward. Under the terms of the retention, the Committee has the exclusive right to select, retain and terminate ExeQuity and to approve any fees and the terms or other conditions of ExeQuity’s service. ExeQuity and its lead consultant report directly to the Committee and, when directed to do so by the Committee, will work with Chevron’s management to develop analyses or proposals for presentations to the Committee. ExeQuity will provide services to the Committee that are substantially similar to those provided by Hewitt in the past and that are described above. ExeQuity does not perform any other services for Chevron.

At the start of its engagement, ExeQuity completed an initial assessment of our NEO compensation objectives and programs and briefed the Committee on emerging trends in executive compensation, generally. ExeQuity concluded that Chevron’s NEO compensation was appropriately designed and administered and appropriately competitive for the industry in which Chevron competes.

Internal Compensation Specialists.

The Committee relies upon our internal compensation specialists for additional counsel, data and analysis. Our internal compensation specialists also provide the Committee with tally sheets to assist them in their compensation decisions.

CEO Recommendations.

The Committee also relies upon our CEO for compensation recommendations for the NEOs other than himself. The CEO and the Committee discuss the CEO’s assessment of the NEOs and any other factors that the CEO believes may be relevant for the Committee’s consideration.

Tally Sheets.

In 2008, the Committee continued its practice of reviewing summary remuneration tables, or tally sheets, for the NEOs. These tally sheets permit the Committee to review the impact of annual NEO compensation on retirement benefits, in the larger context of total, long-term compensation opportunities and the potential economic impact to Chevron for all NEO cash, equity and benefit awards and the economic impacts under various economic growth scenarios.

Peer Group Practices.

The Committee’s compensation decisions for our NEOs are also compared with the pay practices of our competitors and other large public companies. We utilize an Oil Industry Peer Group and a Non-Oil Industry Peer Group for evaluating our NEO compensation practices and levels.

Executive Compensation (Continued)

The Oil Industry Peer Group consists of 12 oil and energy industry companies: Anadarko Petroleum, Hess, BP, ConocoPhillips, Devon Energy, Exxon Mobil, Marathon Oil, Occidental Petroleum, Royal Dutch Shell, Sunoco, Tesoro and Valero Energy. These companies are our primary competitors for executive-level talent and have substantial U.S. or global operations that most nearly approximate the size, scope and complexity of our business or segments of our business. The compensation practices and levels of the companies in this peer group are reviewed in connection with determining NEO base salaries, Chevron Incentive Plan awards and Long-Term Incentive Plan awards (described below). Data concerning these companies is derived from the Oil Industry Job Match Survey, an annual survey published by Towers Perrin, and these companies’ proxy statements or other public disclosures.

The Non-Oil Industry Peer Group consists of 25 non-oil and energy industry companies: 3M, Alcoa, American Electric Power, AT&T, Boeing, Caterpillar, Dow Chemical, Dupont, Duke Energy, Ford Motor, General Electric, General Motors, Hewlett-Packard, Honeywell, IBM, Intel, International Paper, Johnson & Johnson, Lockheed Martin, Merck, Motorola, Northrop Grumman, PepsiCo, Pfizer and Verizon Communications. We believe it is important to periodically compare our overall compensation practices (and those of the oil and energy industry generally) against a broader mix of companies to ensure that our compensation practices are reasonable when compared with non-energy companies comparable to us in size, complexity and scope of operations. The companies comprising this peer group remain generally the same from year to year, unless market events such as mergers or acquisitions merit replacing one company with another. When determining the companies to be included in the Non-Oil Industry Peer Group, we look for companies of similar financial and operational size whose products are primarily commodities and that have, among other things, global operations, significant assets and capital requirements, long-term project investment cycles, extensive technology portfolios, an emphasis on engineering and technical skills, and extensive distribution channels. Data concerning these companies is derived from Hewitt Associates’ Total Compensation Measurement Database, a proprietary source of compensation data and analysis.

PART II—THE DIFFERENT WAYS WE COMPENSATE OUR NEOS.

Overview

We compensate our NEOs in four ways: base salary, annual cash incentives, long-term equity incentives, and broad-based benefit and retirement programs. We describe each below.

Allocation Among Components

No specific formula is used to determine the allocation of an NEO’s total compensation among base salary, short-term and long-term incentives, and benefits. However, we believe the NEOs’ short-term and long-term, or at-risk, incentives should represent more than half of their annual compensation opportunity. Thus, for example, in 2008 the portion of the CEO’s total compensation (base salary, CIP and LTIP grant date fair value) that was at risk was 88% and an average 85% was at risk for the other NEOs. In addition, as noted above, we believe that NEO compensation should be externally competitive and internally equitable. Thus, we evaluate an NEO’s total compensation opportunity against the total compensation opportunity available to persons in the same base salary grade within Chevron and persons in similar positions at companies in the Oil and Non-Oil Industry Peer Groups.

Base Salary

The first of the four components of our NEOs’ compensation is base salary. We believe that base salaries should provide a competitive base level of income and help us attract and retain strong

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executive talent. Base salaries also help us maintain an appropriate balance between fixed and short-term and long-term, at-risk, compensation.

How We Determine Our CEO’s Base Salary.

The Committee and the other independent Directors believe that the CEO’s base salary should be competitive with the other chief executive officers in our Oil Industry Peer Group. The Committee does not have predetermined targets or a predetermined range within the Oil Industry Peer Group as an objective. Instead, the Committee exercises its discretion, taking into account the size, scope and complexity of our business and the CEO’s experience, skills and performance. The Committee makes a recommendation to the independent Directors, and the independent Directors make the salary determinations for the CEO.

Comparative Data.    Each year when evaluating our CEO’s base salary, the Committee directs its independent consultant to review and report to the Committee on the relation of our CEO’s base salary to the base salaries of chief executive officers in our Oil Industry Peer Group and the Non-Oil Industry Peer Group. The independent consultant provides a summary of base salary data gleaned from proprietary compensation surveys and publicly available compensation data.

2008 Base Salary.    In 2008, Hewitt Associates reported to the Committee that our CEO’s base salary of $1,650,000 (effective since April 2006) was ranked fourth among the base salaries received by chief executive officers in our Oil Industry Peer Group and 13th among the base salaries received by chief executive officers in our Non-Oil Industry Peer Group. Given Chevron’s positioning in the top quartile of the Oil Industry Peer Group for size of revenues and market capitalization, as well as our CEO’s significant experience through his eight years in the position, the independent Directors determined that our CEO’s base salary was appropriately positioned within each of our peer groups.

How We Determine Our Other NEOs’ Base Salaries.

For our other NEOs, base salary is a function of two things: (1) their assigned base salary grade and (2) individual qualitative considerations such as individual performance, experience, skills, competitive positioning, retention objectives and leadership responsibilities relative to other NEOs. Our CEO makes recommendations to the Committee as to the base salaries for each of our other NEOs. The Committee makes base salary determinations for all NEOs, and the independent Directors review and ratify the determinations.

Salary Grades and Salary Grade Ranges.    Each NEO is assigned to a base salary grade. Each grade has a base salary minimum, midpoint and maximum that constitute the salary range for that grade. Salary grades and the appropriate salary ranges are determined through market surveys of positions of comparable level, scope, complexity and responsibility. We believe that base salary grade ranges should be competitive with the base salary ranges for persons occupying reasonably similar positions at the companies within our Oil Industry Peer Group, although the Committee does not have a predetermined position within that group. The Committee may periodically approve increases in the base salary grade ranges if it determines that adjustments are necessary to maintain this competitiveness. Because our NEOs occupy the senior leadership management positions at Chevron, the positions are assigned to the highest salary grades. In 2008, the Committee approved a 4% increase in the base salary grade ranges for our NEOs after reviewing updated data from our Oil Industry Peer Group and the projected movement in base salaries among those companies. This resulted in 2008 base salary grade ranges for our NEOs (other than the CEO) as follows: Mr. Robertson ($788,000 to $1,182,000), Messrs. Crowe, Kirkland and Watson ($644,000 to $966,000).

Executive Compensation (Continued)

2008 Base Salaries.    Each NEO’s base salary is reviewed annually by the Committee and may be adjusted for a variety of reasons, including individual performance, experience, skills, competitive positioning, retention objectives and leadership responsibilities relative to other NEOs. Effective April 1, 2008, the Committee approved the following increases in the base salaries of our other NEOs. Mr. Crowe’s 2008 base salary was increased 10.8%, to $720,000, in recognition of his strong execution as Chief Financial Officer in building a strong balance sheet and managing credit exposures in a challenging environment. Mr. Robertson’s 2008 base salary was increased 5% to $1,050,000 to reflect the adjustments to the base salary grade range in which Mr. Robertson is placed and the Committee’s desire that Mr. Robertson’s base salary be positioned above midpoint of his base salary grade in recognition of his role, responsibilities and experience as Vice Chairman. Messrs. Kirkland’s and Watson’s 2008 base salaries were increased 6.5%, to $815,000, in recognition of continued strong performance and record earnings of Chevron’s Upstream business.

We report each NEO’s base salary in the “Summary Compensation Table.” As described in “Other Benefits, Retirement Programs and Perquisites,” NEOs are eligible to defer up to 40% of their base salary over the IRC 401(a)(17) limit for payment upon retirement or termination of service. We describe the aggregate NEO deferrals in 2008 in the “Nonqualified Deferred Compensation Table,” below.

Annual Cash Incentive—The Chevron Incentive Plan

The second of the four components of our NEOs’ compensation is an annual cash incentive, or Chevron Incentive Plan (CIP) (formerly Management Incentive Plan) award.

CIP awards are designed to reward the NEOs for business and individual performance. We believe that CIP awards are an effective short-term performance management, development and retention tool. In March 2009, CIP awards for the 2008 performance year were made to the NEOs as detailed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” below.

How We Determine CIP Awards.

Prior to the performance year, the Committee establishes a CIP Award Target (explained under “CIP Award Target,” below) for each NEO, which is based on a percentage of the NEO’s base salary. After the end of the performance year, the Committee assesses Chevron’s overall performance and sets a Corporate Performance Factor (explained under “Chevron’s Corporate Performance,” below), which is the same for each NEO. The Committee then determines the cash amount for each NEO’s CIP award by multiplying the NEO’s CIP Award Target by the Corporate Performance Factor, then adjusting the resulting amount to take into account the NEO’s individual performance, including the performance of any strategic business units reporting to the NEO. The Corporate Performance Factor and the NEO’s individual performance are not determined by a formula or on the basis of predetermined financial targets or award ranges. Rather, the Committee exercises its discretion based upon a number of factors discussed below. With respect to each NEO other than the CEO, the CEO makes a recommendation to the Committee.

CIP Award Target.    The CIP Award Target is a percentage of the NEO’s base salary and is set prior to the beginning of the performance year as an appropriate starting point for determining the actual size of the NEO’s CIP award. We believe that CIP awards, like salaries, should be internally consistent such that persons in the same base salary grade have the same percentage of base salary to establish the CIP Award Target. The Committee sets the percentage of base salary for each salary grade to be competitive with similar awards to persons in reasonably similar positions at companies in our Oil

Executive Compensation (Continued)

Industry Peer Group. For the CEO, the Committee relies on data covering CEOs in the Oil Industry Peer Group that is provided by its independent compensation consultant in determining the CIP Award Target. Since there are not identical jobs at other companies, for the rest of the NEOs, the Committee relies on the data from the Oil Industry Survey to ensure that the award targets are generally competitive. In 2008, the Committee set, for the 2008 performance year, the following CIP Award Targets for each NEO based upon the percentage of base salary for the salary grade of the NEO: Mr. O’Reilly, 125%, Mr. Robertson, 90%, and Messrs. Crowe, Kirkland and Watson, 80%.

Chevron’s Corporate Performance.    We believe that CIP awards for NEOs should be largely determined by our overall corporate performance. After the end of the performance year, the Committee sets the Corporate Performance Factor based on its assessment of how the Company performed. The Committee considers numerous metrics in setting the Corporate Performance Factor, primarily earnings, return on capital employed, and Chevron’s total stockholder return ranking and Chevron’s return on capital employed ranking. The Committee does not have a set formula for evaluating these metrics, but rather exercises its discretion, taking into account how the Company performed in light of its business plan objectives. Also, given the long-term nature of the business, in which investments today yield returns for decades to come, the Committee considers decisions and progress on strategic investments. For 2008, the objectives and actual performance for each of the key indicators were as follows:

Indicator	Objective	Actual	Actual As a % of Objective
Earnings (in billions)	$17.1	$23.9	140%
Return on Capital Employed (ROCE)*	19.6%	26.6%	136%
Chevron’s TSR Ranking**	N/A	2 of 5	N/A
Chevron’s ROCE Ranking**	N/A	2 of 5	N/A

*	Calculated as net income (adjusted for after-tax interest expense and minority interest) divided by the average of total debt, minority interest and stockholders’ equity for the year.

**	TSR ranking is Chevron’s total stockholder return (including stock price appreciation and dividends) compared with the four largest companies in the Oil Industry Peer Group for 2008 (BP, ConocoPhillips, Exxon Mobil and Royal Dutch Shell), and ROCE ranking is Chevron’s return on capital employed compared with the same four companies in the Oil Industry Peer Group for 2008.

The Committee also focuses on nonfinancial items, such as safety, employee diversity, oil and gas production, reliability of facilities and operations, and progress on strategic projects and investments for the future of the business. The Committee considers the Company’s performance in these areas on both an absolute and relative basis, comparing our performance against the performance of our top competitors in the Oil Industry Peer Group—BP, ConocoPhillips, Exxon Mobil and Royal Dutch Shell—and considering these in light of matters beyond management’s control, such as commodity price effects and foreign exchange. The Committee also relies on data provided by its independent consultant for determining that the amounts are competitive and in line with relative performance. In recognition of the Company’s fifth consecutive year of record earnings, its relative position in ROCE, total stockholder return, performance in bringing major capital projects on-line, and other financial and nonfinancial results, the Committee set for 2008 a Corporate Performance Factor of 130%. The Corporate Performance Factor is the same for each NEO.

Executive Compensation (Continued)

Individual Performance.    We believe that CIP awards should also reflect an NEO’s performance as a member of Chevron’s senior leadership team. After the Committee has applied the Corporate Performance Factor to the CIP Award Target for each NEO, the Committee exercises its discretion in further adjusting the final CIP award to take into account individual performance, which includes consideration of business performance in the areas of responsibility reporting to the NEO. The Committee also considers internal pay equity to ensure that NEOs in the same base salary grade are positioned properly. The Committee does not use a predetermined set of metrics, targets or formula in considering individual performance. Instead, the Committee uses its judgment in analyzing the individual performance of each NEO, including how any business units reporting to the NEO performed.

2008 CIP Awards.

Our NEOs received the following CIP awards, which are also detailed in the “Summary Compensation Table,” below.

Mr. O’Reilly received an award of $3,220,000. This amount reflects the amount of his base salary ($1,650,000) multiplied by his CIP Award Target percentage of 125% multiplied by the Corporate Performance Factor of 130%, resulting in $2,681,250. The remaining $538,750 of Mr. O’Reilly’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2008, specifically his continued leadership and direction in setting standards for operational excellence which has resulted in the Company’s solid financial position, while continuing to focus on long-term investment and growth opportunities.

Mr. Crowe received an award of $825,000. This amount reflects the amount of his base salary ($720,000) multiplied by his CIP Award Target percentage of 80% multiplied by the Corporate Performance Factor of 130%, resulting in $748,800. The remaining $76,200 of Mr. Crowe’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2008, specifically his excellent performance in financial reporting and controls, his management of the balance sheet in maintaining a positive cash-to-debt ratio in a weak economy and his role in developing and executing a succession process for the Finance function.

Mr. Robertson received an award of $1,350,000. This amount reflects the amount of his base salary ($1,050,000) multiplied by his CIP Award Target percentage of 90% multiplied by the Corporate Performance Factor of 130%, resulting in $1,228,500. The remaining $121,500 of Mr. Robertson’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2008, specifically his continuing leadership in executing Chevron’s long-term People Strategy, his direction towards insuring appropriate control processes are in place and his role in representing Chevron’s interests in public and governmental matters including congressional hearings.

Mr. Kirkland received an award of $1,070,000. This amount reflects the amount of his base salary ($815,000) multiplied by his CIP Award Target percentage of 80% multiplied by the Corporate Performance Factor of 130%, resulting in $847,600. The remaining $222,400 of Mr. Kirkland’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2008, specifically his oversight of the worldwide exploration and production functions which delivered record earnings with continued growth in international areas, world-class safety performance, the start-up of three major projects and continued exploration success.

Mr. Watson received an award of $975,000. This amount reflects the amount of his base salary ($815,000) multiplied by his CIP Award Target percentage of 80% multiplied by the Corporate

Executive Compensation (Continued)

Performance Factor of 130%, resulting in $847,600. The remaining $127,400 of Mr. Watson’s award is attributable to the Committee’s and Board’s assessment of his individual performance in 2008, specifically his role in extending the Company’s concession in the Partitioned Neutral Zone and his outstanding leadership in strategic planning.

Annual Long-Term Equity Incentive—The Long-Term Incentive Plan

The third of the four components of our NEOs’ compensation is an annual long-term equity incentive, or Long-Term Incentive Plan (LTIP) award, consisting of a mix of stock options and performance shares. We believe that LTIP awards are an effective way to give NEOs an equity stake in our business, thereby encouraging performance that significantly increases long-term stockholder return. LTIP awards are designed to provide a significant portion of the total compensation opportunity that is at risk and are in direct alignment with stockholder value. As stockholder value increases, so too will the value of an NEO’s equity stake in our business.

NEOs are eligible to receive an LTIP award annually. LTIP award sizes are not determined by a formula or on the basis of predetermined financial targets or award ranges, but rather as described below. Our NEOs received LTIP awards as detailed in the “Grants of Plan-Based Awards in Fiscal Year 2008” table, below.

How We Structure LTIP Awards.

Each NEO’s LTIP award consists of two components—stock options and performance shares. We believe using these two kinds of equity incentive awards is appropriate because they are both linked directly to stockholder returns. Stock options provide an absolute measure tied directly to the stock market, whereas performance shares add a relative performance perspective. These awards have little or no value unless, in the case of stock options, our stock price appreciates and, in the case of performance shares, our total stockholder return (TSR) compares favorably with the TSR of our top competitors in our Oil Industry Peer Group—Exxon Mobil, BP, Royal Dutch Shell and ConocoPhillips. The Committee decided to use these companies for TSR ranking to ensure that the potential for payout is based on Chevron’s performance as compared with its top global competitors in the Oil Industry Peer Group that have substantial U.S. operations; that are most similar to Chevron in size, complexity of business, and scope and location of operations; and that primarily compete for stockholder investment in the large energy industry market.

Stock Options.    Sixty percent of an NEO’s LTIP award value consists of nonqualified stock options. The actual number of shares is determined by dividing 60% of the value of the NEO’s LTIP award by the product of Chevron’s 180-day trailing average stock price multiplied by an estimated Black-Scholes value. Stock options are awarded with a strike price equal to the closing price on the grant date and vest over three years, one-third upon each anniversary of the grant date. Stock options expire 10 years from the grant date. An NEO may exercise his stock options and either sell or hold the shares subject to the option.

We report the value of each NEO’s 2008 stock option exercises in the “Option Exercises and Stock Vested in Fiscal Year 2008” table.

Performance Shares.    Forty percent of an NEO’s LTIP award consists of performance shares. The actual number of shares is determined by dividing 40% of the value of the NEO’s LTIP award by the 180-day trailing average stock price multiplied by a discount factor derived from a valuation simulation. An NEO is eligible to receive a percentage of the value of the performance shares at the end of the

Executive Compensation (Continued)

applicable three-year performance period depending upon how our TSR for the same period compares with that of our top competitors in our Oil Industry Peer Group—Exxon Mobil, BP, Royal Dutch Shell and ConocoPhillips. Thus, for example, performance shares awarded in March 2009 will not be eligible for payout (if any) until 2012; any performance share payouts occurring in 2008 were from performance shares granted in 2005 and 2006.

We calculate the value of performance share payouts in the manner described in Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2008” table, below. For stock options and performance shares, we describe the effects of termination of service in the “Potential Payments Upon Termination or Change-in-Control” tables, below.

How We Determine the Size of LTIP Awards.

The CEO.    The ultimate value received from the CEO’s LTIP grant is completely dependent upon Chevron’s stock price appreciation in the case of stock options, which inherently includes shareholder returns, and Chevron’s relative total shareholder return in the case of performance shares. In determining the size of an LTIP award for the CEO, the Committee relies upon input from its independent consultant and the data from the Oil Industry Job Match Survey. Based on the size, scope and complexity of our business, the Committee and the other independent Directors believe that the value of the CEO’s annual LTIP award at grant should be competitive with similar awards granted to other chief executive officers of other companies in our Oil Industry Peer Group. The Committee does not have predetermined targets or a predetermined range within the Oil Industry Peer Group as an objective for awards. On March 26, 2008, the Committee recommended and the Board approved an LTIP award for the CEO which on that date had an economic value competitive with similar awards granted to the other chief executive officers in our Oil Industry Peer Group. The ultimate value of our CEO’s award will depend completely upon in the case of his stock options the appreciation of our stock price and in the case of his performance shares our relative total shareholder return over the three-year measurement period.

NEOs Other Than the CEO.    The ultimate value received from an LTIP grant is completely dependent upon Chevron’s stock price appreciation in the case of stock options, which inherently includes shareholder returns, and Chevron’s relative total shareholder return in the case of performance shares. For NEOs other than the CEO, the size of an annual LTIP award is a function of the NEO’s salary grade. At the beginning of the performance year, the Committee sets the LTIP award size for each salary grade. The Committee believes that the value of an NEO’s annual LTIP award should be generally equivalent to the average of the value of similar awards to persons in similar positions at companies of similar size and scope in our Oil Industry Peer Group. The Committee does not, however, fix predetermined targets or comparative percentiles for awards. In determining the size of the NEO’s LTIP award, the Committee relies upon input from its independent consultant and the data from the Oil Industry Job Match Survey. On March 26, 2008, the Committee approved LTIP awards for each of the NEOs other than the CEO which on that date had an economic value competitive with similar awards granted to other NEOs in our Oil Industry Peer Group, based upon the data compiled by Hewitt Associates and the data from the Oil Industry Job Match Survey. The ultimate value of these awards will depend completely upon, in the case of stock options, the appreciation of our stock price, and, in the case of performance shares, our relative total shareholder return over the three-year measurement period.

We report the actual grant date value of the stock options and performance shares granted in 2008 to each NEO in the “Grants of Plan-Based Awards in Fiscal Year 2008” table, below.

Executive Compensation (Continued)

Additional LTIP Awards for 2008 Performance.

In March 2009, the Committee determined that Chevron’s 2008 fiscal-year performance merited granting an additional LTIP award to each of the NEOs. The Committee’s determination was based upon several factors including record corporate earnings, a record enterprise safety performance record and the successful deployment of several major capital projects. For Mr. O’Reilly, the Committee recommended and the Board approved an award of 13,500 stock units. For each of the other NEOs, the Committee approved awards of stock units as follows: Mr. Crowe, 2,200 units; Mr. Robertson, 3,000 units; Mr. Kirkland, 2,200 units; and Mr. Watson, 2,200 units. These awards were immediately vested on the date of grant but are not payable until November 1, 2010, at which time they will be paid in shares of Chevron Common stock. Prior to that time, these awards will accrue dividend equivalents and are subject to forfeiture only for “Misconduct,” as defined in the LTIP.

Other Benefits, Retirement Programs and Perquisites

The fourth component of our NEOs’ compensation is benefits, retirement programs and limited perquisites. These are designed to encourage retention and reward long-term employment.

Benefit Programs.

The same health and welfare programs, including postretirement health care, that are broadly available to our employees in the United States also apply to NEOs, with no other special programs.

Retirement Programs.

Our equity and benefit programs are based upon a career employment model and designed to encourage retention and long-term employment. Since many of our business decisions have long-term horizons and to help ensure our executives have a vested interest in our future profitability, the programs are designed to allow executives to increase their benefits due to longer service.

NEO retirement programs are comparable with the broad-based retirement programs (traditional defined-benefit pension plans and savings plans) except for the inclusion of executive earnings not permitted in the ERISA qualified retirement plans on account of IRS limitations. NEOs are eligible to participate in the following retirement programs:

•

Chevron Retirement Plan: A defined benefit pension plan that is intended to be tax qualified under Internal Revenue Code section 401(a). NEOs who meet the age, service and other requirements of the Plan are eligible for a pension after retirement. In the “Summary Compensation Table” and “Pension Benefits Table,” below, we report the change in pension value in 2008 and the present value of each NEO’s accumulated benefit under the Plan.

•

Chevron Retirement Restoration Plan: An unfunded and nonqualified defined-benefit restoration pension plan that is designed to provide benefits comparable with those provided by the Chevron Retirement Plan but that cannot be paid from the Chevron Retirement Plan because of IRS limitations on benefits and earnings imposed on tax-qualified plans. In the “Pension Benefits Table” and accompanying narrative, below, we describe how the Plan works as well as the present value of each NEO’s accumulated benefit under the Plan.

•	Employee Savings Investment Plan: A defined contribution plan that is intended to be tax qualified under Internal Revenue Code section 401(k). We provide an 8% match on an NEO’s

Executive Compensation (Continued)

contributions to the plan, up to 2% of their compensation. Our match up to the IRS limit is made to the Plan. We describe Chevron’s contributions to each NEO’s plan account in the “Summary Compensation Table,” below.

•

Employee Savings Investment Plan Restoration Plan: A nonqualified defined contribution restoration plan that provides for a Chevron contribution that would have been paid in the Employee Savings Investment Plan but for the fact that the NEO’s contributions were above the IRS limits for the Employee Savings Investment Plan. For contributions in excess of the IRS limits, NEOs can elect to have 2% of their base salary directed into the Deferred Compensation Plan, and we will deposit our 8% match to those funds into the Chevron Employee Savings Investment Restoration Plan. We describe Chevron’s contributions to each NEO’s account in the “Nonqualified Deferred Compensation Table,” below.

•

Deferred Compensation Plan: An unfunded and nonqualified defined contribution plan that permits NEOs to defer up to 90% of their CIP awards and LTIP performance shares and up to 40% of their base salary above the IRC 401(a)(17) limit for payment after retirement or termination of service. Deferred amounts can appreciate in value based upon the performance of Chevron’s common stock and other funds provided by the plan administrator. In the “Nonqualified Deferred Compensation Table,” below, we describe the aggregate NEO deferrals and earnings in 2008.

Perquisites.

Perquisites for NEOs are very limited and consist only of financial counseling fees, home security, and the aggregate incremental costs to Chevron for personal use of Chevron automobiles and aircraft. We report each NEO’s perquisites in 2008 in the “Summary Compensation Table,” below.

PART III—OTHER MATTERS THAT AFFECT HOW WE COMPENSATE OUR NEOS.

Stock Ownership Guidelines

As noted above, one of the core principles underlying how we compensate our NEOs is to encourage creation of long-term stockholder value through increased stockholder returns. One way we do this is to require our NEOs to hold prescribed levels of Chevron common stock, thereby linking their interests with those of our stockholders. Stock ownership guidelines are based on a multiple of each NEO’s base salary: for our CEO, five times; Vice Chairman, Executive Vice Presidents and Chief Financial Officer, four times. All of our NEOs have satisfied the ownership guidelines. Based upon our closing stock price on December 31, 2008, the CEO’s stock ownership multiple of base salary was 10 times, and the rest of the NEOs averaged more than six times.

Employment, Severance or Change-in-Control Agreements

We do not maintain employment, severance or change-in-control agreements with our NEOs. However, upon retirement or termination of service for other reasons, NEOs are entitled to certain accrued benefits and payments generally afforded other employees. We describe these benefits and payments in the “Potential Payments Upon Termination or Change-in-Control” tables, below.

Executive Compensation (Continued)

Compensation Recovery Policies

Our Chevron Incentive, Long-Term Incentive and Deferred Compensation Plans were amended in June 2005 to permit us to “claw back” certain amounts of compensation awarded since that time when an NEO commits acts of embezzlement, fraud or theft or other acts that harm our business, reputation or other employees; or when the NEO’s misconduct results in our having to prepare an accounting restatement; or the disclosure of our confidential information; or when following termination of service the NEO fails to abide by the terms of any confidentiality, noncompetition or nonsolicitation agreements with us.

The Tax Deductibility of NEO Compensation

Under Section 162(m) of the Internal Revenue Code, we generally receive an annual federal income tax deduction for compensation paid to the CEO and the other three most highly paid executives (excluding the Chief Financial Officer) only if the compensation is less than $1 million or is performance-based. The applicable awards granted under both the Chevron Incentive Plan and the Long-Term Incentive Plan qualify as performance-based compensation and thus typically are fully tax-deductible for us. This Proxy Statement includes proposals for stockholders to reapprove the material terms of performance goals for performance-based awards under the CIP and LTIP. The Committee intends to continue seeking a tax deduction for all executive compensation, to the extent it is in the best interests of Chevron and its stockholders.

Executive Compensation (Continued)

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of our named executive officers, or “NEOs,” for the fiscal years ending December 31, 2008, 2007 and 2006. None of our NEOs has an employment contract with the Company. The primary components of each NEO’s compensation are also described in our Compensation Discussion and Analysis, above.

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
D.J. O’Reilly, Chairman and CEO	2008 2007 2006	$ $ $	1,650,000 1,650,000 1,620,833	$ $ $	8,079,218 19,387,350 13,008,715	$ $ $	5,008,413 6,650,584 6,922,146	$3,220,000 $3,600,000 $3,500,000	$1,046,734 $ 0 $6,322,578	$266,884 $255,251 $228,617	$ $ $	19,271,249 31,543,185 31,602,889
S.J. Crowe, Chief Financial Officer	2008 2007 2006	$ $ $	699,583 628,125 553,125	$ $ $	2,587,013 4,204,525 1,931,712	$ $ $	1,878,527 1,865,439 1,224,583	$ 825,000 $ 875,000 $ 750,000	$1,424,527 $1,384,104 $1,514,768	$ 75,226 $ 66,522 $ 61,986	$ $ $	7,489,876 9,023,715 6,036,174
P.J. Robertson, Vice Chairman	2008 2007 2006	$ $ $	1,035,417 985,417 935,417	$ $ $	4,058,454 8,476,531 5,544,890	$ $ $	2,572,276 2,950,296 2,946,302	$1,350,000 $1,500,000 $1,500,000	$ 645,041 $ 119,935 $3,215,273	$114,092 $136,143 $118,723	$ $ $	9,775,280 14,168,322 14,260,605
G.L. Kirkland, Executive Vice President	2008 2007 2006	$ $ $	800,417 746,042 679,583	$ $ $	4,611,462 4,577,194 2,303,245	$ $ $	2,919,356 1,539,819 1,158,095	$1,070,000 $1,050,000 $1,000,000	$1,127,469 $ 662,309 $1,688,917	$ 81,465 $ 76,303 $ 72,428	$ $ $	10,610,169 8,651,667 6,902,268
J.S. Watson, Executive Vice President	2008 2007 2006	$ $ $	800,417 746,042 685,417	$ $ $	3,283,279 4,675,957 2,844,431	$ $ $	1,691,099 1,306,593 1,206,416	$ 975,000 $1,050,000 $1,000,000	$ 157,861 $ 0 $ 834,565	$ 79,239 $100,260 $ 70,756	$ $ $	6,986,895 7,878,852 6,641,585

(1)	Compensation is reviewed after the end of each year, and salary increases, if any, are effective April 1 of the following year. The table below reflects the salary effective April 1, 2008, 2007 and 2006 for each of the NEOs and the amounts earned and deferred under the Deferred Compensation Plan for Management Employees (DCP).

Name	Year	Salary Effective April 1	Salary Deferred Under the DCP
D.J. O’Reilly	2008	$1,650,000	$660,000
	2007	$1,650,000	$660,000
	2006	$1,650,000	$630,250
S.J. Crowe	2008	$ 720,000	$279,833
	2007	$ 650,000	$251,250
	2006	$ 575,000	$221,250
P.J. Robertson	2008	$1,050,000	$ 38,421
	2007	$1,000,000	$ 15,208
	2006	$ 950,000	$ 14,308
G.L. Kirkland	2008	$ 815,000	$ 11,408
	2007	$ 765,000	$ 10,421
	2006	$ 700,000	$ 9,192
J.S. Watson	2008	$ 815,000	$ 11,408
	2007	$ 765,000	$ 10,421
	2006	$ 700,000	$ 9,308

We explain the amount of salary in proportion to total compensation in “Allocation Among Components” in our Compensation Discussion and Analysis.

(2)	2008 amounts include the aggregate proportionate fair value for (a) performance shares granted under the Corporation’s Long-Term Incentive Plan in four grant years (2008, 2007, 2006 and 2005) and (b) restricted stock units granted under the LTIP on June 25, 2003, that have been recognized as compensation costs in our financial statements for the fiscal year ended December 31, 2008, under Financial Accounting Standards Board Statement of Financial Accounting Standards (FAS) No. 123 (revised 2004), Share-Based Payment (FAS 123R). For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded.

Executive Compensation (Continued)

The amounts do not represent the grant date fair value of performance shares granted in 2008. The grant date fair value of performance shares granted in 2008 reported in the “Grants of Plan-Based Awards in Fiscal Year 2008” table, below, for each of the NEOs is as follows:

Name	Grant Date Fair Value of Performance Shares Granted in 2008
D.J. O’Reilly	$4,262,160
S.J. Crowe	$1,734,600
P.J. Robertson	$2,378,880
G.L. Kirkland	$1,734,600
J.S. Watson	$1,734,600

2008 amounts relating to performance shares reflect the compensation costs recognized in our 2008 financial statements under FAS 123R. As such, this includes amounts for the following number of performance shares granted from 2005 through 2008 as follows:

Name	2008 Grant	2007 Grant	2006 Grant	2005 Grant
D.J. O’Reilly	43,000	58,000	64,000	66,000
S.J. Crowe	17,500	20,000	12,000	13,000
P.J. Robertson	24,000	27,000	27,000	28,000
G.L. Kirkland	17,500	20,000	20,000	18,000
J.S. Watson	17,500	20,000	20,000	18,000

Under the provisions of FAS 123R, performance shares are classified as liability awards. Accordingly, total per-share compensation cost equals the payout amount measured as of the settlement date at the end of the three-year performance period. Until settlement, compensation costs recorded in our financial statements recognize changes in estimated fair value as of the end of each quarterly reporting period. We use a Monte Carlo approach to calculate estimated fair value of performance shares. To derive estimated fair value per share, this valuation technique simulates TSR for the Company and the peer group using market data for a period equal to the term of the performance period, correlates the simulated returns within the peer group to estimate a probable payout value, and discounts the probable payout value using a risk-free rate for Treasury bonds having a term equal to the performance period. As of December 31, 2008, this technique generated estimated fair values per share of $104.61 and $121.72 for the outstanding 2008 and 2007 grants, respectively. The settlement value for the vested 2005 grant was $98.71 per share. Each performance share under the 2005 grant was further adjusted by the actual performance modifier of 200%. The settlement value for the vested 2006 grant was $74.34 per share. Each performance share under the 2006 grant was further adjusted by the actual performance modifier of 175%.

2008 amounts in the “Stock Awards” column also include the proportionate amount of fair value of the restricted stock units granted under the LTIP on June 25, 2003, that have been recognized as compensation costs in our 2008 financial statements. The value of each restricted stock unit is $36.70, which is based on the closing price of Chevron common stock on the date of the grant. The number of restricted stock units granted in 2003 were: Mr. Robertson, 31,000; Mr. Kirkland, 13,000; and Mr. Watson, 24,000. Fifty percent vested on June 25, 2007, and the remaining 50% will vest on June 25, 2011. The dollar value of dividend equivalents was factored into the grant date fair value.

The 2007 stock awards amount for G.L. Kirkland has been restated from $4,287,145 to $4,577,194 to reflect the expense of his 2007 performance share grant over two years instead of three.

(3)	2008 amounts include the aggregate proportionate fair value for stock option grants made under the LTIP in four grant years (2008, 2007, 2006 and 2005) that have been recognized as compensation costs in our financial statements for the fiscal year ended December 31, 2008, under FAS 123R. The actual value of stock options granted in 2008, as reported in the “Grants of Plan-Based Awards in Fiscal Year 2008” table, below, for each of the NEOs was:

Name	Grant Date Fair Value of Stock Options Granted in 2008
D.J. O’Reilly	$4,391,750
S.J. Crowe	$1,788,640
P.J. Robertson	$2,395,500
G.L. Kirkland	$1,788,640
J.S. Watson	$1,788,640

Executive Compensation (Continued)

The number of stock options granted to each of the NEOs was:

Name	2008 Grant	2007 Grant	2006 Grant	2005 Grant
D.J. O’Reilly	275,000	375,000	400,000	425,000
S.J. Crowe	112,000	125,000	75,000	80,000
P.J. Robertson	150,000	170,000	170,000	180,000
G.L. Kirkland	112,000	125,000	125,000	115,000
J.S. Watson	112,000	125,000	125,000	115,000

One-third of the stock options vest on each anniversary of the date of grant and expire after 10 years.

The grant date fair value was determined under FAS 123R for financial reporting purposes. For a discussion of the determination of fair value under FAS 123R, see Note 21, “Stock Options and Other Share-Based Compensation,” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008, and Form 10-K/A for the year ended December 31, 2007. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded.

(4)	2008 amounts reflect Chevron Incentive Plan awards for the 2008 performance year that were paid in April 2009. See “Compensation Discussion and Analysis—Annual Cash Incentive (Chevron Incentive Plan),” above, for a detailed description of CIP awards.

(5)	2008 amounts represent the change in pension value for the Chevron Retirement Plan (CRP) and the Chevron Retirement Restoration Plan (RRP) from January 1, 2008, through December 31, 2008, expressed as a lump sum. (The DCP and ESIP Restoration Plan (ESIP-RP) do not pay preferential earnings and are not represented in this table.) The pension benefit for all NEOs increased for an additional year of service in 2008. The present value of the pension benefit was determined reflecting the Pension Protection Act of 2006 (PPA) lump sum interest rate phase-in period. The theoretical pension value for Mr. O’Reilly, Mr. Crowe and Mr. Robertson is based on the second year of the phase-in period, which resulted in slightly lower interest rates and an increase in their theoretical pension value. When a lower/higher interest rate is used, a higher/lower present value results. In addition, Mr. Crowe’s theoretical pension value also increased because his recognized pay increased more than for other NEOs due to his promotion to CFO in January 2005. There was a slightly higher interest rate for Mr. Kirkland because he was in the fourth year of the PPA phase-in period. However, Mr. Kirkland’s recognized pay increased more than for other NEOs, except for Mr. Crowe, which increased his pension benefit. For Mr. Watson, the full PPA phase-in was used, which resulted in a higher interest rate to calculate the present value of his benefit and the net of a decrease in the present value for the higher interest rate and increases in the present value due to an additional year of service and a shorter discount period to retirement age was an increase in pension value.

Executive Compensation (Continued)

(6)	All Other Compensation for 2008 includes the following:

Name	ESIP Company Contributions(a)	ESIP-RP Company Contributions(a)	Company- Paid Life Insurance Premiums(b)	Perquisites(c)				Total All Other Compensation
				Financial Counseling	Aircraft/ Other(d)	Motor Vehicles	Home Security
D.J. O’Reilly	$18,400	$113,600	$15,923	$21,870	$93,876	$2,237	$978	$266,884
S.J. Crowe	$18,400	$ 37,567	$ 6,779	$12,480	$ —	$ —	$ —	$ 75,226
P.J. Robertson	$18,400	$ 64,433	$10,012	$16,480	$2,150	$2,287	$330	$114,092
G.L. Kirkland	$18,400	$ 45,633	$ 4,952	$12,480	$ —	$ —	$ —	$ 81,465
J.S. Watson	$18,400	$ 45,633	$ 2,641	$12,480	$ —	$ —	$ 85	$ 79,239

(a)	The Employee Savings Investment Plan for executives is common in design and purpose to those for the broad base of employees in the United States. When an employee contributes 2% of earnings to the ESIP, the Company provides an 8% match. Employees may choose to contribute 1% and receive a 4% match. They may also choose to contribute an amount above 2%, but none of the amount above 2% is matched. The Company match up to IRS limits ($230,000 of income in 2008) is made to the qualified ESIP account. For amounts above the IRS limit, the executive can elect to have 2% of base pay directed into the Deferred Compensation Plan and the Company will match those funds in the nonqualified ESIP Restoration Plan. Chevron Incentive Plan awards were not eligible for an ESIP or ESIP Restoration Plan company match in 2008.

(b)	This column includes basic life insurance and on-the-job accident insurance. Generally, all U.S. employees have basic company-paid life insurance, which would remit a benefit to the beneficiary in the amount of two times the employee’s base salary in the event of death.

(c)	Perquisites within Chevron are very limited and consist of only financial counseling fees, home security, and the incremental cost to the Company for personal use of Company motor vehicles and Company aircraft. We do not provide tax gross-ups to our NEOs for any perquisites.

(d)	Generally, executives are not allowed to use the Company planes for personal use. For security reasons, the CEO has been requested to use the Company plane in most instances, and on a very limited basis, the CEO has authorized the personal use of Company aircraft for other key executives if it is in relation to and part of a trip that is business related. Incremental cost was determined by multiplying the operating hours attributable to personal use by the average estimated direct operating costs and the addition of crew costs for overnight lodging and meals and airport landing fees, as applicable, divided by the number of passengers.

Executive Compensation (Continued)

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2008

The following table sets forth information concerning the grants of non-equity and equity incentive plan awards to our named executive officers, or “NEOs,” in 2008. Non-equity incentive plan awards are made under our Chevron Incentive Plan, and equity incentive awards (performance shares and stock options) are made under our Long-Term Incentive Plan. These awards are also described in our Compensation Discussion and Analysis, above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
D.J. O’Reilly	CIP		—	$2,062,500	—
	Perf. Shares	3/26/2008				10,750	43,000	86,000			$4,262,160
	Options	3/26/2008							275,000	$84.96	$4,391,750
S.J. Crowe	CIP		—	$576,000	—
	Perf. Shares	3/26/2008				4,375	17,500	35,000			$1,734,600
	Options	3/26/2008							112,000	$84.96	$1,788,640
P.J. Robertson	CIP		—	$945,000	—
	Perf. Shares	3/26/2008				6,000	24,000	48,000			$2,378,880
	Options	3/26/2008							150,000	$84.96	$2,395,500
G.L. Kirkland	CIP		—	$652,000	—
	Perf. Shares	3/26/2008				4,375	17,500	35,000			$1,734,600
	Options	3/26/2008							112,000	$84.96	$1,788,640
J.S. Watson	CIP		—	$652,000	—
	Perf. Shares	3/26/2008				4,375	17,500	35,000			$1,734,600
	Options	3/26/2008							112,000	$84.96	$1,788,640

(1)	CIP is an annual incentive plan that pays a cash award for performance and is paid in the April following the performance year. See our Compensation Discussion and Analysis for a detailed description of CIP awards. Actual 2008 performance year awards are shown in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column. Under the CIP, there is no threshold or maximum award.

(2)	Relates to performance share awards issued under our Long-Term Incentive Plan. See our Compensation Discussion and Analysis for a detailed description of performance share awards. “Target” is the number of performance shares awarded in 2008. “Threshold” represents the lowest possible payout (25% of the grant) if there is a payout, and “Maximum” reflects the highest possible payout (200% of the grant). The cash payout, if any, will occur at the end of the three-year performance period (January 2008 to December 2010) and will be calculated in the manner described in Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2008” table, below.

(3)	Relates to options granted under the LTIP on March 26, 2008. See our Compensation Discussion and Analysis for a detailed description of stock option awards. Options have a 10-year term and vest 33.33% at each anniversary of the date of grant for three years.

(4)	The exercise price is the closing price of Chevron common stock on the March 26, 2008, grant date.

(5)	The grant date fair value was determined under FAS 123R for financial reporting purposes. For a discussion of the determination of fair value of stock options under FAS 123R, see Note 21 (Stock Options and Other Share-Based Compensation) to the Corporation’s Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. For a discussion of the determination of fair value for performance shares, see Footnote 2 to the “Summary Compensation Table,” above.

Executive Compensation (Continued)

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table sets forth information concerning the outstanding equity incentive awards at December 31, 2008, for each of our named executive officers, or “NEOs.”

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
D.J. O’Reilly		275,000 (3)	$84.9600	3/26/2018			101,000 (4)	$14,941,940
	125,000	250,000 (5)	$74.0800	3/28/2017
	266,666	133,334 (6)	$56.6300	3/23/2016
	425,000		$56.7600	6/29/2015
	460,000		$47.0550	6/30/2014
	460,000		$36.7000	6/25/2013
S.J. Crowe		112,000 (3)	$84.9600	3/26/2018			37,500 (7)	$ 5,547,750
	41,666	83,334 (5)	$74.0800	3/28/2017
	50,000	25,000 (6)	$56.6300	3/23/2016
	80,000		$56.7600	6/29/2015
P.J. Robertson		150,000 (3)	$84.9600	3/26/2018	18,376 (8)	$1,359,277	51,000 (9)	$ 7,544,940
	56,666	113,334 (5)	$74.0800	3/28/2017
	113,333	56,667 (6)	$56.6300	3/23/2016
	180,000		$56.7600	6/29/2015
	200,000		$47.0550	6/30/2014
	200,000		$36.7000	6/25/2013
G.L. Kirkland		112,000 (3)	$84.9600	3/26/2018	7,706 (8)	$570,020	37,500 (10)	$ 5,547,750
	41,666	83,334 (5)	$74.0800	3/28/2017
	83,333	41,667 (6)	$56.6300	3/23/2016
	115,000		$56.7600	6/29/2015
	90,000		$47.0550	6/30/2014
J.S. Watson		112,000 (3)	$84.9600	3/26/2018	14,227 (8)	$1,052,344	37,500 (11)	$ 5,547,750
	41,666	83,334 (5)	$74.0800	3/28/2017
	83,333	41,667 (6)	$56.6300	3/23/2016
	115,000		$56.7600	6/29/2015

(1)	Market value is based upon number of restricted stock units (including fractional units) that have not vested multiplied by $73.97, which was the 12/31/08 closing price of Chevron common stock.

(2)	Estimated payout value is based upon the number of performance shares multiplied by the assumed performance modifier of 200% multiplied by $73.97, the 12/31/08 closing price of Chevron common stock. The performance modifier for the most recent payout was 175%, which exceeded the threshold. The estimated payout value is based on the next higher performance measure, or 200%. The estimated payout value might not necessarily reflect the final payout. The final payout will be calculated in the manner described in Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2008” table, below.

(3)	Stock options vest at the rate of 33.33% per year, with the vesting dates of 3/26/09, 3/26/10 and 3/26/11.

(4)	Includes performance shares that vest at the end of the three-year performance period; 58,000 shares vest on 12/31/09, and 43,000 shares vest on 12/31/10.

(5)	Stock options vest at the rate of 33.33% per year, with the vesting dates of 3/28/08, 3/28/09 and 3/28/10.

(6)	Stock options vest at the rate of 33.33% per year, with the vesting dates of 3/23/07, 3/23/08 and 3/23/09.

(7)	Includes performance shares that vest at the end of the three-year performance period; 20,000 shares vest on 12/31/09, and 17,500 shares vest on 12/31/10.

(8)	Includes unvested restricted stock units granted on 6/25/03 and the dividend equivalents reinvested as additional restricted stock units, all of which will vest on 6/25/11.

Executive Compensation (Continued)

(9)	Includes performance shares that vest at the end of the three-year performance period; 27,000 shares vest on 12/31/09, and 24,000 shares vest on 12/31/10.

(10)	Includes performance shares that vest at the end of the three-year performance period; 20,000 shares vest on 12/31/09, and 17,500 shares vest on 12/31/10.

(11)	Includes performance shares that vest at the end of the three-year performance period; 20,000 shares vest on 12/31/09, and 17,500 shares vest on 12/31/10.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

The following table sets forth information concerning the cash value realized by each of our named executive officers, or “NEOs,” upon exercise of options or vesting of stock awards in 2008.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
D.J. O’Reilly	400,000	(3)	$21,064,640	244,000	$21,355,800
S.J. Crowe	152,000	(4)	$8,043,532	47,000	$4,127,600
P.J. Robertson	160,000	(5)	$8,941,568	103,250	$9,040,325
G.L. Kirkland	90,000	(6)	$5,349,042	71,000	$6,155,460
J.S. Watson	240,000	(7)	$12,938,568	71,000	$6,155,460

(1)	Value realized upon exercise was determined by multiplying the number of stock options exercised by the difference between the fair market value of the underlying stock on the exercise date and the exercise price.

(2)	Reflects the cash payout of the performance shares granted in 2005 for performance period July 2005 through June 2008 and the cash payout of the performance shares granted in 2006 for performance period January 2006 through December 2008. We calculate the value of performance share payouts as follows:

First, we calculate our TSR and the TSR of Exxon Mobil, BP, Royal Dutch Shell and ConocoPhillips for the three year performance period. We believe TSR is the best indicator of profitable management of assets, operating efficiencies, progress in meeting our strategic objectives and long-term performance. Moreover, comparing our TSR with that of our competitors helps to adjust for variations in the state of the oil industry and the overall economic climate. We calculate TSR for the three-year performance period for ourselves and our competitors as follows:

TSR =	20-day average ending stock price – 20-day average beginning stock price + reinvested dividend value
20-day average beginning stock price

The result is expressed as an annualized average compound rate of return.

Second, we rank our TSR against the TSR of Exxon Mobil, BP, Royal Dutch Shell and ConocoPhillips to determine the performance modifier applicable to the awards. Our rank then determines what the performance modifier will be, as follows:

Our Rank	1st	2nd	3rd	4th	5th
Performance Modifier	200%	150%	100%	50%	0%

For example, if we rank first in TSR as compared with Exxon Mobil, BP, Royal Dutch Shell and ConocoPhillips, then the performance modifier would be 200%. In the event our measured TSR is within 1% of the nearest competitor(s), the results will be considered a tie, and payout will be determined by dividing the payout percentages by the number of companies in the tie. For example, if Chevron ranks fourth in TSR, which ties with the TSR of the company that ranks fifth, it will result in a modifier of 25%.

Executive Compensation (Continued)

Third, we determine the actual dollar amount of the performance share award to payout. Performance share awards are paid out in cash as follows:

Number of Performance Shares Granted	×	Performance Modifier	×	20-Day Trailing Average Price of Chevron Common Stock at the End of the Performance Period	=	Value at Vesting

For awards of performance shares made in 2005, the three-year performance period ended June 2008. Chevron ranked first in TSR compared with Exxon Mobil, BP, Royal Dutch Shell and ConocoPhillips. Accordingly, the performance share value vested in 2008 for 2005 awards was calculated as follows:

	Shares Granted	×	Modifier	=	Shares Acquired on Vesting	×	20-Day Trailing Average Price	=	Value Realized on Vesting
D.J. O’Reilly	66,000		200%		132,000		$98.71		$13,029,720
S.J. Crowe	13,000		200%		26,000		$98.71		$ 2,566,460
P.J. Robertson	28,000		200%		56,000		$98.71		$ 5,527,760
G.L. Kirkland	18,000		200%		36,000		$98.71		$ 3,553,560
J.S. Watson	18,000		200%		36,000		$98.71		$ 3,553,560

For awards of performance shares made in 2006, the three-year performance period ended December 2008. (For awards made in 2006 and future awards, the Board’s Management Compensation Committee changed the grant date to March of the applicable year and realigned the performance periods to end with Chevron’s December 31 fiscal year-end.), Chevron ranked second in TSR compared with Exxon Mobil, BP, Royal Dutch Shell and ConocoPhillips. Chevron TSR was in tie with the TSR of the peer ranked first. Accordingly, the performance share value vested in 2008 for 2006 awards was calculated as follows:

	Shares Granted	×	Modifier	=	Shares Acquired on Vesting	×	20-Day Trailing Average Price	=	Value Realized on Vesting
D.J. O’Reilly	64,000		175%		112,000		$74.34		$8,326,080
S.J. Crowe	12,000		175%		21,000		$74.34		$1,561,140
P.J. Robertson	27,000		175%		47,250		$74.34		$3,512,565
G.L. Kirkland	20,000		175%		35,000		$74.34		$2,601,900
J.S. Watson	20,000		175%		35,000		$74.34		$2,601,900

(3)	Consists of 400,000 shares from the exercise of stock options granted in 2002.

(4)	Consists of 34,000 shares from the exercise of stock options granted in 2001; 34,000 shares from the exercise of stock options granted in 2002; 42,000 shares from the exercise of stock options granted in 2003; and 42,000 shares from the exercise of stock options granted in 2004.

(5)	Consists of 160,000 shares from the exercise of stock options granted in 2002.

(6)	Consists of 90,000 shares from the exercise of stock options granted in 2003.

(7)	Consists of 120,000 shares from the exercise of stock options granted in 2003 and 120,000 shares from the exercise of stock options granted in 2004.

Executive Compensation (Continued)

PENSION BENEFITS TABLE

The following table sets forth information concerning the present value of benefits accumulated by our named executive officers, or “NEOs,” under our defined benefit retirement plans, or pension plans.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
D.J. O’Reilly	Chevron Retirement Plan	37	$ 1,510,150	$0
	Chevron Retirement Restoration Plan		$36,955,886
S.J. Crowe	Chevron Retirement Plan	36	$ 1,509,529	$0
	Chevron Retirement Restoration Plan		$ 8,526,034
P.J. Robertson	Chevron Retirement Plan	36	$ 1,449,460	$0
	Chevron Retirement Restoration Plan		$15,965,949
G.L. Kirkland	Chevron Retirement Plan	33	$ 1,166,052	$0
	Chevron Retirement Restoration Plan		$ 8,623,744
J.S. Watson	Chevron Retirement Plan	27	$ 624,308	$0
	Chevron Retirement Restoration Plan		$ 4,562,009

(1)	Credited service is generally the period that an employee is a participant in the plan for which he or she is an eligible employee and receives pay from a participating company. It is not Chevron’s policy to grant extra years of credited service to participants. However, credited service may include similar service with certain companies acquired in the past by Chevron. Credited service does not include service prior to July 1, 1986, during which certain employees were under age 25. Only Messrs. O’Reilly, Kirkland and Watson have such pre–age 25 service. Their actual years of service are as follows: Mr. O’Reilly, 40 years; Mr. Kirkland, 34 years; Mr. Watson, 28 years. Benefits are lower because the years of service between date of hire and age 25 are excluded from the benefit calculation.

(2)	Reflects the present value of the accumulated benefit as of December 31, 2008. This is the present value of the benefit determined as though the participant retires at the earliest age when participants may retire without any benefit reduction due to age (age 60, or current age if older, for the named executive officers), using service and compensation as of December 31, 2008. This present value is then discounted with interest to the date used for financial reporting purposes. Except for the assumption that the retirement age is the earliest retirement without a benefit reduction due to age, the assumptions used to compute the present value of accumulated benefits are the assumptions used for financial reporting purposes on December 31, 2008. These assumptions include the discount rate of 6.25% as of December 31, 2008. This rate was selected based on a cash flow analysis that matched estimated future benefit payments to the Citigroup Pension Discount Yield Curve as of year-end 2008. The discount rate at the end of 2008 and 2007 was 6.25%. The present values reflect the lump sum forms of payment based on the lump sum interest rate assumptions used for financial reporting purposes on December 31, 2008 which are representative of the Pension Protection Act of 2006 (PPA) lump sum interest rates and phase-in period.

Total Pension Benefit Payable to the Named Executive Officers

Our NEOs are eligible for a pension after retirement and participate in both the Chevron Retirement Plan (CRP) (a defined-benefit pension plan that is intended to be tax-qualified under Internal Revenue Code section 401(a)) and the Chevron Retirement Restoration Plan (RRP) (an unfunded nonqualified defined-benefit pension plan). The RRP is designed to provide benefits comparable with those provided by the CRP but that cannot be paid from the CRP because of Internal Revenue Code limitations on benefits and earnings.

Executive Compensation (Continued)

The age 65 RRP retirement benefit is calculated as follows:

Highest average base salary and CIP awards for 36 consecutive months, not limited by Internal Revenue Code (1)	×	Benefit Accrual Service used by the CRP	×	1.6%	–	Social Security Offset used by the CRP	=	Total Retirement Benefit, expressed as a single life annuity

Highest average base salary and CIP awards for 36 consecutive months, as limited by Internal Revenue Code (2)	×	Benefit Accrual Service used by the CRP	×	1.6%	–	Social Security Offset used by the CRP	=	Total CRP Benefit, expressed as a single life annuity

Total Retirement Benefit			–	Total CRP Benefit			=	Total RRP Benefit, expressed as a single life annuity

(1)	On December 31, 2008, the covered compensation for the total retirement benefit was: Mr. O’Reilly, $5,266,667; Mr. Crowe, $1,388,333; Mr. Robertson, $2,487,500; Mr. Kirkland, $1,761,250; and Mr. Watson, $1,762,917.

(2)	On December 31, 2008, the covered compensation for the Chevron Retirement Plan benefit, after reflecting the Internal Revenue Code compensation limitation, was $225,000 for all NEOs.

The age 65 RRP benefit is reduced by early retirement discount factors of 0% per year above age 60, at 5% per year from age 60 to age 50, and actuarially reduced below age 50 as prescribed by the plans.

A participant is eligible for an early retirement benefit if he or she is vested on the date employment ends. Generally, a participant is vested after completing five years of Vesting and Eligibility Service. All NEOs are eligible for an early retirement benefit.

A single life annuity is the normal form of benefit under the CRP, but retirees may also elect to receive an equivalent lump sum payment instead of an annuity. Joint and survivor annuity, life and term-certain annuity, and uniform income annuity options are also available under the CRP. The lump sum equivalent and optional annuity forms of payment are calculated by multiplying the early retirement benefit by actuarial factors, based on age, in effect on the benefit calculation date. The Internal Revenue Code applicable interest rate and applicable mortality table are used for converting from a single life annuity to an actuarially equivalent single lump sum equivalent. Employees can elect to have their CRP benefit commence prior to normal retirement age, which is age 65, but no earlier than when employment ends.

The RRP may be paid one year following separation from service. Retirees may elect to receive the RRP lump sum equivalent in a single payment or in up to 10 annual installments.

Executive Compensation (Continued)

Our NEOs made the following RRP distribution elections:

Name	# of Annual Installments Elected	Time of First Payment
D.J. O’Reilly	1	First January that is at least one year following separation from service
S.J. Crowe	5	First quarter that is at least one year following separation from service
P.J. Robertson	1	First January that is at least one year following separation from service
G.L. Kirkland	5	First quarter that is at least one year following separation from service
J.S. Watson	1	First January that is at least one year following separation from service

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information concerning the value of each of our named executive officers, or “NEO’s,” compensation deferred pursuant to our Deferred Compensation Plan for Management Employees and our Deferred Compensation Plan for Management Employees II (both the DCP) and our Employee Savings Investment Restoration Plan (ESIP-RP).(1)

Name	Executive Contributions in the Last Fiscal Year(2)	Registrant Contributions in the Last Fiscal Year(3)	Aggregate Earnings in the Last Fiscal Year(4)	Aggregate Withdrawals/ Distributions(5)	Aggregate Balance at Last Fiscal Year-End(6)
D.J. O’Reilly	$660,000	$113,600	-$2,278,081	—	$10,449,596
S.J. Crowe	$279,833	$ 37,567	-$1,024,208	—	$ 2,280,179
P.J. Robertson	$ 38,421	$ 64,433	-$1,389,268	—	$ 5,620,247
G.L. Kirkland	$ 11,408	$ 45,633	-$ 107,956	—	$ 500,538
J.S. Watson	$ 11,408	$ 45,633	-$ 971,386	—	$ 3,269,937

(1)	The DCP provides for deferrals of up to 90% of Chevron Incentive Plan awards and Long-Term Incentive Plan performance shares, and up to 40% of salary. Participants are required to defer all salary in excess of the Internal Revenue Code Section 162(m) limit.

The DCP is a nonfunded plan. Earnings on the DCP deferrals accrue based on an NEO’s selection of investments from 10 different funds designated by the Management Compensation Committee of the Board of Directors and that are also available in the Employee Savings Investment Plan. Participants may transfer into and out of funds daily, except that they may not make opposite-way transfers within 60 days. DCP funds and their annual rates of return, as of December 31, 2008, are:

Chevron Stock Fund	-18.36%
Vanguard Institutional Index Fund	-36.95%
Vanguard Prime Money Market Fund	2.77%
Vanguard Windsor II Fund	-36.70%
Vanguard PRIMECAP Fund	-32.41%
Vanguard Developed Markets Index Fund	-41.62%
Vanguard Balanced Index Signal Shares	-22.12%
Vanguard Extended Market Index Signal Shares	-38.61%
Vanguard Total Stock Market Index Signal Shares	-36.99%
Vanguard Total Bond Market Index Signal Shares	5.15%

NEOs and other insiders may only transact in the Chevron Stock Fund during a 20-business day period that begins on the third business day after the release of quarterly earnings (an “Insider Trading Window”). Deferrals for NEOs and other insiders who elect that their deferrals be tracked with reference to Chevron common stock are, upon deferral, tracked with

Executive Compensation (Continued)

reference to the Vanguard Federal Money Market Fund. At the close of the Insider Trading Window, the balance of the Vanguard Federal Money Market Fund is transferred to the Chevron Stock Fund. The 2008 annual rate of return for the Vanguard Federal Money Market Fund is 2.53%.

DCP payments are made after the end of employment in up to 10 annual installments. Participants who terminated prior to 2006 could elect up to 15 annual installments. Amounts tracked in Chevron common stock, are paid in stock and all other amounts are paid in cash. Participants may elect payment to commence as early as the quarter that is 12 months following separation from service.

The ESIP-RP provides for the company contribution that would have been paid in the qualified ESIP except that the participants’ earnings are above the Internal Revenue Code 401(a)(17) limit. A minimum 2% deferral on base pay over the tax code’s annual compensation limit is required in order to receive a company contribution in the ESIP-RP. Contributions are tracked in phantom Chevron common stock units. Participants receive phantom dividends on these units, based on the dividend rate as is earned on Chevron common stock. Plan balances may be forfeited if a participant engages in misconduct. Accounts are paid out in cash, commencing as early as the quarter that is 12 months following separation from service, in up to 10 or 15 annual installments.

Below are the payment elections made by each of the NEOs:

Name	Plan	# of Annual Installments Elected	Time of First Payment
D.J. O’Reilly	DCP	10	First quarter that is at least one year following separation from service
	ESIP-RP	10	First quarter that is at least one year following separation from service
S.J. Crowe	DCP	5	First quarter that is at least one year following separation from service
	ESIP-RP	5	First quarter that is at least one year following separation from service
P.J. Robertson	DCP	10	First quarter that is at least one year following separation from service
	ESIP-RP	10	First quarter that is at least one year following separation from service
G.L. Kirkland	DCP	3	First quarter that is at least one year following separation from service
	ESIP-RP pre-2005	5	First quarter that is at least one year following separation from service
	ESIP-RP post-2004	3	First quarter that is at least one year following separation from service
J.S. Watson	DCP	1	First January that is at least one year following separation from service
	ESIP-RP	1	First January that is at least one year following separation from service

If a plan participant engages in misconduct, DCP balances related to awards made under the Long-Term Incentive Plan or the Chevron Incentive Plan on or after June 29, 2005, may be forfeited. The definition of misconduct includes conduct that requires an accounting restatement due to material noncompliance, unlawfully using or disclosing Company confidential information, failing to return Company property upon termination of employment, failing to inform a new employer of the former Company employee’s confidentiality obligations, inducing Company employees or customers to cease work or breach a contract with the Company, and committing embezzlement, fraud or theft with respect to Company property.

(2)	Reflects salary deferrals in 2008. (No NEO deferred CIP or LTIP award amounts.) These amounts are also included in the “Salary” column that is reported in the “Summary Compensation Table,” above.

(3)	Represents ESIP-RP contributions by the Company for 2008. These amounts are also reflected in the “All Other Compensation” column in the “Summary Compensation Table,” above.

(4)	Represents the difference between DCP and ESIP-RP balances at December 31, 2008, and December 31, 2007, less salary deferrals and ESIP-RP contributions.

(5)	In-service withdrawals are not permitted from the DCP or the ESIP-RP.

(6)	Represents DCP and ESIP-RP balances as of December 31, 2008. Includes (a) NEO contributions reported as “Salary” in our “Summary Compensation Table” for 2006, 2007 and 2008, as specified in Footnote 1 to our “Summary Compensation Table,” above, and (b) Chevron’s ESIP-RP contributions reported as “All Other Compensation” in our “Summary Compensation Table” for 2006, 2007 and 2008. 2008 amounts are quantified in Footnote (6)(a) to our “All Other Compensation Table.” 2006 and 2007 ESIP-RP amounts are as follows: Mr. O’Reilly, $226,067; Mr. Crowe, $58,900; Mr. Robertson, $118,067; Mr. Kirkland, $78,450; and Mr. Watson, $78,917.

Executive Compensation (Continued)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our named executive officers, or “NEOs,” do not have employment contracts or any other agreements or arrangements that provide for special guaranteed payments upon retirement, nor are they eligible for enhanced severance or acceleration of outstanding equity grants in the event of a change-in-control. However, upon termination in the circumstances described below, our NEOs are entitled to accrued and vested interests (and in some cases deemed vesting of unvested interests) in their outstanding equity awards, retirement plan benefits and certain limited perquisites.

Termination for reasons other than cause will result in full or partial vesting of equity grants. Full or partial vesting, if any, is a function of the sum of an NEO’s age plus his time in service and the reasons for termination. Our policy of full or partial vesting for outstanding equity grants based on an NEO’s age and time in service is a reflection of our belief that our equity and benefit programs should be based upon a career employment model designed to encourage retention and long-term employment. Since many of our business decisions have long-term horizons and to ensure our executives have a vested interest in our future profitability, such programs allow executives with long service to continue to share in our success. The terms and effect of full or partial vesting of outstanding, but unvested equity grants is illustrated by the following table.

Termination Circumstance	Effect of Termination on Options	Effect of Termination on Performance Shares
Employed less than one year after grant date	Forfeit 100% of grant.
Employed for at least one year after grant date, and on termination date either:	Vest 100% of grant.
• have at least 90 points (sum of age and service), or • are at least age 65	Remaining term to exercise vested stock options.	Award will be based on and paid at the end of the full performance period(s).
Employed for at least one year after grant date, and on termination date either:	Total amount of grant deemed vested is calculated as follows:
	Total # of options subject to the grant	# of performance shares granted

• have at least 75 points (sum of age and service), or	multiplied by	multiplied by

• are at least age 60	# of whole months from the grant date to the termination date, up to a maximum of 36 months	# of whole months from the performance period start date to the termination date, up to a maximum of 36 months

	divided by 36 months	divided by 36 months

Exercisable options shall be reduced by the number of options previously exercised.
	The lesser of five years from termination or remaining term to exercise.	Award will be based on and paid at the end of the full performance period(s).
Other termination	Forfeit all unvested options. The lesser of 180 days from termination or remaining term to exercise vested stock options.	Forfeit all outstanding grants.
Misconduct	Forfeit all outstanding grants.	Forfeit all outstanding grants.

Executive Compensation (Continued)

For the tables that follow, we have assumed that each NEO terminated his employment on December 31, 2008. Amounts reported do not include accrued retirement and other benefits otherwise reported in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables.

D.J. O’Reilly

Executive Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$ 0	$ 0	$ 0	$ 0
Chevron Incentive Plan	$ 0	$ 0	$ 0	$ 0
Severance	$ 0	$ 0	$ 0	$ 0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$2,312,012	$2,312,012	$2,312,012	$ 0
Restricted Stock Units	$ 0	$ 0	$ 0	$ 0
Performance Shares	$4,290,260	$4,290,260	$4,290,260	$ 0
Benefits and Perquisites: (5)
Post-Retirement Health Care	$ 52,000	$ 52,000	$ 0	$52,000
Life Insurance Proceeds (6)	$ 0	$ 0	$3,300,000	$ 0
Office and Secretarial Services	$ 182,000	$ 182,000	$ 0	$ 0
Total	$6,836,272	$6,836,272	$9,902,272	$52,000

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	The compensation received for termination due to disability or death is identical to what would be received as a result of termination based upon 90 or more age and service points.

(3)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants in or after 2005 that have been exercised, the Board has the ability to claw-back any gains, as described in our Compensation Discussion and Analysis in “Part III—Other Matters That Affect How We Compensate Our NEOs,” under “Compensation Recovery Policies.”

(4)	Vesting of options and performance shares under the LTIP is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. O’Reilly has more than 90 points, which results in deemed vesting of all unvested LTIP grants held at least one year from the date of grant, or one-third of the 2006 stock option grant, two-thirds of the 2007 stock option grant, and 100% of the 2007 performance share grant. The 2008 stock option and performance share grants are forfeited upon a 12/31/2008 termination.

Stock option values are calculated based on the difference between the 12/31/2008 closing price of Chevron common stock, $73.97, and the option exercise price as reported in the “Outstanding Equity Awards at 2008 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested options are exercisable for the remaining term and expire on the 10th anniversary of the grant date.

Performance share values are calculated based on the 12/31/2008 closing price of Chevron common stock, $73.97, and a modifier of 100%. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Options Exercised and Stock Vested in Fiscal Year 2008” table, above. A lump sum cash payment is made at the end of the performance period.

(5)	Mr. O’Reilly is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and the Chevron Retirement Restoration Plan in the first quarter that is 12 months following termination. He elected his RRP to be paid in a lump sum, commencing in the first January that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Mr. O’Reilly is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least 12 months following separation from service. He elected these plans to be paid in 10 annual installments, commencing in the first quarter that is 12 months following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	If termination is a result of death in service, company-paid life insurance is two times his annual salary.

Executive Compensation (Continued)

S.J. Crowe

Executive Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$ 0	$ 0	$ 0	$ 0
Chevron Incentive Plan	$ 0	$ 0	$ 0	$ 0
Severance	$ 0	$ 0	$ 0	$ 0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$ 433,500	$ 433,500	$ 433,500	$ 0
Restricted Stock Units	$ 0	$ 0	$ 0	$ 0
Performance Shares	$1,479,400	$1,479,400	$1,479,400	$ 0
Benefits and Perquisites: (5)
Post-Retirement Health Care	$ 59,000	$ 59,000	$ 0	$59,000
Life Insurance Proceeds (6)	$ 0	$ 0	$1,440,000	$ 0
Office and Secretarial Services	$ 0	$ 0	$ 0	$ 0
Total	$1,971,900	$1,971,900	$3,352,900	$59,000

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	The compensation received for termination due to disability or death is identical to what would be received as a result of termination based upon 90 or more age and service points.

(3)	Termination for cause results in cancellation of all outstanding grants, vested or unvested. For grants in or after 2005 that have been exercised, the Board has the ability to claw-back any gains, as described in our Compensation Discussion and Analysis in “Part III—Other Matters That Affect How We Compensate Our NEOs,” under “Compensation Recovery Policies.”

(4)	Vesting of options and performance shares under the LTIP is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Crowe has more than 90 points, which results in deemed vesting of all unvested LTIP grants held at least one year from the date of grant, or one-third of the 2006 stock option grant, two-thirds of the 2007 stock option grant, and 100% of the 2007 performance share grant. The 2008 stock option and performance share grants are forfeited upon a 12/31/2008 termination.

Stock option values are calculated based on the difference between the 12/31/2008 closing price of Chevron common stock, $73.97, and the option exercise price as reported in the “Outstanding Equity Awards at 2008 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested options are exercisable for the remaining term and expire on the 10th anniversary of the grant date.

Performance share values are calculated based on the 12/31/2008 closing price of Chevron common stock, $73.97, and a modifier of 100%. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2008” table, above. A lump sum cash payment is made at the end of the performance period.

(5)	Mr. Crowe is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and the Chevron Retirement Restoration Plan in the first quarter that is 12 months following termination. He elected his RRP to be paid in five annual installments, commencing in the first quarter that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Mr. Crowe is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least 12 months following separation from service. He elected these plans to be paid in five annual installments, commencing in the first quarter that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	If termination is a result of death in service, company-paid life insurance is two times his annual salary.

Executive Compensation (Continued)

P.J. Robertson

Executive Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$ 0	$ 0	$ 0	$ 0
Chevron Incentive Plan	$ 0	$ 0	$ 0	$ 0
Severance	$ 0	$ 0	$ 0	$ 0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$ 982,606	$ 982,606	$ 982,606	$ 0
Restricted Stock Units	$ 0	$ 934,503	$ 934,503	$ 0
Performance Shares	$1,997,190	$1,997,190	$1,997,190	$ 0
Benefits and Perquisites: (5)
Post-Retirement Health Care	$ 52,000	$ 52,000	$ 0	$52,000
Life Insurance Proceeds (6)	$ 0	$ 0	$2,100,000	$ 0
Office and Secretarial Services	$ 182,000	$ 182,000	$ 0	$ 0
Total	$3,213,796	$4,148,299	$6,014,299	$52,000

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Mr. Robertson received a retention grant of 31,000 (split adjusted) restricted stock units in 2003. Fifty percent vested in June 2007, and 50% will vest on 6/25/11. Termination due to death or disability results in pro-rata vesting of his restricted stock unit grant. Payment is made in stock during the next Insider Trading Window following the termination event. All other compensation is identical to what would be received as a result of termination based on 90 or more age and service points.

(3)	Termination for cause results in cancellation of all outstanding grants, vested or unvested. For grants in or after 2005 that have been exercised, the Board has the ability to claw-back any gains, as described in our Compensation Discussion and Analysis in “Part III—Other Matters That Affect How We Compensate Our NEOs,” under “Compensation Recovery Policies.”

(4)	Vesting of options and performance shares under the LTIP is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Robertson has more than 90 points, which results in deemed vesting of all unvested LTIP grants held at least one year from the date of grant, or one-third of the 2006 stock option grant, two-thirds of the 2007 stock option grant, and 100% of the 2007 performance share grant. The 2008 stock option and performance share grants are forfeited upon a 12/31/2008 termination.

Stock option values are calculated based on the difference between the 12/31/2008 closing price of Chevron common stock, $73.97, and the option exercise price as reported in the “Outstanding Equity Awards at 2008 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested options are exercisable for the remaining term and expire on the 10th anniversary of the grant date.

Performance share values are calculated based on the 12/31/2008 closing price of Chevron common stock, $73.97, and a modifier of 100%. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2008” table, above. A lump sum cash payment is made at the end of the performance period.

(5)	Mr. Robertson is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and the Chevron Retirement Restoration Plan in the first quarter that is 12 months following termination. He elected his RRP to be paid in a lump sum in the first January that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Mr. Robertson is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least 12 months following separation from service. He elected these plans to be paid in 10 annual installments, commencing in the first quarter that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	If termination is a result of death in service, company-paid life insurance is two times his annual salary.

Executive Compensation (Continued)

G.L. Kirkland

Executive Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$ 0	$ 0	$ 0	$ 0
Chevron Incentive Plan	$ 0	$ 0	$ 0	$ 0
Severance	$ 0	$ 0	$ 0	$ 0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$ 722,506	$ 722,506	$ 722,506	$ 0
Restricted Stock Units	$ 0	$ 391,889	$ 391,889	$ 0
Performance Shares	$1,479,400	$1,479,400	$1,479,400	$ 0
Benefits and Perquisites: (5)
Post-Retirement Health Care	$ 76,000	$ 76,000	$ 0	$76,000
Life Insurance Proceeds (6)	$ 0	$ 0	$1,630,000	$ 0
Office and Secretarial Services	$ 0	$ 0	$ 0	$ 0
Total	$2,277,906	$2,669,795	$4,223,795	$76,000

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Mr. Kirkland received a retention grant of 13,000 (split adjusted) restricted stock units in 2003. Fifty percent vested in June 2007, and 50% will vest on 6/25/11. Termination due to death or disability results in pro-rata vesting of his restricted stock unit grant. Payment is made in stock during the next Insider Trading Window following the termination event. All other compensation is identical to what would be received as a result of termination based on 90 or more age and service points.

(3)	Termination for cause results in cancellation of all outstanding grants, vested or unvested. For grants in or after 2005 that have been exercised, the Board has the ability to claw-back any gains, as described in our Compensation Discussion and Analysis in “Part III—Other Matters That Affect How We Compensate Our NEOs,” under “Compensation Recovery Policies.”

(4)	Vesting of options and performance shares under the LTIP is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Kirkland has more than 90 points, which results in deemed vesting of all unvested LTIP grants held at least one year from the date of grant, or one-third of the 2006 stock option grant, two-thirds of the 2007 stock option grant, and 100% of the 2007 performance share grant. The 2008 stock option and performance share grants are forfeited upon a 12/31/2008 termination.

Stock option values are calculated based on the difference between the 12/31/2008 closing price of Chevron common stock, $73.97, and the option exercise price as reported in the “Outstanding Equity Awards at 2008 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested options are exercisable for the remaining term and expire on the 10th anniversary of the grant date.

Performance share values are calculated based on the 12/31/2008 closing price of Chevron common stock, $73.97, and a modifier of 100%. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2008” table, above. A lump sum cash payment is made at the end of the performance period.

(5)	Mr. Kirkland is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and the Chevron Retirement Restoration Plan in the first quarter that is 12 months following termination. He elected his RRP to be paid in five annual installments, commencing in the first quarter that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Mr. Kirkland is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least 12 months following separation from service. He elected his ESIP-RP to be paid in three annual installments commencing in the first quarter that is at least one year following separation from service for amounts deferred after 2004, and five annual installments commencing in the first quarter that is at least one year following separation from service for amounts deferred prior to 2005. He elected his DCP to be paid in three annual installments, commencing in the first quarter that is at least 12 months following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	If termination is a result of death in service, company-paid life insurance is two times his annual salary.

Executive Compensation (Concluded)

J.S. Watson

Executive Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause(1)	Termination Due to Disability(2)	Termination Due to Death(2)	Termination for Cause(3)
Compensation:
Base Salary	$ 0	$ 0	$ 0	$ 0
Chevron Incentive Plan	$ 0	$ 0	$ 0	$ 0
Severance	$ 0	$ 0	$ 0	$ 0
Long-Term Incentives—unvested but deemed vested upon termination: (4)
Stock Options	$ 541,875	$ 541,875	$ 541,875	$ 0
Restricted Stock Units	$ 0	$ 723,486	$ 723,486	$ 0
Performance Shares	$ 986,242	$ 986,242	$ 986,242	$ 0
Benefits and Perquisites: (5)
Post-Retirement Health Care	$ 107,000	$ 107,000	$ 0	$107,000
Life Insurance Proceeds (6)	$ 0	$ 0	$1,630,000	$ 0
Office and Secretarial Services	$ 0	$ 0	$ 0	$ 0
Total:	$1,635,117	$2,358,603	$3,881,603	$107,000

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination—including termination following a change-in-control. We do not maintain separate change-in-control program for our NEOs.

(2)	Mr. Watson received a retention grant of 24,000 (split adjusted) restricted stock units in 2003. Fifty percent vested in June 2007, and 50% will vest on 6/25/11. Termination due to death or disability results in pro-rata vesting of his restricted stock unit grant. Payment is made in stock during the next Insider Trading Window following the termination event. All other compensation is identical to what would be received as a result of termination based on 75 age and service points.

(3)	Termination for Cause results in cancellation of all outstanding grants, vested or unvested. For grants in or after 2005 which have been exercised, the Board has the ability to claw-back any gains, as described in our Compensation Discussion and Analysis in “Part III—Other Matters That Affect How We Compensate Our NEOs,” under “Compensation Recovery Policies.”

(4)	Vesting of options and performance shares under the LTIP is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Watson has more than 75 points and less than 90 points, which results in pro-rata vesting of all unvested LTIP grants held at least one year from the date of grant.

Mr. Watson’s stock options held at least one year vest based on the number of whole months from the grant date to 12/31/2008. One-fourth of his 2006 and 2007 grants are deemed vested. The remainder of the unvested options, including the entire 2008 grant, are forfeited. Values are calculated based on the difference between the 12/31/2008 closing price of Chevron common stock, $73.97, and the option exercise price as reported in the “Outstanding Equity Awards at 2008 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested stock options have the lesser of five years from termination or the remaining term to exercise.

Performance shares held at least one year vest based on the number of whole months from the performance period start date to 12/31/2008. 24/36 of Mr. Watson’s 2007 grant is deemed vested. The remainder of the unvested shares, including the entire 2008 grant, are forfeited. Values are calculated based on the 12/31/2008 closing price of Chevron common stock, $73.97, and a modifier of 100%. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2008” table, above. A lump sum cash payment is made at the end of the performance period.

(5)	Mr. Watson is also eligible to receive early retirement benefits from the Chevron Retirement Plan upon termination and payment from the Chevron Retirement Restoration Plan in the first quarter that is 12 months following termination. He elected his RRP to be paid in a lump sum in the first January that is at least one year following separation from service. The present value of accumulated benefits is disclosed in the “Pension Benefits” table, above.

Mr. Watson is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan in the first quarter that is at least 12 months following separation from service. He elected these plans to be paid in a lump sum in the first January that is at least one year following separation from service. The aggregate value of the ESIP Restoration Plan and the Deferred Compensation Plan is disclosed in the “Nonqualified Deferred Compensation” table, above.

(6)	If termination is a result of death in service, company-paid life insurance is two times his annual salary.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2008, with respect to Chevron’s equity compensation plans:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)	54,313,818 (3)	$63.09 (4)	109,398,882 (5)
Equity compensation plans not approved by security holders (6)	1,050,852 (7)	$ 0 (8)	0 (9)
Total	55,364,670	$63.09 (4)	109,398,882

(1)	The table does not include information for employee benefit plans of Chevron and subsidiaries intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code and certain foreign employee benefit plans that are similar to Section 401(a) plans. Section 401(a) plans can generally be described as retirement plans intended to meet the tax qualification requirements of the Internal Revenue Code.

The table also does not include information for equity compensation plans assumed by Chevron in mergers and securities outstanding thereunder at December 31, 2008, except for the 451,104 outstanding reloaded options granted in 2007 and 2008 under the Chevron Long-Term Incentive Plan to fulfill the outstanding obligations under the equity compensation plan assumed in the merger with Texaco. Beginning in 2007, these reloaded options are granted under the LTIP until the fulfillment of the options restoration obligation in 2011. The number of securities to be issued upon exercise of outstanding options, warrants and rights under plans assumed in mergers and outstanding at December 31, 2008, excluding the reloaded options granted under the LTIP, was 5,604,864, and the weighted-average exercise price (excluding the reloaded options granted under the LTIP and excluding restricted stock units and other rights for which there is no exercise price) was $43.04. No further grants or awards can be made under these assumed plans; however, certain of the assumed plans provide for restoration options when Chevron common stock or stock equivalents are tendered as consideration for the exercise price of the outstanding stock option grants.

(2)	Consists of two plans: the Chevron Corporation Long-Term Incentive Plan and the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan. Stock options, restricted stock, restricted stock units and performance shares are awarded under the LTIP. Employee stock purchase plan shares are issued under the subplans of the LTIP for certain non-U.S. locations. Restricted stock, restricted stock units and retainer stock options are awarded under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan.

(3)	Consists of 53,908,240 stock options (including retainer stock options), 136,445 restricted stock units under the LTIP, and 269,133 restricted stock units and stock units under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan.

There are no outstanding rights under the non-U.S. employee stock purchase plans as of December 31, 2008.

(4)	The price reflects the weighted average exercise price of stock options under the LTIP and the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan.

(5)	A revised and restated LTIP was approved by the stockholders on April 28, 2004. The maximum number of shares that can be issued under the revised and restated LTIP is 160,000,000. The LTIP has 108,989,559 securities that remain available for issuance. Awards granted under the revised and restated LTIP that are settled in cash or that are deferred under the Deferred Compensation Plan will not deplete the maximum number of shares that can be issued under the plan.

The Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan has 409,323 securities that remain available for issuance. Total shares for which awards may be granted under the plan will not exceed 800,000 shares.

(6)	Consists of the Deferred Compensation Plan, which allows eligible employees to defer receipt of certain compensation until retirement or termination of employment.

(7)	1,050,852 Chevron Stock Fund units were allocated to participant accounts as of December 31, 2008, under the Deferred Compensation Plan. The Deferred Compensation Plan is intended to qualify as an unfunded ERISA pension plan maintained by an employer for a select group of management or highly compensated employees, as described in 26 C.F.R. § 2520.104-23(d). The plan allows participants to defer receipt of earned salary and awards under certain Corporation benefit plans and to invest such deferred amounts in a range of deemed investment alternatives, including, but not limited to, investment in notional units valued with reference to a Chevron Stock Fund. A participant may elect to transfer amounts already credited to his or her deferral account among any of the available investment funds by following the procedures prescribed by the Management Compensation Committee. A participant’s deferral account is distributed in cash, except that amounts valued with reference to the Chevron Stock Fund will be distributed in stock.

(8)	There is no exercise price for outstanding rights under the Deferred Compensation Plan.

(9)	Current provisions of the Deferred Compensation Plan do not provide for a limitation on the number of shares available under the plan. The total actual distributions under the Deferred Compensation Plan were 134,606 shares in 2008, 145,146 shares in 2007 and 198,662 shares in 2006.

Director Compensation

Our compensation for nonemployee Directors is designed to be competitive with our major global energy competitors and other major capital-intensive international companies across industries, to link rewards to business results and stockholder returns, and to facilitate increased ownership of Chevron common stock. We do not have a retirement plan for nonemployee Directors. Our executive officers are not paid additional compensation for their services as Directors.

The Board Nominating and Governance Committee evaluates and recommends to the independent Directors of the Board the compensation for nonemployee Directors, and the independent Directors of the Board set the compensation. Our executive officers have no role in determining the amount or form of compensation. During 2008, the Committee retained the services of an independent compensation consultant, Pearl Meyer & Partners, to assist the Committee with its biennial review of Chevron’s nonemployee Director compensation program. The Committee has the exclusive right to select, retain and terminate Pearl Meyer & Partners as well as to approve any fees, terms or other conditions of Pearl Meyer & Partners’ service. Pearl Meyer & Partners and its lead consultant report directly to the Committee, but may work cooperatively with management to develop analyses and proposals when requested to do so by the Committee. Pearl Meyer & Partners conducted a comprehensive review of Chevron’s nonemployee Director compensation, including a review of director compensation arrangements at Chevron’s Oil Industry Peer Group and Non-Oil Industry Peer Group (the constituent companies of which are identified in “Peer Group Practices” in the Compensation Discussion and Analysis above).

The nonemployee Directors’ compensation program did not change in 2008. Nonemployee Directors continued to receive total annual compensation of $290,000 per Director with 40% to be paid in cash and 60% to be paid in restricted stock units. Beginning with the 2009 Annual Meeting, nonemployee Directors will receive total annual compensation of $300,000 per Director, with 39% to be paid in cash and 61% to be paid in restricted stock units. Committee chairmen will continue to receive an additional $10,000 in cash for their services.

Below, we describe the nonemployee Directors’ 2008 annual compensation:

Cash or Stock Options (at the Director’s Election)

•	$116,000 annual cash retainer is paid in monthly installments beginning with the month the Director is elected to the Board.

•	$10,000 additional annual cash retainer for each Board Committee Chairman also is paid in monthly installments beginning with the month the Director becomes a Committee Chairman.

•

Directors can elect to receive stock options instead of any portion of their cash compensation under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan. The options are granted on the date of the annual meeting of stockholders that the Director is elected. The stock options are exercisable for that number of shares of Chevron common stock determined by dividing the amount of the cash retainer subject to the election by the Black-Scholes value of an option on the date of grant. Elections are made by December 31 in the year preceding the date of grant of the options. The options have an exercise price based on the closing price of Chevron common stock on the date of grant. Half of the award vests six months after the grant date and the remaining half vests on the 12-month anniversary of the grant. The vested options become exercisable on the 12-month anniversary of the grant date and have a term of 10 years.

Director Compensation (Continued)

•

Directors can also elect to defer any portion of the annual cash retainer under the Plan. Deferral elections are made by December 31 preceding the calendar year in which the cash to be deferred is earned. Deferrals are credited, at the Director’s election, into accounts tracked with reference to the same investment fund options available to participants in the Chevron Deferred Compensation Plan for Management Employees II, including a Chevron stock fund. Distribution from the plan is in cash except for amounts valued with reference to a Chevron stock fund, which are distributed in shares of Chevron common stock. Distribution will be made in either one or 10 annual installments for compensation deferred after December 31, 2004, and distributions will be made in one to 10 annual installments for compensation deferred prior to January 1, 2005. Any deferred amounts unpaid at the time of a Director’s death are distributed to the Director’s beneficiary.

Equity

•

$174,000 of the annual compensation is paid in the form of restricted stock units (RSUs) that are granted on the date of the annual stockholders’ meeting that the Director is elected. If a Director is elected to the Board between annual meetings, a pro-rated grant is made. The RSUs are subject to forfeiture (except when the Director dies, reaches mandatory retirement age, becomes disabled, changes primary occupation or enters government service) until the earlier of 12 months or the first annual stockholders’ meeting following the date of the grant. After that, the RSUs are paid out in shares of Chevron common stock unless the Director has elected to defer the payout until retirement under the Plan.

Expenses and Charitable Matching Gift Program

Nonemployee Directors are reimbursed for out-of-pocket expenses incurred in connection with the business and affairs of Chevron. Nonemployee Directors are eligible to participate in our charitable Matching Gift Program, which is available to all our employees. We will match any contributions up to a maximum of $10,000 for gifts made prior to January 1, 2008, and up to a maximum of $5,000 for gifts made thereafter.

Nonemployee Director Compensation During the Fiscal Year Ended December 31, 2008

Various choices available to Directors result in slight differences in reportable compensation, even though each Director was awarded the same amount (except for Committee chairmen, who receive $10,000 extra). Specifically, several Directors elected to receive stock options for all or a portion of the annual cash retainer. The annual cash retainer is paid on a monthly basis.

Director Compensation (Continued)

The following table sets forth the compensation of our nonemployee Directors for the fiscal year ending December 31, 2008.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Samuel H. Armacost	$126,000 (3)	$130,372	—	$10,988 (4)(5)	$267,360
Linnet F. Deily	$116,000	$113,006	—	$ 5,988 (4)(5)	$234,994
Robert E. Denham	$116,000 (6)	$127,674	—	$10,988 (4)(5)	$254,662
Robert J. Eaton	—	$130,372	$113,776 (3)	$17,803 (4)(5)(7)	$261,951
Sam Ginn	$116,000 (6)	$130,372	—	$10,988 (4)(5)	$257,360
Enrique Hernandez, Jr.	$ 7,089 (6)(8)	$ 10,011	—	$ 83 (5)	$ 17,183
Franklyn G. Jenifer	$116,000 (6)	$130,372	—	$20,788 (5)(7)(9)	$267,160
James L. Jones	$ 68,956 (10)	$103,371	—	$ 577 (5)	$172,904
Sam Nunn	$126,000 (3)(6)	$130,372	—	$12,553 (4)(5)(7)	$268,925
Donald B. Rice	$116,000	$113,006	—	$10,988 (4)(5)	$239,994
Kevin W. Sharer	$116,000 (6)	$103,371	—	$ 988 (5)	$220,359
Charles R. Shoemate	—	$130,372	$113,776 (3)	$ 5,803 (5)(7)	$249,951
Ronald D. Sugar	$116,000 (6)	$121,253	—	$ 5,988 (4)(5)	$243,241
Carl Ware	$116,000	$130,372	—	$10,988 (4)(5)	$257,360

(1)	2008 amounts include the aggregate proportionate fair value for (a) shares of restricted stock granted in 2003 through 2006 under the Chevron Corporation Non-Employee Directors’ Equity Compensation and Deferral Plan and (b) restricted stock units granted in 2008 that we have recognized as compensation costs in our financial statements for the fiscal year ended December 31, 2008, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards (FAS) No. 123 (revised 2004), Share-Based Payment (FAS 123R). The grant date fair value for each share or unit is based on the closing stock price of Chevron common stock on the date of grant. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded. In 2008, each nonemployee Director received 1,747 RSUs, having an aggregate grant date fair value per award of $173,966, except for Mr. Hernandez, who received 1,021 RSUs, having an aggregate grant date fair value of $80,087.

At December 31, 2008, the following nonemployee Directors had the following number of shares subject to outstanding equity awards or deferrals:

Name	Restricted Stock	Stock Units	Restricted Stock Units	Stock Units From Director’s Deferral of Cash Retainer	Total
Samuel H. Armacost	19,176	14,810	4,147	—	38,133
Linnet F. Deily	867	2,620	1,775	—	5,262
Robert E. Denham	2,685	8,331	4,147	6,667	21,830
Robert J. Eaton	4,629	14,810	4,147	4,434	28,020
Sam Ginn	6,709	22,149	4,147	8,941	41,946
Enrique Hernandez, Jr.	—	—	1,021	—	1,021
Franklyn G. Jenifer	2,685	14,810	4,147	8,590	30,232
James L. Jones	—	—	1,775	—	1,775
Sam Nunn	4,629	14,810	4,147	8,023	31,609
Donald B. Rice	847	2,620	4,147	—	7,614
Kevin W. Sharer	—	—	4,147	2,245	6,392
Charles R. Shoemate	4,582	14,810	4,147	4,390	27,929
Ronald D. Sugar	1,763	5,396	4,147	5,036	16,342
Carl Ware	5,653	14,810	4,147	350	24,960

At December 31, 2008, the following nonemployee Directors also had the following number of stock units attributed to the Texaco Inc. Director and Employee Deferral Plan: Mr. Eaton, 2,072; Dr. Jenifer, 6,282; Sen. Nunn, 8,137; and Mr. Shoemate, 6,355. Following the time the Director no longer serves as a Director, Chevron common stock will be distributed in satisfaction of outstanding stock units.

Director Compensation (Concluded)

(2)	2008 amounts include the aggregate proportionate fair value for stock options granted in lieu of all or a portion of their annual cash retainer under the Chevron Corporation Non-Employee Directors’ Equity Compensation and Deferral Plan in two grant years (2008 and 2007) that we have recognized as compensation costs in our financial statements for the fiscal year ended December 31, 2008, under FAS 123R. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded. For Directors electing stock options in lieu of all or a portion of the annual cash retainer, options were granted on April 25, 2007, for the retainer period May 1, 2007, to May 31, 2008, and on May 28, 2008, for the retainer period May 28, 2008, to the day immediately preceding Chevron’s 2009 Annual Meeting.

Compensation expense for stock options is recognized based on the grant date fair value determined under the provisions of FAS 123R. The grant date fair value of each option is calculated using the Black-Scholes model. Stock options granted on April 25, 2007, have an exercise price of $78.32 and a grant date fair value of $16.30. The assumptions used in the Black-Scholes model to calculate this grant date fair value were: an expected life of 6.3 years, a volatility rate of 22.0%, a risk-free interest rate of 4.50% and a dividend yield of 3.09%. Stock options granted on May 28, 2008, have an exercise price of $100.42 and a grant date fair value of $19.22. The assumptions used in the Black-Scholes model to calculate this grant date fair value were: an expected life of 6.1 years, a volatility rate of 22.0%, a risk-free interest rate of 3.48% and a dividend yield of 2.94%.

The aggregate grant date fair value of options granted in 2008 were as follows:

Name	Shares Subject to Options Awarded in 2008	Aggregate Grant Date Fair Value
Robert J. Eaton	6,555	$125,987
Charles R. Shoemate	6,555	$125,987

One-half of the options vest six months following the date of grant and one-half vest 12 months following the date of grant. Options expire after 10 years.

The following Directors received options for the following number of shares of Chevron common stock in 2007 and 2008 respectively: Mr. Eaton, 7,730 and 6,555; and Mr. Shoemate, 7,730 and 6,555. At December 31, 2008, the following Directors had the following number of stock options: Ms. Deily, 1,456; Mr. Eaton, 20,031; Sen. Nunn, 20,912; and Mr. Ware, 9,762.

(3)	Amount includes the additional retainer for serving as a Board Committee Chairman. Messrs. Eaton and Shoemate elected to receive their entire annual cash retainer in the form of stock options.

(4)	Includes for Mr. Eaton, $12,000; for Messrs. Armacost, Denham, Ginn, Rice and Ware, $10,000; for Sen. Nunn, $6,750; and for Ms. Deily and Mr. Sugar, $5,000 paid in their names under our charitable Matching Gift Program.

(5)	Includes $988 for the annualized premium for accidental death and dismemberment insurance coverage paid by Chevron, which has been prorated for Mr. Hernandez ($83) and for Gen. Jones ($577).

(6)	The Director has elected to defer some or all of the annual cash retainer under the Nonemployee Directors’ Equity Compensation and Deferral Plan in 2008. None of the earnings under the plan are above market or preferential.

(7)	Includes $4,815 for Director’s participation in the Texaco Group Personal Umbrella Liability Insurance benefit for Directors and officers. The Director is a participant in the Directors’ Charitable Gift Program, which was established by Texaco Inc. and which following the merger of Texaco Inc. and Chevron has been continued by Chevron solely with respect to former Directors of Texaco. The program provides for the payment upon a participating Director’s death of $1 million to tax-exempt organizations that are designated by the Director and that are not incompatible with the Corporation’s philanthropic philosophy. Prior to the merger, Texaco purchased insurance policies for future gift payouts for the participating Directors under which each policy covered two Directors with the Corporation receiving the $2 million insurance proceeds upon the death of the second of the two Directors covered by each policy. Participants receive no financial benefit from the program because the Company receives all insurance proceeds and charitable deductions. The Corporation did not pay any premiums in 2008 because the premiums were fully funded by the accumulated cash value of the policies. Accordingly, no compensation is deemed paid to any participating Director.

(8)	Mr. Hernandez was elected to the Board on December 10, 2008.

(9)	Includes $14,985 that Dr. Jenifer received in 2008 as a distribution under the Pension Plan for Directors of Texaco Inc., which was frozen effective October 31, 1995, with no further benefits accruing after that date. At December 31, 2008, Dr. Jenifer had a remaining principal balance of $36,541.

(10)	Gen. Jones was elected to the Board on May 28, 2008, and resigned from the Board on December 5, 2008, due to his appointment as National Security Advisor.

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership interest in Chevron common stock as of March 13, 2009, for (i) one holder of more than 5% of our outstanding common stock; (ii) each nonemployee Director and each of our named executive officers; and (iii) all nonemployee Directors and all executive officers as a group. As of that date, there were 2,004,584,909 shares of Chevron common stock outstanding.

Name (“•” denotes a nonemployee Director)	Shares Beneficially Owned(1)	Stock Units(2)	Total(3)	Percent of Class
State Street Bank and Trust Company, Trustee (4)	103,764,672	—	103,764,672	5.1%
Samuel H. Armacost •	29,778	19,157	48,935	*
Stephen J. Crowe	323,410	6,392	329,802	*
Linnet F. Deily •	4,701	4,441	9,142	*
Robert E. Denham •	7,114	19,837	26,951	*
Robert J. Eaton •	49,589	25,731	75,320	*
Sam Ginn •	23,738	36,098	59,836	*
Enrique Hernandez, Jr. •	1,220	1,640	2,860	*
Franklyn G. Jenifer •	14,833	34,430	49,263	*
George L. Kirkland	486,226	14,265	500,491	*
Sam Nunn •	26,237	36,019	62,256	*
David J. O’Reilly	2,170,165	144,954	2,315,119	*
Donald B. Rice •	29,806	6,838	36,644	*
Peter J. Robertson	983,617	40,083	1,023,700	*
Kevin Sharer •	—	6,949	6,949	*
Charles R. Shoemate •	13,973	30,016	43,989	*
Ronald D. Sugar •	1,781	15,222	17,003	*
Carl Ware •	15,475	19,511	34,986	*
John S. Watson	386,593	48,242	434,835	*
Nonemployee Directors and executive officers as a group (23 persons)	5,832,687	543,833	6,376,520	*

*	Less than 1%.

(1)	Amounts shown include shares that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days as follows: 275,666 shares for Mr. Crowe, 1,456 shares for Ms. Deily, 20,031 shares for Mr. Eaton, 450,666 shares for Mr. Kirkland, 20,912 shares for Sen. Nunn, 2,086,666 shares for Mr. O’Reilly, 913,333 shares for Mr. Robertson, 9,762 shares for Mr. Ware, 360,666 shares for Mr. Watson, and 5,249,387 shares for all Directors and all executive officers as a group. For executive officers, the amounts shown include shares held in trust under the Employee Savings Investment Plan or the Texaco Supplemental Thrift Plan. For nonemployee Directors, the amounts shown include shares of restricted stock awarded under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan.

(2)	Stock units do not carry voting rights and may not be sold. They do, however, represent the equivalent of economic ownership of Chevron common stock, since the value of each unit is measured by the price of Chevron common stock. For nonemployee Directors, these are stock units and restricted stock units awarded under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan and the Texaco Inc. Director and Employee Deferral Plan and may ultimately be paid in shares of Chevron common stock. For executive officers, these include stock units awarded under the LTIP or deferred under the Chevron Deferred Compensation Plan for Management Employees or the Chevron Deferred Compensation Plan for Management Employees II and may ultimately be paid in shares of Chevron common stock. Also for executive officers, these include stock units under the ESIP Restoration Plan that will ultimately be paid in cash.

(3)	Amounts shown include the individual’s shares beneficially owned as described in Footnote 1 plus the individual’s stock units owned as described in Footnote 2.

Stock Ownership Information (Concluded)

(4)	Based on information set forth in a Schedule 13G filed with the SEC on February 17, 2009, by State Street Bank and Trust Company, Trustee, One Lincoln Street, Boston, MA 02111. State Street reports that as of that date it has sole power to vote or to direct the vote of 89,596,672 shares, shared power to vote or to direct the vote of 14,168,000 shares, sole power to dispose or to direct the disposition of zero shares, and shared power to dispose or to direct the disposition of 103,764,672 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Directors and executive officers to file with the SEC reports of initial ownership and changes in ownership of Chevron equity securities. Based solely on a review of the reports furnished to Chevron, we believe that during 2008 all of our Directors and executive officers timely filed all reports they were required to file under Section 16(a). With respect to prior years, in 2008, Chevron determined that the Form-3 originally filed by Messrs. Bethancourt, Humphrey, Kirkland, Robertson and Watson inadvertently omitted phantom stock units held in an excess benefit plan that prior to 1996 were not required to be reported under Section 16(a). On September 15, 2008, each reporting person filed a Form-5 reporting the inadvertently omitted holding.

Proposal to Ratify the Independent Registered Public Accounting Firm

(Item 2 on the proxy card)

The Audit Committee, which is composed entirely of independent Directors, has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the consolidated financial statements of Chevron and its subsidiaries for 2009 and the effectiveness of Chevron’s internal control over financial reporting. Your Board has endorsed this appointment. PricewaterhouseCoopers previously audited the consolidated financial statements of Chevron during the two years ended December 31, 2008, and the effectiveness of Chevron’s internal control over financial reporting as of December 31, 2008. During each of the two years ended December 31, 2008 and 2007, PricewaterhouseCoopers provided both audit and nonaudit services.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for the years ended December 31, 2008 and 2007, were as follows (millions of dollars):

Services Provided	2008	2007
Audit	$23.3	$21.1
Audit Related	2.4	2.0
Tax	0.8	1.4
All Other	0.1	0.1
Total	$26.6	$24.6

The Audit fees for the years ended December 31, 2008 and 2007, were for the audits of Chevron’s consolidated financial statements, statutory and subsidiary audits, issuance of consents, assistance with and review of documents filed with the SEC, and the audit of the effectiveness of internal control over financial reporting.

The Audit Related fees for the years ended December 31, 2008 and 2007, were for assurance and related services for employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2008 and 2007, were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax advice, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, tax services for employee benefit plans, and requests for rulings or technical advice from tax authorities.

All Other fees for the years ended December 31, 2008 and 2007, included services rendered for software licenses, subscriptions, benchmark studies and surveys.

AUDIT COMMITTEE PREAPPROVAL POLICIES AND PROCEDURES

All 2008 audit and nonaudit services provided by PricewaterhouseCoopers were approved by the Audit Committee. The nonaudit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

Proposal to Ratify the Independent Registered Public Accounting Firm (Concluded)

The Audit Committee has implemented preapproval policies and procedures related to the provision of audit and nonaudit services. Under these procedures, the Audit Committee preapproves both the type of services to be provided by PricewaterhouseCoopers and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and nonaudit fees initially approved.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have an opportunity to make statements if they desire and will be available to respond to questions, as appropriate. If the stockholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will select another independent registered public accounting firm for the following year.

Your Board unanimously recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as Chevron’s Independent Registered Public Accounting Firm.

Proposals to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Chevron Incentive Plan and the Long-Term Incentive Plan of Chevron Corporation

(Items 3 and 4 on the proxy card)

Your Board is submitting for your approval two proposals on the pages that immediately follow to reapprove the material terms of the performance goals for performance-based awards that may be awarded under the Chevron Incentive Plan (CIP) and Long-Term Incentive Plan of Chevron Corporation (LTIP) (together, the Plans). These proposals appear as Items 3 and 4 on your proxy card. We are not asking stockholders to approve any current amendments to the Plans or to reapprove the Plans.

Stockholders last approved the material terms of the performance goals for performance-based awards in the CIP in 2002 and the LTIP in 2004. In order to assure the continued availability of the federal income tax deduction for awards under the CIP and certain awards under the LTIP, your Board asks that you reapprove the material terms of the performance goals in each Plan.

Section 162(m) of the Internal Revenue Code of 1986, As Amended

Approval of the material terms of the performance goals set forth in the Plans will allow awards under the CIP and certain awards under the LTIP to Chevron’s CEO and certain other executive officers to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (Code Section 162(m)).

Code Section 162(m) places a limit of $1,000,000 per person on the amount Chevron may deduct in any one year for compensation paid to its CEO and the next three highest compensated officers (other than the Chief Financial Officer). Compensation is exempt from this per-person limit and therefore deductible for tax purposes (even if the $1,000,000 is exceeded) if the compensation paid to any of these individuals satisfies the conditions for “qualified performance-based compensation” set forth under Code Section 162(m). One of the conditions requires stockholder approval of the material terms of the performance goals of the Plan under which the compensation will be paid.

For purposes of Code Section 162(m), the material terms of the performance goals include: (i) the employees eligible to receive compensation under the Plans, (ii) a description of the business criteria on which the performance goal is based, and (iii) either the maximum amount of compensation that can be paid to a covered employee under the performance goal or the formula used to calculate the amount of compensation that could be paid if the performance goal is satisfied. Each of these aspects of the CIP and LTIP are discussed in the pages that follow.

Submission of the material terms of the performance goals for performance-based awards should not be viewed as a guarantee that Chevron can deduct all compensation under the Plans. Nothing in the following proposals precludes the Board or its Management Compensation Committee from making any payment or granting awards that do not qualify for tax deductibility under Code Section 162(m).

Vote Required on Items 3 and 4 on the Proxy Card

Items 3 and 4 are approved if the number of shares voted in favor exceeds the number of shares voted against. Any shares not voted on these items (whether by abstention, broker nonvote or otherwise) will have no impact on these items.

Your Board recommends that you vote FOR Items 3 and 4 on your proxy card.

Proposal to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Chevron Incentive Plan (CIP)

(Item 3 on the proxy card)

Your Board recommends that stockholders reapprove the material terms of the performance goals for performance-based awards under the Chevron Incentive Plan (CIP). We are not asking stockholders to approve any current amendments to the CIP or to approve the CIP. Approval of the material terms of the performance goals set forth in the CIP will allow awards under the CIP to qualify as tax-deductible performance-based compensation under Code Section 162(m).

For purposes of Code Section 162(m), the material terms of the performance goals include: (i) the employees eligible to receive awards under the CIP, (ii) a description of the business criteria on which the performance goal is based, and (iii) either the maximum amount of compensation that can be paid to a covered employee under the performance goal or the formula used to calculate the amount of compensation that could be paid if the performance goal is satisfied. Each of these aspects of the CIP is discussed below and is followed by a description of the other material features of the CIP.

Eligibility for Awards Under the CIP

Any individual who is on Chevron’s payroll and for whom Chevron withholds employment taxes from his or her compensation during the fiscal year is eligible to receive an award under the CIP, provided, generally, that the individual remains on Chevron’s payroll through the last day of the payroll period during which the awards are paid. Approximately 61,000 employees are eligible to receive awards under the CIP. This includes Chevron’s CEO, CFO and next three most highly compensated executive officers.

Performance Goals in the CIP

The business criteria on which the performance goal is based is annual income. The CIP provides a specific limitation on the annual cash awards to Chevron’s CEO, CFO and three other most highly compensated executive officers of 0.5% of Chevron’s annual income. Annual income is defined in the CIP as reported earnings before special items and accounting changes.

Maximum Awards Under the CIP

Of this 0.5% award fund, the maximum amount that may be awarded to the CEO is 40% of the fund, and the maximum amount that may be awarded the CFO and the three other most highly compensated employees is 15% of the fund each. The Board’s Management Compensation Committee has the discretion to decrease, but not to increase, the maximum award of each individual determined pursuant to this formula. The Committee has exercised its discretion over the past several years to consistently award these individuals less than the maximum amount permitted under the CIP. Actual awards for the CEO have varied between approximately 10% and 20% of the maximum amount permitted, and the awards for the CFO and the three other most highly compensated employees have varied between approximately 5% and 25% of the maximum amount permitted. In the future, the Committee will continue to exercise this discretion to ensure that awards made under the CIP are consistent with Chevron’s competitive pay practices, as described in the Compensation Discussion and Analysis in this Proxy Statement. However, under no circumstances will awards under the CIP to the CEO, CFO or the other three most highly compensated executive officers exceed the maximum amount determined above.

Proposal to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Chevron Incentive Plan (CIP) (Continued)

Your Board believes that the CIP provisions discussed above satisfy the performance-based criteria requirements of Code Section 162(m) and that the application of current CIP award guidelines for other CIP participants, in combination with the individual maximum award limits described above, will provide appropriate controls of aggregate annual awards under the CIP.

Other Material Features of the CIP

The following is a description of the other material features of the CIP and is qualified in its entirety by reference to the complete text of the CIP. The complete text of the CIP was filed as Exhibit 10.2 to Chevron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and is incorporated herein by reference. A copy of the CIP can also be obtained upon request from the office of Chevron’s Corporate Secretary and Chief Governance Officer.

Types of Awards

The CIP provides a program of annual cash awards to eligible employees. The Committee may approve an award for any eligible employee in any amount, subject to the limitations on awards to the CEO, the CFO and the three other most highly compensated executive officers, as described above. Participants may elect to defer receipt of these awards, subject to the terms of the Chevron Corporation Deferred Compensation Plan for Management Employees II (and any successor plan) and its rules.

Administration

The Committee has exclusive authority to administer and interpret the CIP and to select the employees who will participate in the CIP.

Nonassignability

Awards under the plan are not assignable or transferable except as otherwise determined by the Committee or pursuant to a domestic relations order enforceable under applicable law.

Forfeiture

The Committee may determine that if an eligible employee engages in “misconduct,” as defined in the CIP, the employee shall not receive any future awards and may be required to repay any awards with respect to any periods during which the misconduct occurred.

Change-in-Control

Within 30 days following a “change-in-control,” as defined in the CIP, the Committee will appoint an independent organization that shall thereafter administer the CIP. Eligible employees above Chevron pay scale grade 43 (i.e., the CEO and other executive officers) may receive an award for the performance year if such awards are approved by the independent organization appointed by the Committee. Eligible employees below Chevron pay scale grade 44 will receive an award for the

Proposal to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Chevron Incentive Plan (CIP) (Concluded)

performance year, prorated if appropriate, provided the employee was otherwise eligible to receive an award. Pursuant to Article VI of Chevron’s By-Laws (“Change in Control Benefit Protection”), in the event of a change-in-control, Chevron shall cause any surviving corporation (or any other successor to Chevron’s business and assets) to assume any outstanding and unvested obligations under the CIP and make effective provision for such awards.

Amendment and Termination

The Board may at any time alter, amend or terminate the CIP. Rights under any award granted before amendment of the CIP cannot be impaired without the consent of the affected participant.

Federal Income Tax Consequences

When an award is made and distributed (whether upon the date of award or upon a deferred distribution date pursuant to the Deferred Compensation Plan for Management Employees II), the participant will be deemed to have received ordinary income equal to the amount of cash received. Chevron (and/or its affiliates) will be allowed a deduction in an amount equal to the ordinary income that the participant is deemed to have received.

Subject to the reapproval by stockholders of the material terms of the performance goals set forth above, Chevron anticipates that any compensation paid by it in connection with some awards under the CIP will qualify as performance-based compensation for purposes of Code Section 162(m). Accordingly, such compensation deemed paid with respect to those awards that qualify as performance-based compensation may remain deductible by Chevron.

Your Board’s Recommendation

Your Board believes that it is in the best interests of Chevron and its stockholders to implement compensation arrangements that qualify as fully tax-deductible performance-based compensation under the CIP. Your Board is therefore asking that stockholders reapprove, for Code Section 162(m) purposes, the material terms of the performance goals for performance-based compensation set forth above. We are not asking stockholders to approve any amendments to the CIP or to approve the CIP. Approval of the material terms of the performance goals in the CIP will allow awards under the CIP to qualify as tax-deductible performance-based compensation under Code Section 162(m).

Your Board recommends that you vote FOR the approval of the material terms of performance goals for performance-based awards under the Chevron Incentive Plan.

Proposal to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Long-Term Incentive Plan of Chevron Corporation (LTIP)

(Item 4 on the proxy card)

Your Board recommends that stockholders reapprove the material terms of the performance goals for performance-based awards under the Long-Term Incentive Plan of Chevron Corporation (LTIP). We are not asking stockholders to approve any current amendments to the LTIP or to reapprove the LTIP. Approval of the material terms of the performance goals set forth in the LTIP will allow certain awards under the LTIP to qualify as tax-deductible performance-based compensation under Code Section 162(m).

For purposes of Code Section 162(m), the material terms of the performance goals include: (i) the employees eligible to receive compensation under the LTIP, (ii) a description of the business criteria on which the performance goal is based, and (iii) either the maximum amount of compensation that can be paid to a covered employee under the performance goal or the formula used to calculate the amount of compensation that can be paid if the performance goal is satisfied. Each of these aspects of the LTIP is discussed below and is followed by a description of the other material features of the LTIP.

Eligibility for Awards Under the LTIP

Any individual who is on Chevron’s payroll and for whom Chevron withholds employment taxes at the time awards are made under the LTIP is eligible to receive an award under the LTIP if eligibility is approved by the Board’s Management Compensation Committee. Approximately 2,200 employees are presently eligible to receive awards under the LTIP. This includes Chevron’s CEO, CFO and next three most highly compensated executive officers.

Performance Goals in the LTIP

Awards to eligible individuals under the LTIP can be in the form of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, other share-based awards or nonstock awards. The Management Compensation Committee may condition the payment of restricted stock, performance shares, stock units and other share-based awards and nonstock awards upon achievement of certain performance goals or criteria that are specified by the Committee at or about the time the award is granted. These criteria can include earnings per share, total shareholder return (TSR), return on capital employed, operating margin, operating expense and cash flow.

Stock option grants and stock appreciation rights under the LTIP are not subject to any performance goals because applicable federal income tax regulations provide that a stock option grant or right is deemed to satisfy the performance-based award requirement of Code Section 162(m) if (i) it is made by the employer’s compensation committee composed solely of outside directors, (ii) it is granted pursuant to a plan that states the maximum number of shares with respect to which the options or the rights may be granted during a specified period, and (iii) the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award.

Maximum Awards Under the LTIP

The value of all nonstock awards granted to any individual in a single calendar year may not exceed $4,000,000. The maximum number of shares that may be granted in the form of stock options, stock appreciation rights, restricted stock, performance shares, restricted stock units and other share-based awards under the LTIP to any individual in a single calendar year may not exceed 4,000,000 shares,

Proposal to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Long-Term Incentive Plan of Chevron Corporation (LTIP) (Continued)

subject to adjustments for certain recapitalization events specified in the LTIP. Stock options awarded under the LTIP are awarded with an exercise price equal to the fair market value of the underlying stock on the date of grant. Actual grants during the past several years to Chevron’s CEO have varied between approximately 8% and 13% of the maximum award and grants to the four other most highly compensated employees have varied between approximately 2% and 6% of the maximum. The Committee grants awards under the LTIP that it believes are consistent with Chevron’s competitive pay practices, as described in the Compensation Discussion and Analysis in this Proxy Statement.

Your Board believes that the LTIP provisions discussed above satisfy the performance-based criteria requirements of Code Section 162(m) and that the application of current LTIP award guidelines for other LTIP participants, in combination with the individual maximum award limits described above, will provide appropriate controls of aggregate annual awards under the LTIP.

Other Material Features of the LTIP

The following is a description of the other material features of the LTIP and is qualified in its entirety by reference to the complete text of the LTIP. The complete text of the LTIP was filed as Exhibit 10.3 to Chevron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and is incorporated herein by reference. A copy of the LTIP can also be obtained upon request from the office of Chevron’s Corporate Secretary and Chief Governance Officer.

Types of Awards

Awards to eligible employees under the LTIP can be in the form of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, other share-based awards or nonstock awards. Stock options, performance shares and restricted stock units are the types of awards historically awarded most frequently under the LTIP. Participants may elect to defer receipt of awards, other than stock options and stock appreciation rights, subject to the terms of the Chevron Corporation Deferred Compensation Plan for Management Employees II (and any successor plan) and its rules.

Shares Subject to the LTIP

Subject to “Changes in Capitalization,” below, the maximum number of shares of Chevron common stock that may be issued pursuant to awards under the LTIP is 160,000,000 shares, of which only 64,000,000 may be issued pursuant to awards other than stock options or stock appreciation rights. Only shares of common stock that are actually issued to a participant in connection with an award will be counted against these share reserves, including awards that are settled following a net issuance of shares to satisfy a participant’s tax or other obligations. In addition, the maximum number of shares set forth above will not be reduced to reflect any dividends or dividend equivalents credited with respect to an outstanding award that are reinvested in or accrue in the form of additional shares of common stock.

Administration

The LTIP is administered by the Board’s Management Compensation Committee. The Committee has exclusive authority to administer and interpret the LTIP and may from time to time adopt regulations and rules to interpret or administer the LTIP.

Proposal to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Long-Term Incentive Plan of Chevron Corporation (LTIP) (Continued)

Stock Options

Grants

Only nonstatutory stock options may be granted under the LTIP. Subject to the limitations set forth in the LTIP, the Committee has discretion to determine the number and terms of stock options awarded, including, without limitation, the vesting schedule to be in effect for the stock option and the maximum term for which any stock option is to remain outstanding.

Exercisability and Term

The Committee will determine the time when any stock option becomes exercisable and the maximum term for any stock option; provided, however, that no stock option will be exercisable before the completion of a specified period of continued employment with Chevron or a subsidiary from the date the stock option is granted. No stock option will be exercisable more than 10 years after the date it is granted.

Termination of Employment

Upon cessation of employment, an optionee has a limited period of time in which to exercise outstanding stock options for any shares in which the optionee is vested at that time. This period will be specified by the Committee, need not be uniform among all options issued under the LTIP and may reflect distinctions based on the reasons for termination of employment.

Exercise Price and Payment of Exercise Price

Each stock option will have an exercise price per share equal to the fair market value of a share of common stock on the date of grant. Each stock option may be exercised, in whole or in part, by providing notice of exercise in the manner prescribed by Chevron. Payment shall accompany such notice and may be made in cash or in such other form as approved by the Committee, consistent with applicable laws, regulations and rules.

Assignability and Transferability

A stock option may not be assigned or transferred except as otherwise determined by the Committee or upon the optionee’s death to a designated beneficiary or pursuant to a domestic relations order enforceable under applicable law.

Performance Shares, Restricted Stock Units and Other Share-Based Awards

Grants

The Committee may make awards of performance shares, restricted stock units and other share-based awards and has complete discretion to determine the number of shares subject to and the terms of such awards. At the time of grant, the Committee will determine the number of shares covered by the award, the restriction or performance period, and the performance goal or goals to be achieved, if any. The Committee may condition the grant of performance shares, restricted stock units and other share-based awards upon the attainment of specified performance goals (such as earnings per share, TSR,

Proposal to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Long-Term Incentive Plan of Chevron Corporation (LTIP) (Continued)

return on capital employed, operating margin, operating expense and cash flow). Awards of performance shares, restricted stock units and other share-based awards may be granted alone or in combination with other awards under the LTIP.

Assignability and Transferability

An award of performance shares, restricted stock units and other share-based awards may not be assigned or transferred except as otherwise determined by the Committee or upon the recipient’s death to a designated beneficiary or pursuant to a domestic relations order enforceable under applicable law.

Stock Appreciation Rights

In connection with the grant of any stock option under the LTIP, the Committee may also grant a stock appreciation right (SAR). An SAR may be exercised only during the time specified by the Committee at the time the SAR is granted. Upon such exercise, the optionee will obtain an amount equal to the difference obtained by subtracting the aggregate exercise price of the SAR from the market price at the time of execution. The payment of a SAR may be made in shares of common stock or in cash or partly in cash and partly in shares, as determined by the Committee.

Restricted Stock Awards

Grants

The Committee may make restricted stock awards to eligible employees and has complete discretion to determine the number of shares subject to and the terms of such awards. The Committee may condition the grant of a restricted stock award upon the attainment of specified performance goals (such as earnings per share, TSR, return on capital employed, operating margin, operating expense and cash flow). Restricted stock may be granted alone or in combination with other awards under the LTIP.

Restriction Period

The period of time commencing with the date of the award of restricted stock and ending with the date on which all shares of restricted stock in such award either vest or are forfeited is known as the restriction period. Except with respect to a maximum of 5% of the shares authorized for issuance under the LTIP, the restriction period on any awards of restricted stock may not lapse more rapidly than pro rata on an annual basis over a three-year period. Any awards of restricted stock that vest upon the attainment of performance goals will provide for a performance period of at least twelve (12) months.

Stockholder Rights

Holders of restricted stock awards will have the same voting, dividend and other rights as Chevron’s other stockholders.

Assignability and Transferability

A restricted stock award may not be assigned or transferred except as otherwise determined by the Committee or upon the recipient’s death to a designated beneficiary or pursuant to a domestic relations order enforceable under applicable law.

Proposal to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Long-Term Incentive Plan of Chevron Corporation (LTIP) (Continued)

General LTIP Provisions

Duration

The LTIP will terminate on January 27, 2014, unless terminated sooner by the Board.

Change-in-Control

Within 30 days following a “change-in-control,” as defined in the LTIP, the Committee will appoint an independent organization that shall thereafter administer the LTIP. Pursuant to Article VI of Chevron’s By-Laws (“Change in Control Benefit Protection”), in the event of a change in control, Chevron shall cause any surviving corporation (or any other successor to Chevron’s business and assets) to assume any outstanding and unvested obligations under the LTIP and make effective provision for such awards.

Changes in Capitalization

In the event any change is made to the outstanding shares of common stock by reason of any stock dividend, stock split, or other subdivision or combination of shares, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the LTIP, (ii) the maximum number of securities that may be granted to an individual in a calendar year, and (iii) the number and/or class of securities and exercise price (if applicable) for which awards are outstanding under the LTIP.

Amendment and Termination

The Board may amend or terminate the LTIP at any time, provided, however, that unless the Board specifically determines otherwise, any revision or amendment that would cause the LTIP to fail to comply with any requirement of applicable law or regulation if such amendment were not approved by the stockholders will not be effective unless and until approval of the stockholders is obtained. Rights under any award granted before amendment of the LTIP cannot be impaired without the consent of the affected participant. No repricings are allowed under the LTIP.

Federal Income Tax Consequences

The following is only a brief summary of the effect of U.S. federal income taxation on the recipient of an award and on Chevron and does not discuss the income tax laws of any other jurisdiction (such as municipality or state) in which the recipient of the award may reside.

Stock Options and Stock Appreciation Rights

Only nonstatutory stock options may be granted under the LTIP. Generally, no taxable income is recognized by an optionee upon the grant of a nonstatutory option, nor will Chevron (and/or its subsidiaries) be entitled to a deduction at that time. The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the option shares on the exercise date over the exercise price paid. The ordinary income from the option exercises will be subject to employment tax withholding, and no distribution will be made to the optionee until the withholding requirements are satisfied. Chevron (and/or its subsidiaries) will be entitled to an income tax deduction in the year of exercise equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The taxation principles for stock appreciation rights granted in conjunction with stock options are analogous to those for the associated stock options.

Proposal to Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Long-Term Incentive Plan of Chevron Corporation (LTIP) (Concluded)

Performance Shares, Restricted Stock Units and Other Share-Based Awards

A participant will not be deemed to have received any income subject to federal income tax at the time of grant of performance shares or other share-based awards, nor will Chevron (and/or its subsidiaries) be entitled to a deduction at that time. When performance shares or other share-based awards are paid, the participant will be deemed to have received an amount of ordinary income equal to the amount of cash and/or the fair market value of the shares received. Chevron (and/or its subsidiaries) will be allowed a deduction in an amount equal to the ordinary income that the participant has been paid. Compensation income from the performance shares (or other share-based awards) will be subject to employment tax withholdings.

Restricted Stock Awards

Generally, the grantee of a restricted stock award will not be deemed to have received any income subject to tax at the time of grant, nor will Chevron (and/or its subsidiaries) be entitled to a tax deduction at that time. The grantee, however, may elect under Section 83(b) of the Internal Revenue Code (Code Section 83(b)) to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If an election is made under Code Section 83(b), Chevron (and/or its subsidiaries) will be entitled to a deduction at the time equal to the amount of the ordinary income recognized by the grantee. If the grantee does not make such an election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the grantee. At that time, Chevron (and/or its subsidiaries) will be entitled to a deduction equal to the amount of the ordinary income recognized by the grantee. Compensation income from the restricted stock award will be subject to employment tax withholdings.

Deductibility of Executive Compensation

Subject to the approval of stockholders of the material terms of the performance goals set forth above, Chevron anticipates that any compensation deemed paid by it in connection with some awards under the LTIP will qualify as performance-based compensation for purposes of Code Section 162(m) and may not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to Chevron’s CEO and the next three highest compensated officers (other than the Chief Financial Officer). Accordingly, such compensation deemed paid with respect to those awards that qualify as performance-based compensation may remain deductible by Chevron (and/or its subsidiaries) without limitation under Code Section 162(m).

Your Board’s Recommendation

Your Board believes that it is in the best interests of Chevron and its stockholders to implement compensation arrangements that qualify as fully tax-deductible performance-based compensation under the LTIP. Your Board is therefore asking that stockholders reapprove, for Code Section 162(m) purposes, the material terms of the performance goals for performance-based compensation set forth above. We are not asking stockholders to approve any amendments to the LTIP or to reapprove the LTIP. Approval of the material terms of the performance goals in the LTIP will allow certain performance-based awards under the LTIP to qualify as tax-deductible performance-based compensation under Code Section 162(m).

Your Board recommends that you vote FOR the approval of the material terms of performance goals for performance-based awards under the Long-Term Incentive Plan of Chevron Corporation.

Stockholder Proposals

2009 QUALIFYING STOCKHOLDER PROPOSALS

Your Board welcomes dialogue on the topics presented in the stockholder proposals on the following pages. Chevron is continually striving to proactively and transparently communicate on these and other issues of interest to the Company and its stockholders. Some of the following stockholder proposals may contain assertions about Chevron that we believe are incorrect. Your Board has not attempted to refute such assertions. However, your Board has seriously considered each proposal and recommended a vote based on the specific reasons as set forth in each Board response. We have not corrected any errors in the stockholder proposals.

We received a number of proposals requesting specific reports. As a general principle, your Board opposes developing specially requested reports because producing them is an inefficient use of Chevron’s resources when the issues are addressed sufficiently through existing communication vehicles. Moreover, your Board believes that stockholders benefit from reading about these issues in the context of Chevron’s other activities rather than in isolation. Many of the issues included in the following stockholder proposals are discussed in Chevron’s Corporate Responsibility Report, Annual Report and this Proxy Statement. Additional information on Chevron’s corporate governance and corporate social responsibility philosophies and initiatives is available on our Web site (see www.chevron.com).

Your Board urges stockholders to read this Proxy Statement, the Annual Report and the Corporate Responsibility Report as well as the other information presented on the Chevron Web site.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Article VII of Chevron’s Restated Certificate of Incorporation precludes taking actions on any proposal that is not included in a Chevron Proxy Statement unless the Board decides to waive the restriction.

If a stockholder wishes to present a proposal for action at the 2010 Annual Meeting, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. Proposals must be received by the Corporate Secretary and Chief Governance Officer no later than December 14, 2009. Proposals received after that date will not be included in the Proxy Statement or acted upon at the 2010 Annual Meeting. We urge stockholders to submit proposals by overnight mail addressed to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, CA 94583-2324, by email to corpgov@chevron.com or by facsimile to (925) 842-2846.

We will provide the name, address and share ownership of the stockholder submitting a qualifying proposal upon a stockholder’s oral or written request.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS

(Item 5 on the proxy card)

Proposal

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Supporting Statement

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt consideration.

This proposal topic won impressive support at the following companies based on 2008 yeas and no votes.

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
First Energy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company:

“D” in Overall Board Effectiveness.

“Very High Concern” in executive pay – $31 million for David O’Reilly.

“High Governance Risk Assessment”

•	We had no shareholder right to:

Cumulative voting.

Act by written consent.

An Independent Chairman.

Vote on executive pay.

•	Two directors served on 5 boards each (over-extension concern):

Samuel Armacost

Robert Denham

•	Three directors were designated “Accelerated Vesting” directors by The Corporate Library for speeding up stock option vesting to avoid recognizing the related cost:

Ronald Sugar

Kevin Sharer

Samuel Nunn

•	Three directors had 15 to 26 years tenure (independence concern):

Franklyn Jenifer

Samuel Ginn

Samuel Armacost (our Lead Director no less)

•	Our directors served on 14 boards rated “D” or “F” by The Corporate Library, www.thecorporatelibrary.com, an independent investment research firm:

Ronald Sugar	Northrop Grumman (NOC)	Robert Denham	Wesco Financial (WSC)
Kevin Sharer	Northrop Grumman (NOC)	Samuel Ginn	ICO Global Communications (ICOG)
James Jones	Boeing (BA)	Carl Ware	Coca-Cola Bottling (COKE) F-rated
Linnet Deily	Honeywell (HON)	Samuel Nunn	Coca-Cola (KO)
James Jones	Invacare Corporation (IVC)	Samuel Nunn	Total System Services (TSS)
Samuel Armacost	Exponent (EXPO)	Donald Rice	Vulcan Materials (VMC)
Samuel Armacost	Franklin Resources (BEN)	Donald Rice	Wells Fargo (WFC)

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings

Yes on 5.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron’s By-Laws already permit stockholders to call for special meetings. Article IV, Section 1 of Chevron’s By-Laws permits stockholders owning 25 percent of the shares of Chevron’s common stock to call a special meeting. Stockholders can read Chevron’s By-Laws on its Web site at www.chevron.com/documents/pdf/chevronbylaws.pdf.

In view of Chevron’s large and diverse stockholder base, your Board believes that the proposal’s 10% threshold is too low and that the existing 25 percent threshold is reasonable and appropriate. A 25% threshold prevents a small group of stockholders from calling special meetings on topics that are not of interest to a majority of stockholders and helps avoid waste of corporate resources in addressing narrow or special interests. Preparing for and holding special meetings, like annual meetings, is time-consuming and expensive. By maintaining a 25 percent threshold, Chevron can assure its stockholders that a significant number of stockholders consider a particular matter important enough to merit a special meeting.

In addition to a lower threshold, the proposal would permit a special meeting without any reasonable limitations. Chevron’s By-Laws currently contain two important exceptions. A special meeting cannot be called if (i) the Board has already called for or will call an annual meeting of stockholders for the same purposes specified in the special meeting request or (ii) an annual or special meeting was held not more than 12 months before the request for special meeting was received and included the purpose specified in the special meeting request. Given the time and cost associated with special meetings, your Board believes that these are appropriate and reasonable limitations on calls for special meetings.

Stockholders can be assured that their right to be apprised of and vote on significant matters is protected not only by their existing right to call for special meetings and participate in Chevron’s annual meetings, but also by state law and other regulations. Chevron is incorporated in Delaware, which requires that major corporate actions, such as a merger or a sale of substantially all of Chevron’s assets, be approved by stockholders. Chevron is also a NYSE-listed company, and the NYSE requires, among other things, that listed companies obtain stockholder approval for equity compensation plans, significant issuances of securities to related parties or when such issuances represent more than

20 percent of an issuer’s voting power.

In addition, Chevron has a strong and effective corporate governance structure that protects the interests of its stockholders. This is reflected in its strong corporate governance ratings. For example, Chevron is in the 95th percentile in its industry group according to RiskMetrics Group and was recently given a global rating of 10.0 on a 10.0 scale by Governance Metrics International.

Your Board believes that because it has already amended Chevron’s By-Laws in the manner that responds to the essence of the proposal, a vote in favor of the proposal is unwarranted. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING ADVISORY VOTE ON SUMMARY COMPENSATION TABLE

(Item 6 on the proxy card)

Proposal

RESOLVED, that shareholders of Chevron Corporation (the “Company”) request the board of directors to adopt a policy that provides shareholders the opportunity at each annual meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure (but not the separate Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is nonbinding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors have long been concerned about inappropriate executive compensation. In 2008, shareholders filed close to 100 “Advisory Vote” resolutions, with ten garnering over 50% support.

In 2007 TlAA-CREF became the first U.S. institution to implement an Advisory Vote, offering our 3.5 million participants with a vote and a mechanism to provide feedback to the board and management though a website. TIAA-CREF trustees have found the vote and participant feedback relevant and useful in their compensation planning.

In 2008 Aflac became the first U.S. listed company to provide its shareholders with an Advisory Vote resulting in a 93% vote in favor. This result indicates that investors will provide support where appropriate and will not automatically vote against compensation plans.

Congress has initiated legislation to mandate an Advisory Vote for all companies. We strongly believe that a market-based solution, rather than legislation, would provide both companies and shareholders with a more flexible alternative. It is for this reason that we have asked Chevron to take a leadership role in voluntarily adopting an Advisory Vote.

TlAA-CREF does not believe that shareholders should be in the business of setting compensation, and this proposal does not seek to interfere with the process. However, we believe that the results of an Advisory Vote would help the board and management understand shareholder views on the company’s executive compensation program.

We believe that a company that clearly explains its compensation philosophy and metrics, reasonably links pay to performance and communicates effectively to investors will, like Aflac, receive a positive response to a management-sponsored Advisory Vote.

Shareholders should not be required to withhold votes from compensation committee members when executive compensation is at issue. With more companies requiring directors to receive majority support to be elected, investors must exercise care and restraint in withholding or voting against board members. Compensation should be addressed with a scalpel, not a sledge hammer, and an Advisory Vote provides shareholders with an appropriate tool to do so.

We urge our board to provide shareholders with an Advisory Vote on executive compensation and ask our fellow shareholders to join us by voting FOR this proposal.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because an advisory vote on Chevron’s Summary Compensation Table is inappropriate in view of other, more effective ways for stockholders to express their views on compensation matters.

Your Board believes that the focus of any debate concerning executive compensation should be on effective dialogue among directors, management and stockholders, not on a vote on a discreet component of Chevron’s annual proxy statement. An up or down vote on Chevron’s Summary Compensation Table would not give the Board meaningful guidance and would be subject to any number of interpretations.

Compensation decisions are complex and they are dependent upon an array of complex data and hours of deliberation. It is for these reasons that the Board has appointed its Management Compensation Committee to make these decisions, subject to Board review. Chevron’s annual proxy statements include detailed information about the Committee’s processes and the rationale for its decisions. If stockholders are dissatisfied with this information or dislike how the Committee members are performing or disapprove of its decisions, they can communicate their concerns in methods that are much more effective than an up or down vote on the Summary Compensation Table. Chevron supports and promotes ongoing substantive dialogue with stockholders regarding its compensation practices and, in fact, regularly meets with stockholders who request to meet, engages stockholder proposal proponents and responds to stockholder communications. Other more effective methods include:

•

Communicating With Directors. Stockholders can freely communicate with and express their specific concerns to the Board and recommend director candidates for the Board’s consideration. Chevron has established procedures for your Board to receive and review stockholder communications and recommendations, as described elsewhere in this proxy statement.

•

Electing Directors. Each year, all Directors, including the members of the Management Compensation Committee, stand for election and must be elected by a majority of the votes cast. Thus, stockholders have the opportunity every year to express whether they approve of the manner in which the Directors are carrying out their duties, including setting executive compensation.

•

Approving Equity Compensation Plans. Chevron’s equity compensation plans are the primary method by which our executives are compensated. Stockholders are required to approve these plans, as well as material amendments to these plans. Stockholders must also periodically approve the performance criteria in these plans. These votes are opportunities for stockholders to send a clear message to the Board about a specific component of Chevron’s compensation practices.

Relatively few companies in the United States have adopted “say-on-pay” policies. And a September 2008 study of the nation’s largest institutional investors conducted by the Center on Executive Compensation found that “the majority of large institutional investors do not support a shareholder vote on executive compensation, believing instead that boards should be responsible for compensation decisions and held accountable through greater disclosure and ultimately by shareholders who determine whether to reelect them.” These trends suggest that stockholders understand that there are more effective ways to express their views on executive compensation.

Chevron’s Board and its Management Compensation Committee take a very serious, thoughtful and balanced approach to compensation matters. Your Board believes that stockholders already have better methods for communicating their views concerning executive compensation that are superior to an advisory vote on the Summary Compensation Table. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING GREENHOUSE GAS EMISSIONS

(Item 7 on the proxy card)

Supporting Statement

WHEREAS: The International Energy Agency (lEA) warned in its 2008 World Energy Outlook: “For all the uncertainties highlighted in this report, we can be certain that the energy world will look a lot different in 2030 than it does today. The world energy system will be transformed ... ”

Cambridge Energy Research Associates’ (CERA) Chairman Daniel Yergin notes that “climate change and putting a price on carbon will change the dynamics of the energy marketplace.” CERA further reports that clean energy investment could surpass $7 trillion by 2030 and that “clean energy is not a bubble or passing phenomenon. Clean energy is now poised to cross the divide and move from the fringes of the energy sector to the mainstream.”

Dozens of companies, including ConocoPhillips, BP America and Shell, have endorsed calls for the United States to reduce its carbon emissions by 60-80 percent in the next few decades.

California recently enacted GHG emissions limits at 1990 levels by 2020. Chevron extracts crude oil and natural gas, operates refineries, and markets and sells gasoline in California, business activities that will be impacted by the new state law. Its competitor, ConocoPhillips, was recently forced to offset the GHG emissions associated with increased production from one of its California refineries in return for the attorney general dropping opposition to the expansion.

Chevron cited declining performance on three key corporate responsibility indicators in 2006:

•	Combustion, flaring, and venting remain the largest contributors to Chevron’s operational GHG emissions, increasing from 14.7 million metric tons of CO2, equivalent in 2005 to 16.1 in 2006.

•	Chevron’s global NOx emissions increased from 122,000 to 138,000 metric tons between 2005 and 2006.

•	Total energy use increased from 2005 to 2006 from 852.64 to 900 trillion Btu and increased again in 2007 to 918 trillion Btu costing $5.6 billion.

In 2007, Chevron lowered emissions in its operations. However, this is inadequate because the lEA estimates that, on average, only 10% of petroleum-related emissions are from industry operations.

In 2007, GHG emissions from Chevron products totaled 404 million metric tons (MMT) of CO2 equivalent compared to 60.7 MMT from operations. To address this, Chevron has spent over $2B on alternative energy and efficiencies since 2002; some of these projects are noted in the latest Sustainability Report.

Chevron has made progress in reducing operational emissions and introduced some low-carbon products. Developing a comprehensive long-term strategy to significantly reduce GHG emissions from operations and products will offer investors confidence in an era of increased climate regulations and new opportunities for energy investment.

Proposal

RESOLVED: Shareholders request that the Board of Directors publicly adopt quantitative, long-term goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s products and operations; and that the Company report to shareholders by September 30, 2009, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron already has a comprehensive program in place to reduce greenhouse gas (GHG) emissions and annually reports on its progress in this area to stockholders.

Chevron is working to be part of the solution to climate change. In 2007, Chevron adopted Seven Principles for Addressing Climate Change (see www.chevron.com/globalissues/climatechange/) to help build consensus on climate change policy and regulations. These Principles have been widely shared with members of Congress, the Executive branch, state and local officials, and others. Seven years ago, Chevron implemented a comprehensive Action Plan on Climate Change to guide its activities in the areas of GHG emissions reduction, efficiency improvement, and research and development of innovative low-carbon energy technologies and products. As part of the Action Plan, Chevron annually sets a GHG emissions goal for the entire enterprise. Chevron has met its GHG emissions goals every year since 2004. The 2005 to 2006 increase in “combustion, flaring, and venting” noted in the proposal was due, in part, to our acquisition of Unocal Corporation in 2005. Since 1992, Chevron has decreased its overall energy consumption, per unit of production, by 28 percent, despite modest increases in total energy consumption attributable to increased oil and gas production and refinery throughput and more challenging production environments.

In 2008 alone, we undertook several important projects that demonstrate our commitment to reducing GHG emissions attributable to our operations and products and addressing climate change generally. For example,

•	Chevron is pursuing projects in Angola and Nigeria that are designed to further eliminate much of the gas attributable to flaring;

•

Chevron Energy Solutions, which engineers and constructs efficient, renewable energy projects for public sector and business clients, completed a 3.4 megawatt solar photovoltaic system for the Milpitas Unified School District in California that is expected to generate 75 percent of the district’s annual power needs, reduce the district’s energy costs by 22 percent and decrease carbon emissions by 23,600 metric tons;

•	Chevron announced a joint venture with Weyerhaeuser, Catchlight Energy LLC, which represents an important step toward a potential pathway for commercializing advanced biofuels production;

•

Chevron Technology Ventures continued or established strategic alliances with the U.S. Department of Energy’s National Renewable Energy Laboratory, the Georgia Institute of Technology, Texas A&M University, the University of California at Davis, and the Colorado Center for Biorefining and Biofuels to research and develop new process technologies for converting nonfood biomass into second-generation biofuels;

•

Chevron remained the world’s largest producer of geothermal energy, with a combined installed geothermal capacity in Indonesia and the Philippines of over 1,200 megawatts, which provides enough renewable energy to meet the needs of 16 million people; and

•

Chevron provided and will continue to provide expertise to regulatory agencies in California to support implementation of the state’s Global Warming Solutions Act (AB 32) and the Low Carbon Fuel Standard.

The Carbon Disclosure Project (CDP), which represents 385 institutional investors with assets of $57 trillion, ranked Chevron as one of the top five international oil and gas companies—and No. 1 among U.S.-based companies—in its 2008 Climate Leadership Index. This index highlights companies taking “best in class” actions to measure and report carbon emissions and to integrate the long-term value and cost of climate change when assessing the financial health and future prospects of their business.

Your Board understands that stockholders want to hear about Chevron’s progress on these issues. To that end, Chevron annually reports on its key achievements, annual goals and continued efforts to reduce GHG emissions and address climate change in its annual Corporate Responsibility Report and on its Web site (see www.chevron.com).

This proposal is substantially the same as a proposal stockholders overwhelmingly declined to support in 2008 and 2007. Your Board believes that this demonstrated lack of stockholder support for the proposal is due to the fact that Chevron already has a comprehensive program in place to reduce GHG emissions and annually reports its goals and progress to stockholders in its Corporate Responsibility Report. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING COUNTRY SELECTION GUIDELINES

(Item 8 on the proxy card)

Proposal

WHEREAS: Following the Burmese military’s crackdown on peaceful demonstrators in September 2007, its restrictions on allowing humanitarian relief into Burma after cyclone Nargis and its recent sentencing of pro-democracy activists to lengthy prison terms, Chevron has faced escalating government criticism, negative publicity, and a consumer boycott concerning its investment in Burma;

The U.S. government has three times enacted economic sanctions on Burma, including a ban on new investment in 1997, a ban on imports in 2003, and further restrictions on imports in 2008;

Nobel Peace Prize Laureate Aung San Suu Kyi, leader of the National League for Democracy that won more than 80 per cent of the seats in the 1990 Burmese elections, has repeatedly called for economic sanctions on Burma. She stated that corporations in Burma “create jobs for some people, but what they’re mainly going to do is make an already wealthy elite wealthier, and increase its greed and strong desire to hang on to power . . . these companies harm the democratic process a great deal;”

Chevron, in partnership with Total of France, the Petroleum Authority of Thailand, and Myanma Oil and Gas Enterprise (MOGE), holds equity in the largest investment project in Burma: the Yadana gas-field and pipeline that transports gas to Thailand and has reportedly paid millions of dollars to the Burmese regime;

Human rights organizations have documented egregious human rights abuses by Burmese troops employed to secure the pipeline area, including forcible relocation of villagers and use of forced labor on infrastructure related to the pipeline project;

In March 2005, Unocal settled a case for a reported multi-million dollar amount in which it was claimed that the Company was complicit in human rights abuses by Burmese troops hired by the Yadana project to provide pipeline security;

By purchasing Unocal, Chevron acquired Unocal’s investment in Burma including its legal, moral, and political liabilities;

Chevron also does business in other countries with controversial human rights records: Angola, China, Kazakhstan, and Nigeria;

BE IT RESOLVED: The shareholders request the Board to make available by the 2010 annual meeting a report, omitting proprietary information and at reasonable cost, on Chevron’s criteria for (i) investment in; (ii) continued operations in; and, (iii) withdrawal from specific countries.

Supporting Statement

We believe that Chevron’s current country selection process is opaque and leaves unclear how Chevron determines whether to invest in or withdraw from countries where:

•	the government has engaged in ongoing and systematic human rights violations;

•	there is a call for economic sanctions by human rights and democracy advocates; and

•	Chevron’s presence exposes the Company to government sanctions, negative brand publicity, and consumer boycotts.

Levi Strauss discloses Country Assessment Guidelines on its website (http://www.levistrauss.com/Downloads/GSOG.pdf). It decides whether to do business in countries using criteria that include:

“Human rights environment would allow us to conduct business activities in a manner that is consistent with the Global Sourcing and Operating Guidelines and other company policies.”

“Political, economic and social environment would protect the company’s commercial interests and brand/corporate image.”

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron already has procedures for managing and evaluating the numerous issues and risks unique to the countries where Chevron operates. Moreover, the guidelines suggested in the proposal are inferior to Chevron’s procedures and, if followed, would impose arbitrary and impractical limitations on Chevron’s business.

Chevron’s business is to find, produce and provide the energy needed to meet the world’s rapidly increasing energy demands. To do so, Chevron must go where energy resources exist. This may require conducting business in countries with cultural, economic, social and political institutions and practices that are very different from those in the United States. Unlike, for example, Levi Strauss, which is cited in the proposal, Chevron does not have unlimited flexibility in determining where it produces its products. The guidelines suggested in the proposal would impose arbitrary and impractical limitations on Chevron’s business.

In addition, the guidelines suggested in the proposal fail to recognize that Chevron’s operations require long-term, sustained and capital-intensive commitments. It is not practical for Chevron to start or stop operations or abandon its assets every time a country’s government or political conditions change. The long-term costs and asset value of building, maintaining and operating wells, pipelines, refineries and distribution channels in any particular country are substantial. For example, Chevron has maintained operations in Australia since 1918, Indonesia since 1925, New Zealand since 1920, Colombia since 1926, South Africa since 1911, and Nigeria since 1913. In many of these countries and others where Chevron operates, governments and political situations have periodically changed during the course of our investments.

Your Board believes that Chevron’s current procedures for managing and evaluating the issues and risks unique to the various locations where the company operates are superior to the suggested guidelines. Chevron’s Operational Excellence Management System and Environmental, Social and Health Impact Assessment processes help Chevron to identify, analyze and manage for social, environmental, health and safety issues incident to its operations. These processes are described in Chevron’s annual Corporate Responsibility Report or Chevron’s Web site at www.chevron.com.

Chevron operating units around the world continuously review political and economic conditions in their areas to assess the risks to Chevron employees, assets and brands. In all countries where Chevron operates, Chevron strives to conduct its business responsibly, according to the vision and values described in The Chevron Way, Chevron’s Business Conduct and Ethics Code, and Human Rights Statement (also described in Chevron’s annual Corporate Responsibility Report and Chevron’s Web site at www.chevron.com).

Chevron’s influence in the countries where it operates can be very positive. Chevron can positively impact a host country by providing economic opportunities for its people through active community engagement initiatives and providing improved health care, schools, scholarships, roads and jobs for local people. For example, in Myanmar, Chevron supports critical health, economic development and education programs that make substantive and positive improvements in the lives of 50,000 people there. Chevron also contributed $2 million to the International Committee of the Red Cross and other disaster relief agencies to provide assistance to the people of Myanmar affected by Cyclone Nargis in early 2008.

Chevron will continue to remain well informed of the political, economic and commercial affairs of the host countries where it operates in order to protect its employees and investments. The proposed report would be duplicative of Chevron’s current disclosures and the suggested guidelines are inferior to Chevron’s current procedures for managing and evaluating in-country issues and risks. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING HUMAN RIGHTS POLICY

(Item 9 on the proxy card)

Proposal

WHEREAS: Corporations face serious risks to reputation and shareholder value when they are seen as responsible for, or complicit in, human rights violations while operating in countries with weak rule of law, endemic corruption, civil conflict, and poor labor and environmental standards. This is particularly true for the extractive sector which has the greatest number of alleged abuses and the most frequent accusations of the worst abuses. (John Ruggie, UN Special Representative for Business and Human Rights, http://.www.umn.edu/humanrts/business/RuggieReport2006.html). Since Chevron has business operations in more than 180 nations, many of which consistently violate basic human rights, our company faces serious risk to shareholder value.

“Companies need to adopt a human rights policy. Broad aspirational language may be used to describe respect for human rights, but more detailed guidance in specific functional areas is necessary to give those commitments meaning.” (Ruggie, http://www.unglobalcompact.org/docs/issues doc/human rights/Human Rights Working Group/29Apr08 7 Report of SRSG to HRC.pdf). Our company’s 1-page human rights statement, though aspirational, does not ensure the desired guidance and action that a comprehensive, transparent, verifiable human rights policy could provide. The language lacks detailed instruction and standard policy components regarding management accountability, specific goals, performance metrics, reporting and evaluation procedures. The expectations of corporations to respect human rights standards now require greater transparency and accountability.

Human rights compliance also extends to business partners and security contractors. Due diligence requires companies to evaluate any conduct that enables, exacerbates or facilitates human rights abuses committed by others for which the corporation could be complicit and thereby liable for financial damages. (International Commission of Jurists, Corporate Complicity & Legal Accountability http://www.icj.org)

“Winning and securing the social and political licenses to operate, we think, will become an increasingly important factor in securing new assets, and retaining existing ones.” (Proxy Governance 2008 analysis FOR this shareholder resolution). With new energy discoveries declining and established reserves often found in challenging social and political environments, a substantive human rights policy enhances competitive advantage. A defined policy will strengthen corporate reputation and shareholder value, improve stakeholder relations and employee safety, and reduce the risks of adverse publicity, boycotts, divestment campaigns, sanctions and lawsuits. A strong human rights policy is both good corporate responsibility and secures shareholder value.

RESOLVED: Shareholders request the Board to adopt a comprehensive, transparent, verifiable human rights policy and report to shareholders on the plan for implementation by October, 2009.

The report to be prepared at reasonable expense, omitting proprietary information.

Supporting Statement

Shareholders showed their support for a robust human rights policy through strong and increasing votes FOR this resolution in 2006, 2007 and 2008.

1.	This policy will help avoid human rights violations and associated shareholder risks, thereby preserving and enhancing share value.

2.	By avoiding incidents rather than reactively “managing” crises, Chevron will advance the partner of choice status by stakeholders.

3.	Chevron’s corporate HIV/AIDS policy clearly illustrates the strengths of such a policy. Human Rights require the same attention.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron already has in place a Human Rights Statement that, together with the principles articulated in The Chevron Way and other monitoring, reporting and training processes, demonstrates Chevron’s long-standing and continued commitment to human rights and makes the proposal redundant and, thus, unnecessary.

Support for universal human rights has long been and will continue to be a core value and an important part of the way Chevron conducts its business. Chevron adopted and published its Human Rights Statement in 2006. Grounded in The Chevron Way, the Human Rights Statement expresses Chevron’s commitment to supporting human rights for employees and in the communities where Chevron operates. The Statement also expressly acknowledges Chevron’s adherence to the ideals articulated in (a) the United Nations’ Universal Declaration of Human Rights, (b) the International Labor Organization’s Declaration of Fundamental Principles and Rights at Work, (c) the Global Sullivan Principles, and (d) the Voluntary Principles on Security and Human Rights. These declarations, together with Chevron’s Human Rights Statement and The Chevron Way, speak to and embody Chevron’s commitment to many, if not all, of the components of the “comprehensive policy” suggested by the proponents, including: equal opportunity and nondiscriminatory treatment, security of persons, worker rights, safe and healthy workplaces, and training, management, reporting and evaluation procedures.

Since 2006, Chevron has had a training program for Chevron’s employees to further enhance their understanding of human rights. The training provides an overview of key international documents and voluntary initiatives, including the international instruments noted above. In addition, Chevron’s Business Conduct and Ethics Code was updated in 2008 to include the text of the Human Rights Statement and a link to the training, and thus far, 99 percent of Chevron’s employees have confirmed reading the updated Code, which is available in 14 languages.

Although the ultimate responsibility for safeguarding human rights rests with governments, your Board believes that Chevron can play an important role in this area. To this end, Chevron works cooperatively with governments, civil society and communities wherever it operates and will continue to use our Human Rights Statement as a framework to guide Chevron’s constructive engagement on human rights issues.

Your Board and Chevron’s management believe that human rights is an important issue that is not static. Chevron will continue to monitor human rights issues that are relevant to its operations around the globe and, when appropriate, will make changes to its human rights policies in order to maintain its continued commitment to this issue. Chevron will also continue to keep stockholders apprised of its efforts and progress in this area through robust Web site content and the annual publication of a Corporate Responsibility Report (see www.chevron.com).

This proposal is substantially the same as a proposal stockholders declined to support in 2008, 2007 and 2006. Your Board believes that this demonstrated lack of stockholder support for the proposal is due to the fact that the intent of the proposal is already being accomplished through Chevron’s Human Rights Statement, The Chevron Way and continual training for Chevron employees. Your Board therefore believes that the proposal would merely duplicate Chevron’s current efforts and is unnecessary and an inefficient use of Chevron’s resources. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING REPORT ON HOST COUNTRY LAWS

(Item 10 on the proxy card)

Proposal

WHEREAS: The Chevron Business and Ethics Code places the highest priority on the safety of its staff, community members and the environment where it operates. Corporate Policy 530 “commits Chevron to comply with the spirit and letter of all environmental, health and safety laws and regulations, regardless of the degree of enforcement.”

Our company operates in 180 countries, including Africa, Asia and Latin America nations where environmental regimes may be less protective of human health and the environment than in other countries where Chevron operates.

CEO David O’Reilly has recognized the importance of our company’s relationships with oil producing nations, in Africa and Latin America. (International Petroleum Finance, 03/09/05, “Chevron Chief Believes the Surplus is Over.”)

Notwithstanding Chevron’s efforts to comply with environmental laws and regulations in developing countries, our company has repeatedly been cited for practices that allegedly have caused environmental damage and harmed the health and welfare of local communities.

•	Chevron is on trial in Ecuador for widespread contamination of Amazonian land and water resources in the 1970s. (“Ecuador Keeps Up Oil Cleanup Fight Against Chevron,” Los Angeles Times:11/17/08)

•

A court-appointed expert in the Ecuadorian litigation has recommended that Chevron be held liable for up to $27.3 billion in damages. This amount includes $18.9 billion for environmental remediation and compensation to local people, and $8.3 billion in unjust enrichment penalties. (Technical Summary Report, Engineer Richard Cabrera, Expert for the Court of Nueva Loja-November, 2008)

•

Chevron is accused of polluting land and water resources in its ongoing operations in the Niger Delta. According to observers, these persistent environmental problems have fueled civil unrest, protests against our company and a related lawsuit alleging Chevron’s complicity in security forces’ killing of two protestors. (“Chevron Faces Suit Over Nigerian Violence,” San Francisco Chronicle, 10/26/08)

•

Unocal’s pipeline operations in Burma contributed to the deforestation of the last primary tropical rainforest on mainland Asia, a recognized “biodiversity hot spot.” (Unocal-Total Oil Pipeline in Burma Threatens Indigenous People, Animals,” Environmental News Network, 4/27/02)

Chevron’s Environmental, Health and Safety Fines and Settlements have increased from $3.99 million in 2003 to $14.06 million in 2007, according to the company’s latest Corporate Responsibility Report.

Chevron’s three strategic priorities for environmental performance are: “Defining world-class standards, measuring and communicating performance and demonstrating continual performance improvement,” toward the goal of being “recognized and admired everywhere for having a record of environmental excellence.”

RESOLVED: The shareholders request that the Board prepare a report by November 2009, prepared at reasonable cost and omitting proprietary information, on the policies and procedures that guide Chevron’s assessment of host country laws and regulations with respect to their adequacy to protect human health, the environment and our company’s reputation.

Supporting Statement

We believe that Chevron’s record to date demonstrates a gap between its international environmental aspirations and its performance, which would be narrowed by a commitment to apply the highest environmental standards wherever the company operates. The requested report would play a role in illuminating and addressing the factors accounting for this gap.

Stockholder Proposals (Concluded)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because the proposed report is duplicative of Chevron’s current reporting efforts and would be adverse to the interests of Chevron and its stockholders.

Chevron is committed to environmental excellence and to protecting human health. Chevron annually reports on its performance in these areas through the Chevron Web site, in Chevron’s Corporate Responsibility Report, and in a variety of formal governmental disclosures and reports. Your Board believes that the production of a special report critiquing the environmental and health laws of the countries in which Chevron operates is unnecessary and an inefficient use of Chevron’s resources. In this respect, the proposed report will not further the interests of Chevron or its stockholders.

Chevron maintains vigorous standards for protecting human health and the environment everywhere it operates. These standards are designed to comply with, and in some instances to exceed, current legal requirements. Chevron’s Operational Excellence Management System and Environmental, Social and Health Impact Assessment processes (both of which are described in Chevron’s annual Corporate Responsibility Report or Chevron’s Web site at www.chevron.com) help Chevron to identify, analyze and manage for social, environmental, health and safety issues incident to its operations. In particular, the Operational Excellence Management System drives performance through systematic risk assessments, audits and performance reviews that are built into our business processes. This system has been subjected to external review, which confirmed that our Operational Excellence Management System is designed to fully address the requirements of ISO 14001, which is an internationally recognized benchmark for environmental management systems.

This proposal is substantially the same as a proposal stockholders overwhelmingly declined to support in 2008 and 2007. In light of Chevron’s reporting in its annual Corporate Responsibility Report and the vigorous standards we already employ, your Board believes that the proposed report is unnecessary and that it would be adverse to the interests of Chevron and its stockholders. Therefore, your Board recommends that you vote AGAINST this proposal.

Notice Concerning Documents Incorporated by Reference Into This Proxy Statement

As noted on pages 63 and 66 of this Proxy Statement, the following documents are incorporated by reference into this Proxy Statement:

•	Chevron Incentive Plan, filed as Exhibit 10.2 to Chevron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008; and

•	Long-Term Incentive Plan of Chevron Corporation, filed as Exhibit 10.3 to Chevron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Chevron will provide a copy of the above documents, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request, and by First Class mail. Requests can be submitted in writing to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, California, 94583-2324, or by calling (925) 842-1000.

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ATTN: CORPORATE GOVERNANCE DEPARTMENT 6001 BOLLINGER CANYON ROAD SAN RAMON, CA 94583-2324

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date or the Voting Plan cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date or the Voting Plan cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chevron Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Chevron Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11368	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHEVRON CORPORATION
Your Board recommends a vote FOR and, unless you vote “Against” or “Abstain,” your proxy holders will vote FOR the election of the following Directors 1a through 1n:			For	Against	Abstain

1a.	S. H. Armacost		☐	☐	☐
1b. 1c.	L. F. Deily R. E. Denham		☐ ☐	☐ ☐	☐ ☐	Your Board recommends a vote FOR and, unless you vote “Against” or “Abstain,” your proxy holders will vote FOR management proposals 2, 3 and 4:			For	Against	Abstain
1d.	R. J. Eaton		☐	☐	☐	2.	Ratification of Independent Registered Public Accounting Firm		☐	☐	☐
1e.	E. Hernandez		☐	☐	☐	3.	Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Chevron Incentive Plan		☐	☐	☐
1f. 1g.	F. G. Jenifer S. Nunn		☐ ☐	☐ ☐	☐ ☐	4.	Approve the Material Terms of Performance Goals for Performance-Based Awards Under the Long-Term Incentive Plan of Chevron Corporation		☐	☐	☐
1h. 1i.	D. J. O’Reilly D. B. Rice		☐ ☐	☐ ☐	☐ ☐	Your Board recommends a vote AGAINST and, unless you vote “For” or “Abstain,” your proxy holders will vote AGAINST stockholder proposals 5, 6, 7, 8, 9 and 10:
1j.	K. W. Sharer		☐	☐	☐	5.	Special Stockholder Meetings		For ☐	Against ☐	Abstain ☐

1k.	C. R. Shoemate		☐	☐	☐	6.	Advisory Vote on Summary Compensation Table		☐	☐	☐

1l.	R. D. Sugar		☐	☐	☐	7.	Greenhouse Gas Emissions		☐	☐	☐

1m.	C. Ware		☐	☐	☐	8.	Country Selection Guidelines		☐	☐	☐

1n.	J. S. Watson		☐	☐	☐	9.	Human Rights Policy		☐	☐	☐

			Yes	No		10.	Host Country Laws		☐	☐	☐

	Please indicate if you plan to attend this meeting.		☐	☐

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Dear Stockholders:

The lower portion of this form is your proxy for Chevron Corporation’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”). It is important that you vote the shares. You may vote via telephone, Internet or mail. If you wish to vote via telephone or Internet, instructions are printed on the reverse side of this form. If you wish to vote via mail, please mark, sign, date and return the proxy (the reverse portion of this form) using the enclosed envelope.

The upper portion of this form is your Annual Meeting admission ticket. I invite you to attend the Annual Meeting at the Chevron Park Auditorium, 6001 Bollinger Canyon Road, San Ramon, California. Only stockholders are invited to attend the meeting. Please bring this ticket and a government-issued photo identification with you to the Annual Meeting. You will need a ticket to be admitted into the meeting.

Sincerely,

Lydia I. Beebe

Corporate Secretary and Chief Governance Officer

Annual Meeting of Stockholders
•	Meeting Date:	May 27, 2009
•	Meeting Time:	8:00 a.m., PDT (doors open at 7:30 a.m.)
•	Meeting Location:	Chevron Park Auditorium
6001 Bollinger Canyon Road
San Ramon, California 94583-2324

Note: Cameras, recording equipment, electronic devices, cell phones, etc. will not be allowed in the meeting, other than for Company purposes. A checkroom will be provided. For your protection, all briefcases, purses, packages, etc. will be subject to an inspection as you enter the meeting. We regret any inconvenience this may cause you.

(See reverse side for additional information.)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 27, 2009: The Notice of Annual Meeting, Proxy Statement and 2008 Annual Report are available at www.proxyvote.com.

M11369

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHEVRON CORPORATION

The undersigned stockholder of Chevron Corporation hereby appoints David J. O’Reilly, Charles A. James and Lydia I. Beebe, and each of them, proxy holders of the undersigned, each with the power of substitution, to represent and to vote all the shares of Chevron Corporation common stock held of record by the undersigned on April 1, 2009 at Chevron Corporation’s Annual Meeting of Stockholders, to be held on May 27, 2009, and any adjournment thereof. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board’s recommendations. The proxy holders will vote in accordance with their discretion on such other matters as may properly come before the meeting and any adjournment thereof, including, without limitation, any proposal to adjourn the meeting to a later time and place for the purpose of soliciting additional proxies, unless the undersigned strikes out this sentence.

If shares of Chevron Corporation common stock are issued to or held for the account of the undersigned under employee plans and voting rights are attached to such shares (a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Chevron Corporation common stock held in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at Chevron Corporation’s Annual Meeting of Stockholders and at any adjournments or postponements thereof, on all matters properly coming before the meeting, including but not limited to the matters set forth on the reverse side. If you have shares in an employee benefits plan and do not vote those shares, your trustee may or may not vote the shares in accordance with the terms of the plan. We encourage you to vote the shares. All votes of Voting Plan shares must be received by the respective fiduciary by May 21, 2009 in order to be counted. You may attend the meeting; however, you may only vote via telephone, Internet or mail.

Your telephone or Internet vote authorizes the named proxy holders and/or the respective fiduciary to vote the shares in the same manner as if you marked, signed and returned your proxy form.

If you vote your proxy via telephone or Internet, you do not need to mail back your proxy form.

(Continued, and to be marked, dated and signed, on the reverse side)